Exhibit 10.4

Execution Copy

Master Services Agreement

by and between

ACI Worldwide, Inc.

and

International Business Machines Corporation

1.	Background, Goals and Objectives		1

	1.1	Background, Goals and Objectives	1

	1.2	Construction	2

2.	Definitions		2

	2.1	Certain Definitions	2

	2.2	Inclusion of Affiliates in Definition of ACI and Vendor	2

	2.3	Other Defined Terms	2

3.	Services		3

	3.1	General	3

	3.2	Implied Services	3

	3.3	Services Evolution	4

	3.4	Services Variable in Scope and Volume	5

	3.5	Work Prioritization	5

	3.6	Services Performed by ACI or Third Parties	5

	3.7	Existing Equipment and Vendor Supported Software	6

	3.8	Transition	6

	3.9	ACI IT Standards	6

	3.10	End Users of the Services	7

	3.11	Projects	8

	3.12	Protection of ACI Information	8

	3.13	Relocation of the Services	8

	3.14	Acquisitions and Divestitures	8

	3.15	ACI Retained Systems and Processes	9

	3.16	Knowledge Sharing	10

4.	Term of Agreement		10

	4.1	Term	10

	4.2	Extension of Term	10

5.	Personnel		10

i

	5.1	Key Vendor Positions	10

	5.2	Transitioned Personnel	12

	5.3	Qualifications, Retention and Removal of Vendor Personnel	13

6.	Responsibility for resources		14

	6.1	Generally	14

	6.2	Intentionally left blank	14

	6.3	Financial Responsibility for Equipment	14

	6.4	Equipment Access and Operational and Administrative Responsibility	14

	6.5	Financial Responsibility for Software	15

	6.6	Third Party Contracts	16

	6.7	Required Consents	16

	6.8	Straddle Agreements	16

7.	Software and Proprietary Rights		16

	7.1	ACI Software	16

	7.2	Vendor Software	17

	7.3	ISV Software	18

	7.4	Rights in Newly Developed Software and Other Materials	19

	7.5	Export	21

8.	Office Space		21

	8.1	ACI Obligations	21

	8.2	Vendor Obligations within ACI Office Space	21

	8.3	Use of Vendor Facilities by ACI	22

9.	Service Levels		22

	9.1	General	22

	9.2	Failure to Perform	23

	9.3	Critical Service Levels and Service Level Credits	23

	9.4	Priority of Recovery Following Interruption of Services	23

	9.5	User Satisfaction	23

	9.6	Periodic Reviews and Adjustments to Service Levels	24

	9.7	Measurement and Reporting	25

10.	Project and Contract Management		25

	10.1	Governance Guidelines and Principles	25

	10.2	Executive Steering Committee	25

	10.3	Reports	25

	10.4	Meetings	26

	10.5	Procedures Manuals	26

	10.6	Change Control	27

	10.7	Subcontracting	29

	10.8	Technology Planning and Budgeting	31

	10.9	Quality Assurance and Improvement Programs	32

	10.10	Management of Issues	33

11.	Audits, Record Retention		33

	11.1	Intentionally left blank	33

	11.2	Audit Rights	33

	11.3	Vendor Internal Controls	35

	11.4	Audit Follow-up	35

	11.5	Records Retention	36

	11.6	Discovery of Overcharge of ACI	36

12.	ACI Responsibilities		36

13.	Charges		37

	13.1	General	37

	13.2	Pass-Through Expenses	37

	13.3	Incidental Expenses	37

	13.4	Taxes	38

	13.5	Extraordinary Events	39

	13.6	New Services	39

	13.7	Benchmarks for Cost of Services	40

14.	Invoicing and Payment		42

	14.1	Invoicing.	42

	14.2	Payment Due	42

	14.3	Accountability	43

	14.4	Pro-ration	43

	14.5	Prepaid Amounts	43

	14.6	Refunds and Credits	43

	14.7	Deduction	43

	14.8	Disputed Charges	43

15.	Safeguarding of Data; Confidentiality		44

	15.1	General	44

	15.2	Safeguarding ACI Data	44

	15.3	Confidential Information	45

	15.4	Corporate Information Risk Controls	48

	15.5	Step-In Rights	49

16.	Warranty		49

	16.1	General	49

	16.2	Work Standards	50

	16.3	Maintenance	50

	16.4	Efficiency and Cost Effectiveness	50

	16.5	Technology	50

	16.6	Non-Infringement; Licenses	50

	16.7	Authorization and Other Consents	51

	16.8	Inducements	51

	16.9	Viruses	51

	16.10	Disabling Code	52

	16.11	Deliverables	52

	16.12	Software Ownership or Use	52

	16.13	Other	52

	16.14	Application	53

	16.15	Disclaimer	53

17.	Insurance		53

	17.1	Insurance	53

	17.2	Insurance Provisions	54

18.	Indemnities		55

	18.1	Vendor Indemnities	55

	18.2	ACI Indemnities	57

	18.3	Infringement	58

	18.4	Indemnification Procedures	59

19.	Liability		60

	19.1	General Intent	60

	19.2	Liability Restrictions	60

	19.3	Direct Damages	61

	19.4	Duty to Mitigate	62

	19.5	Disaster Recovery Plan	62

	19.6	Force Majeure	62

20.	Dispute Resolution		63

	20.1	Informal Dispute Resolution Process	63

	20.2	Litigation	64

	20.3	Continued Performance	65

	20.4	Governing Law	65

21.	Termination		65

	21.1	Termination For Cause By ACI	65

v

	21.2	Termination by Vendor	66

	21.3	Termination for Convenience by ACI	66

	21.4	Termination by ACI for Change of Control	66

	21.5	Failure to Transition and Other Termination Rights	66

	21.6	Termination Due To A Party’s Insolvency and Related Events	67

	21.7	Intentionally left blank	67

	21.8	Cumulative Termination Rights	67

	21.9	Termination/Expiration Assistance	67

	21.10	Bid Assistance	69

	21.11	Equitable Remedies	69

	21.12	Charge Adjustment	69

22.	Compliance With Laws		69

	22.1	Compliance with Laws and Regulations Generally	69

	22.2	Liens	70

	22.3	Sarbanes-Oxley	71

	22.4	International Considerations	71

	22.5	Privacy Laws	71

23.	General		72

	23.1	Binding Nature and Assignment	72

	23.2	Mutually Negotiated	73

	23.3	Joint Verification	73

	23.4	Notices	73

	23.5	Counterparts	74

	23.6	Headings	74

	23.7	Relationship of Parties	74

	23.8	Severability	74

	23.9	Consents and Approvals	74

23.10	Waiver of Default	74

23.11	Cumulative Remedies	75

23.12	Survival	75

23.13	Public Disclosures	75

23.14	Use of Name	75

23.15	365(n)	75

23.16	Third Party Beneficiaries	75

23.17	Covenant of Good Faith	76

23.18	Non-Solicitation	76

23.19	Order of Precedent	76

23.20	Entire Agreement; Amendment	76

Table of Schedules and Exhibits

Schedule A	Statement of Work
Exhibit A-1	Delivery Management Services (Cross Functional)
Exhibit A-2	Asset Services
Exhibit A-3	Service Desk Services
Exhibit A-4	End User Services
Exhibit A-5	Server Systems Management Services (including mainframe)
Exhibit A-6	Storage Management Services
Exhibit A-7	Data Network Services
Exhibit A-8	Enterprise Security Management Services
Exhibit A-9	Disaster Recovery and Business Continuity Services
Schedule B	Service Levels
Exhibit B-1	SLA Matrix
Exhibit B-2	Critical Service Levels and Key Measurements
Exhibit B-3	Critical Deliverables
Exhibit B-4	Severity Levels
Schedule C	Charges
Exhibit C-1	Base Charges, Baselines, ARC/RRC Rates and Termination Charges
Exhibit C-2	Financial Responsibility and Ownership Matrix
Exhibit C-3	Form of Invoice
Exhibit C-4	Base Case
Schedule D	Definitions
Schedule E	Intentionally left blank
Schedule F	Intentionally left blank
Schedule G	Third Party Contracts
Schedule H	Existing Equipment
Exhibit H-1	ACI US Midrange Inventory
Exhibit H-2	ACI Toronto Server Room Inventory
Exhibit H-3	EMEA Server Equipment
Exhibit H-4	ACI AP Midrange Inventory
Exhibit H-5	Network Inventory
Exhibit H-6	People Counts by Location
Schedule I	Vendor Supported Software
Exhibit I-1	Framingham Workstations
Exhibit I-2	Newton Workstations
Exhibit I-3	Omaha Workstations

Schedule J	ACI Policies and Standards
Schedule K	User Satisfaction Survey Guidelines
Schedule L	Transition and Transformation
Schedule M	Vendor Confidentiality Agreement
Schedule N	Approved Subcontractors
Schedule O	Approved Benchmarkers
Schedule P	Locations
Schedule R	Reports
Schedule S	Governance
Schedule T	Human Resources
Schedule U	Change Control Procedure
Exhibit U-1	Form of Change Management Document
Schedule V	In-Flight Projects

MASTER SERVICES AGREEMENT (the “Agreement”), made and effective as of March 17, 2008 (the “Effective Date”), by and between ACI Worldwide, Inc., a Delaware corporation with a principal place of address at 120 Broadway, Suite 3350, New York, NY  10271 (“ACI”), and International Business Machines Corporation, a New York corporation, with its principal place of business located at Route 100, Somers, New York 10589 (“Vendor”).

1.                                      BACKGROUND, GOALS AND OBJECTIVES

1.1                               Background, Goals and Objectives.

This Agreement is being made and entered into with reference to the following background, specific goals and objectives, the successful achievement of which are mutually agreed by the Parties hereto to be in the best business interests of both Parties and the principal purpose of this Agreement:

(a)                                  ACI is an software company.  Currently ACI manages and operates its own information technology environment.

(b)                                 Vendor is in the business of providing information technology outsourcing services.

(c)                                  ACI desires to enter into an outsourcing arrangement that will meet its business objectives, which include:

(i)                                     realizing cost savings (by virtue of the performance of this Agreement by the Parties) both initially and on an ongoing basis;

(ii)                                  restructuring and standardizing ACI’s IT infrastructure and strengthening its IT governance model;

(iii)                               delivering to ACI world class, evolving IT outsourcing services;

(iv)                              enabling ACI to focus on its core competencies and on those activities which provide it with a competitive advantage, recognizing that ACI’s core business is dependent on ACI being able to deliver information and related services to its customers;

(v)                                 establishing a flexible framework within which to quickly respond to evolving technologies, competitive conditions, and changing ACI business needs;

(vi)                              treating fairly ACI personnel being hired by Vendor and also providing such personnel with meaningful jobs and a package of total compensation and benefits package that is at current market rates within Vendor’s industry;

(vii)                           attaining transparency and variability of Vendor pricing permitting ACI to fully understand Vendor’s Charges;

(viii)                        identifying means to improve services and reduce costs to ACI and to enable ACI to improve and expand its information technology operations;

(ix)                                providing for an uninterrupted transition of responsibility for performing the Services from ACI and certain of its contractors to Vendor;

(x)                                   ensuring strong data security and disaster recovery capability;

(xi)                                providing for an uninterrupted transition of responsibility for performing the Services back to ACI or its designee(s) in connection with termination or expiration of this Agreement; and

(xii)                             limiting to the extent possible the amount of raised floor space in ACI facilities.

(d)                                 The Parties desire to promote a flexible business relationship between them that allows for and encourages growth of ACI’s core businesses.

(e)                                  The Parties desire to collaborate for the overall success of this Agreement for both Parties.

(f)                                    The Parties desire to provide an agreement and pricing structure that, as of the Effective Date, is intended to establish a mutually beneficial business relationship.

1.2                               Construction.

The provisions of this Article 1 are intended to be a general introduction to this Agreement and are not intended to expand the scope of the Parties’ clearly stated obligations or otherwise alter the plain meaning of this Agreement’s terms and conditions, as set forth hereinafter.  However, to the extent that any of the terms and conditions of this Agreement do not address a particular circumstance or otherwise conflict or give rise to ambiguity, such terms or conditions are to be interpreted and construed so as to give effect to this Agreement as a whole and this listing of background, goals and objectives.

2.             DEFINITIONS

2.1                               Certain Definitions.

The terms used with initial capital letters in this Agreement shall have the meanings ascribed to them in Schedule D (Definitions).

2.2                               Inclusion of Affiliates in Definition of ACI and Vendor.

(a)                                  References to “ACI” in this Agreement include Affiliates of ACI as defined in Schedule D (Definitions).

(b)                                 References to “Vendor” in this Agreement include Affiliates of Vendor but only those Vendor Affiliates previously approved in writing by ACI.

2.3                               Other Defined Terms.

Other terms used in this Agreement are defined where they are used and have the meanings there indicated.  Those terms, acronyms, and phrases utilized in the IT outsourcing services industry, as applicable, or other pertinent business context which are not otherwise defined herein shall be interpreted in accordance with their then-generally understood meaning in such industry or business context.

3.                                      SERVICES

3.1                               General.

Beginning on the Effective Date (if required pursuant to the Transition Plan) and thereafter on each applicable Service Tower Commencement Date, Vendor shall provide the following services, functions and responsibilities, as they may evolve or be modified by mutual agreement of the Parties during the Term and as they may be supplemented, enhanced, modified or replaced (“Services”):

(a)                                  The Services described in this Agreement, its Schedules, Exhibits and related documents, including (i) Termination/Expiration Assistance, (ii) Projects, (iii) New Services, (iv) Enhancement Activities, (v) Vendor Applications Software Operational Support Services, and (vi) performance of the Transition; and

(b)                                 The information technology services, functions and responsibilities that are reasonably related to the Services described in this Agreement, to the extent

(i)                                     performed on a consistent or routine basis during the twelve (12) months preceding the Effective Date by Affected Employees and ACI Contractor Personnel who are (A) transitioned to Vendor, or (B) displaced or whose tasks were displaced as a result of this Agreement, even if the service, tasks or responsibility so performed is not specifically described in this Agreement.  Notwithstanding the foregoing, services, functions or responsibilities that are specifically excluded from the scope of Services under this Agreement (such as responsibilities retained by ACI) shall not be deemed to be within the scope of the Services; or

(ii)                                  reflected in those categories in Exhibit C-4 (Base Case) that Vendor is assuming pursuant to this Agreement.

3.2                               Implied Services.

(a)                                  If any information technology services, functions, or responsibilities are required for the proper performance and provision of the Services, regardless of whether they are specifically described in this Agreement, they shall be deemed to be implied by and included within the scope of the Services to be provided by Vendor to the same extent and in the same manner as if specifically described in this Agreement.  Vendor shall be compensated for the provision of such Services in accordance with the payment provisions of this Agreement.  Notwithstanding the foregoing, services, functions or responsibilities that are specifically excluded from the scope of Services under this Agreement (such as responsibilities retained by ACI) shall not be deemed to be within the scope of the Services.

(b)                                 For the avoidance of doubt, the following is a non-exclusive listing of services, tasks and responsibilities that are deemed to be included within the Monthly Base Charges and, therefore, will not result in additional Charges under the Change Control Procedure.

(i)                                     Invoicing activities, including support of and providing information for charge-back or allocation of Charges to individual business units, ACI customers or costs centers in accordance with this Agreement.  With the exception of charge-back for testing and other ACI customer services that are supported by the Services provided by Vendor (and will be addressed by the Parties pursuant to Section 10.6), ACI agrees that such charge-back or allocation processes are being followed by ACI as of the Effective Date;

(ii)                                  All services, tasks and responsibilities that this Agreement expressly provides are to be performed at no additional Charge;

(iii)                               Vendor’s internal functions and responsibilities needed to support the Services, including management reporting, staff planning, quality assurance programs, Vendor Personnel training and development and maintenance of project management methodologies;

(iv)                              the development and implementation of action plans to remedy any deficient Services;

(v)                                 compliance with this Agreement’s security requirements and security-related audit requirements, including monitoring, executing and coordinating Sarbanes Oxley testing of logical security, assistance with vulnerability scans, and management and administration of user IDs and passwords;

(vi)                              reasonable cooperation with respect to software use audits by providers of Third-Party Software performed with reasonable advance notice and to the extent such cooperation does not materially affect Vendor’s ability to provide the Services using existing resources;

(vii)                           any training for ACI personnel required as a result of Changes requested by Vendor;

(viii)                        services, tasks and responsibilities necessary for or incidental to the Transition of the Services;

(ix)                                monitoring, measurement, analysis and reporting of performance against Service Levels; and

(x)                                   services, tasks and responsibilities preliminary to or incidental to Projects or Changes, including the preparation of change management documents, SOWs, scoping SOWs and other similar deliverables, pursuant to Schedule V (In-Flight Projects) and/or Schedule U (Change Control Procedure).

3.3                               Services Evolution.

(a)                                  Vendor and ACI shall cause the Services to evolve and to be modified, enhanced, supplemented and replaced as necessary for the Services to keep pace with technological advances and advances in the methods of delivering services, where such advances are at the time in general use within the IT outsourcing services industry, as applicable, or otherwise among ACI’s competitors, including as practices evolve to comply with new or modified Applicable Laws.  Such evolution shall, at a minimum, be made so as to cause the Services to conform with the requirements for continuous improvement of Service Levels as set forth in Schedule B (Service Levels).  As an example, Services evolution shall include the addition of functionality by Vendor as is made possible with new Equipment and Software utilized by Vendor during the Term.  Adjustments in Services in accordance with this Section 3.3 shall be deemed to be included within the scope of the Services to the same extent and in the same manner as if expressly described in this Agreement.  Notwithstanding anything to the contrary in this Section 3.3, the foregoing statement is not intended to enlarge Vendor’s obligations where evolutions in technology are specified in this Agreement (e.g., standards, configurations and Service Levels).  To the extent necessary and appropriate, the Parties shall equitably modify and adjust the Resource Units to be measured and the Baselines associated with such Resource Units to be consistent with such evolution in technology.

Adjustments to the Services under this Section may also constitute New Services.  Adjustments to the Services pursuant to this subparagraph shall be at no charge (unless they are New Services) and are subject to the technical change control procedure set forth in the Procedures Manual.

(b)                                 The Parties acknowledge that, from time to time, Vendor may make modifications to its shared services centers for the benefit of a number of customers including ACI as a part of Vendor’s normal course of business, including modifications that are necessary to comply with new or modified Vendor Laws, as defined in Section 22.1.  As such modifications are made by Vendor, although ACI would enjoy the benefit of the specific modifications at no additional charge, there may be some planning and testing that needs to occur for the ACI information technology environment which may result in some additional internal costs to ACI or would otherwise have a negative impact to ACI.  Vendor will give ACI forty five (45) days’ advance written notice if Vendor intends to make such modifications to a shared service center, shall advise ACI in such notice what internal planning and testing it believes ACI will have to perform in connection with Vendor’s implementation of such modifications and shall not make any such changes unless it (i) reimburses ACI for the costs ACI may incur as the result of the changes and (ii) takes all reasonable steps to mitigate any other negative impact to ACI and its customers.  Any such proposed modification shall be subject to the technical change control procedure set forth in the Procedures Manual.

3.4                               Services Variable in Scope and Volume.

The Services are variable in scope and volume to the extent specified in the pricing mechanisms set forth in Schedule C (Charges) and its Exhibits, or as may otherwise be set forth in this Agreement.  Vendor shall not be entitled to receive an adjustment to the Charges except as set forth in this Agreement.

3.5                               Work Prioritization.

ACI may identify new or additional work activities to be performed by Vendor Personnel (including work activities that would otherwise be treated as New Services or a Project) or reprioritize or reset the schedule for existing work activities to be performed by such Vendor Personnel.  Unless otherwise agreed, ACI shall incur no additional Charges for the performance of such work activities by such Vendor Personnel to the extent then assigned to ACI.  Vendor shall use Commercially Reasonable Efforts to perform such work activities without impacting the established schedule for other tasks or the performance of the Services in accordance with the Service Levels.  If after using such efforts it is not possible to avoid such an impact, Vendor shall notify ACI of the anticipated impact and obtain its consent prior to proceeding with such work activities.  ACI, in its sole discretion, may forego or delay such work activities or temporarily adjust the work to be performed by Vendor, the schedules associated therewith or the Service Levels to permit the performance by Vendor of such work activities.

3.6                               Services Performed by ACI or Third Parties.

(a)                                  Subject to Sections 13.5, 13.6 and 21.3 (provided that ACI’s adjustments to the Services pursuant to this Section 3.6 constitute a termination for convenience) and any adjustments to Charges provided for in Schedule C (Charges), ACI retains the right to perform itself, or retain third parties to perform, any of the Services.  Notwithstanding anything to the contrary, the total Charges payable by ACI under the Agreement shall not be less than the annual dollar amounts shown in the Minimum Revenue Commitment Table in the Pricing Tables, Exhibit C-1, Tab VII. (Minimum Revenue Commitment and Inflation Sensitivity) in Schedule C (Charges) (the “Minimum Revenue Commitment” or “MRC”), as adjusted pursuant to the following.  The MRC shall be equitably reduced as further described in this Section 3.6 to the extent that the total Charges payable by ACI fall below the MRC as a result of any material breach of the Agreement resulting in removal of Services pursuant to Section 21.1 (Termination for Cause by ACI) or a partial termination for convenience by ACI pursuant to Section 21.3 (Termination for Convenience) of the Agreement, or reduction in Service volume pursuant to Section 13.5 (Extraordinary Event) or Section 19.6 (Force Majeure).  The Minimum Revenue Commitment will not be in effect during the Termination/Expiration Assistance Period.

(b)                                 In the case of ACI’s withdrawal of Services under this Section 3.6, the Charges for the remaining Services shall be as reflected in Exhibit C-1 (Base Charges, Baselines, ARC/RRC Rates and Termination Charges) or if not addressed in such Exhibit C-1 (Base Charges, Baselines, ARC/RRC Rates and Termination Charges), the Charges shall be equitably adjusted to reflect those Services that are no longer required.  If, within thirty (30) days following ACI’s notice, the Parties have not agreed on the Charges for the remaining Services, then the pricing will be determined under Section 20.1(a).

(c)                                  To the extent ACI performs any of the Services itself, or retains third parties to do so, Vendor shall cooperate with ACI or such third parties in accordance with Section 21.9.

3.7                               Existing Equipment and Vendor Supported Software.

Schedule H (Existing Equipment) includes a listing of the Equipment that is, as of the Effective Date, used by ACI in providing the Services internally, and that will be used and managed by Vendor in providing the Services from and after the Effective Date.  Schedule I (Vendor Supported Software) identifies the Software that is, as of the Effective Date, used by ACI in providing the Services internally, and that will be used and managed by Vendor in providing the Services from and after the Effective Date.

3.8                               Transition.

Vendor will perform all functions and services necessary to accomplish the transition to Vendor of ACI’s information technology operations embodied in the Services described in Schedule A (Statement of Work) (other than those specified in the Agreement as ACI’s responsibility (the “Transition”)) in accordance with the initial, high level, transition plan (as revised and supplemented by the Parties under the Changes Control Procedure from time to time, the “Transition Plan”) attached as Schedule L (Transition and Transformation).  Within the timeframes set forth in the Schedule L (Transition and Transformation), the Parties shall mutually agree on a more detailed plan, which, upon such mutual agreement, shall supersede and replace Schedule L (Transition and Transformation).  Vendor will perform the Transition without causing material disruption to ACI’s business or that of its customers or Affiliates.  No functionality of the information technology operations being Transitioned shall be disabled until Vendor demonstrates to ACI’s reasonable satisfaction that it has fully tested and implemented equivalent capabilities for such functionality.  ACI may monitor, test and otherwise participate in the Transition in its discretion.

3.9                               ACI IT Standards.

As requested by ACI from time to time, Vendor shall assist ACI in defining and developing, and integrating with Vendor’s information technology standards, ACI’s information technology architectures and standards applicable to the Services on an ongoing basis (collectively, the “ACI IT Standards”).  ACI will retain primary responsibility for determining the ACI IT Standards.  The ACI IT Standards as of the Effective Date are set forth in Schedule J (ACI Policies and Standards).  Subject to the Change Control Procedure, Vendor will comply with changes from time to time in the ACI IT Standards.  The assistance to be provided by Vendor shall include:

(a)                                  active participation with ACI representatives on permanent and ad-hoc committees and working groups addressing such issues;

(b)                                 assessments of the then-current ACI IT Standards at a level of detail sufficient to permit ACI to make informed business decisions;

(c)                                  analyses of the appropriate direction for such ACI IT Standards in light of business priorities, business strategies, competitive market forces and changes in technology;

(d)                                 the provision of information to ACI regarding Vendor’s information technology strategies for its own business to the extent not considered proprietary to Vendor’s business;

(e)                                  recommendations regarding then current and available information technology architectures and platforms, software and hardware products, information technology strategies, standards and directions, and other enabling technologies (which may or may not be reflected in the Technology Plans); and

(f)                                    recommending then current and available appropriate information technology services (including platforms comprising various hardware and software combinations) that support Service Level requirements, exploiting industry trends in production capabilities and provide potential price and performance improvement opportunities.

Without limiting the foregoing, ACI IT Standards shall include the then-current ACI technical architecture and product standards, as such standards may be modified by ACI from time to time.

3.10                        End Users of the Services.

(a)                                  Subject to Section 3.10(b) hereof, the Services may be used by ACI and, as directed by ACI, (i) its Affiliates and those third parties (such as suppliers, service providers and joint venturers) with whom, at any point during the Term, ACI or any Affiliate has a commercial relationship; and (ii) those persons and entities that, as determined by ACI, access ACI’s or any of its Affiliates’ IT infrastructure (for example, these who are registered/authorized users of ACI’s website and who are made known to Vendor) at any time during the Term through standard operating procedures (the parties in Sections 3.10(a)(i) and 3.11(a)(ii) will collectively be referred to as “End Users”).  Vendor acknowledges that such access is ongoing as of the Effective Date.  Services provided to End Users shall be deemed to be Services provided to ACI.

(b)                                 In accordance with Schedule A (Statement of Work), Vendor shall perform the Services at the Service Locations set forth in Schedule P (Locations), which include ACI facilities and non-ACI facilities as designated on Schedule P (Locations).  If ACI requests that Vendor provide Services in or from a new Service Location, then Charges set forth in Schedule C (Charges) shall apply and ACI shall pay the applicable labor rate(s) for additional personnel reasonably required by Vendor and for the incremental Out-of-Pocket Expenses reasonably incurred by Vendor in physically relocating to such new Service Location, and for any additional ongoing costs incurred by Vendor that would not have been incurred but for the requirement that the Services be provided from or in a new Service Location and only to the extent those ongoing costs are disclosed in a written plan approved by ACI.  All such changes and any additional payments will be determined through the contractual Change Control Procedure, as appropriate (collectively, the “Change Control Procedure”).  Notwithstanding the foregoing, if ACI changes a location at which Vendor Personnel are performing Services, and the relocation is 50 miles or less in distance, ACI will not be responsible for any Vendor employee relocation costs, including reimbursement of relocation costs or changes in employee compensation related to any local labor market conditions.

3.11                        Projects.

At ACI’s request and upon mutual agreement, Vendor shall perform Projects.  Charges for such Projects shall be determined in accordance with Schedule C (Charges).  Projects shall be proposed and implemented in accordance with Schedule C (Charges), Schedule V (In-Flight Projects) (which contains procedures regarding initiation and management of Projects) and Schedule U (Change Control Procedure).

3.12                        Protection of ACI Information.

If any information of ACI is processed in any facility used by Vendor to perform services for any ACI Competitor, Vendor will take such steps as are reasonably necessary to prevent ACI’s information from being disclosed.

3.13                        Relocation of the Services.

For a relocation of substantially all of the Services under a Service Tower to a new or different Service Location, Vendor shall give ACI at least ninety (90) days prior notice; for any other relocation of Services to a new or different Service Location, Vendor shall give ACI reasonable notice under the circumstances which shall in no event be less than thirty (30) days (in either case, the “Relocation Notice”).  Notwithstanding the foregoing, if a relocation is required to obtain critical skills, is required for Vendor to meet Service Levels or as otherwise agreed by the Parties, then such thirty (30) days notice shall not be required but Vendor will provide as much notice to ACI as is reasonably possible.  If the relocation would result in one or more of the following impacts, then Vendor shall obtain ACI’s prior approval, and such approval shall not be unreasonably withheld, for such relocation proposed by Vendor, its Affiliates or subcontractors;

(i)                                     if the relocation of the Services would prevent ACI or its Affiliates from being in compliance with any ACI Laws, or results in a material administrative burden for ACI or its Affiliates to comply with any ACI Law;

(ii)                                  if the relocation of the Services would result in a negative regulatory or financial impact on a customer of ACI or its Affiliates, or would cause ACI or its Affiliates to be in breach of its contract with a customer of ACI or its Affiliates; or

(iii)                               if the relocation involves the movement of Equipment to a new or different Service Location.

If ACI determines within the period of the Relocation Notice that one of the above criteria is met, ACI shall provide written notice of such to Vendor.  ACI and Vendor shall then meet in good faith to review alternatives to mitigate the impact of the proposed relocation.  If the impact cannot be mitigated using the Parties’ Commercially Reasonable Efforts, ACI may withhold its consent.  Any incremental expenses incurred by ACI as a result of such a relocation (or a relocation as a result of Vendor’s failure to perform its obligations in accordance with this Agreement) will be paid or reimbursed by Vendor.

3.14                        Acquisitions and Divestitures.

(a)                                  If, as a result of a Restructure, an entity that was not an Affiliate of ACI on the Effective Date becomes an Affiliate of ACI during the Term (a “New Entity”), then, at ACI’s option and to the extent such New Entity is not a Vendor Competitor and in accordance with ACI’s directions, Vendor will provide the Services designated by ACI to the End Users of the New Entity.  In such case, the Parties will utilize the Change Control Procedure to address any integration services requested by ACI with respect to the integration required for the New Entity to receive the Services and any associated Charges.

(b)                                 If at any time during the Term, ACI divests or otherwise transfers ownership of a business unit or entity receiving Services from Vendor, then, if requested by ACI, Vendor shall continue to provide the Services to such entity on the terms and conditions set forth in this Agreement for such period as specified by ACI, not to exceed twelve (12) months after the effective date of the divestiture or transfer.  In such case, the Parties will utilize the Change Control Procedure to address any required Changes or additions to the Services and the associated Charges.

(c)                                  Where ACI indicates that it is considering or intends a Restructure, Vendor will, at no additional cost to ACI to the extent the then-existing Vendor Personnel have the skill set and availability without causing a materially negative impact on the Services, provide to ACI reasonable assistance and information as may be reasonably necessary to facilitate the Restructure, including:

(i)                                     working with ACI to develop a plan to adequately staff any Projects specific to the Restructure and meet volume increases resulting from the Restructure;

(ii)                                  responding promptly to requests for information relating to the Services and Charges for the Services;

(iii)                               if requested by ACI, assisting in discussions with third parties relating to any Equipment, licenses or contracts relevant to any proposed New Entity;

(iv)                              cooperating in good faith with ACI in relation to the Restructure; and

(v)                                 performing any Termination / Expiration Assistance which may be necessary under the circumstances.

Any incremental effort required of Vendor (beyond the above obligations) to support a Restructure, whether such Restructure is an acquisition or a divestiture, will be reviewed by the Parties in accordance with the Change Control Procedure.  The staffing process generally applicable to the Services will also apply in the context of a Restructure to staffing for the in-scope Services.

3.15                        ACI Retained Systems and Processes.

Vendor will use Commercially Reasonable Efforts to ensure that, in providing the Services, it does not, without the consent of ACI, adversely affect or alter (a) the operation, functionality or technical environment of the software and hardware used by or on behalf of ACI in connection with ACI’s business other than the Vendor Equipment (the “Retained Systems”); and (b) the processes used by ACI in connection with ACI’s business (the “Retained Processes”).  Vendor will be proactive in keeping itself informed about Retained Systems and Retained Processes as necessary to provide the Services.  ACI will inform Vendor about all aspects of the existing and future Retained Systems and the Retained Processes that are reasonably likely to have a material impact on Vendor’s ability to perform the Services.  ACI will provide documentation, information and other cooperation regarding any existing and future Retained Systems and Retained Processes, as reasonably necessary for Vendor to perform the Services.  ACI will also provide training with respect to any ACI System and Retained Process that is proprietary to ACI that is reasonably required by Vendor to perform the Services.  At ACI’s request, Vendor will coordinate with ACI to evaluate the impact of any alterations to Retained Systems and Retained Processes to the extent such alterations may impact the Services.

3.16                        Knowledge Sharing.

(a)                                  At least once every twelve (12) months during the Term, Vendor will meet with ACI account leaders (such meetings to occur in the United States, EMEA or Asia Pacific as designated by ACI), at no additional charge, in order to (i) provide an overview of how the Services are provided, (ii) provide an overview of how the Vendor Software and Equipment work and should be operated and (iii) provide such training and documentation  necessary for ACI to (A) provide the Retained Systems, Retained Processes or other services that relate to or interface with the Services and (B) provide an outline of such training and documentation necessary for ACI to understand and operate the interfaces to the Vendor Software and Equipment and understand and provide the Services for itself and the other End Users after the expiration or termination of this Agreement.  The Parties will document the training and documentation to be provided in subsection (iii) of the preceding sentence.

(b)                                 As further specified pursuant to the Change Control Procedure, ACI may assign ACI personnel (excluding any third parties) on a rotational basis to Vendor’s operating environment (subject to appropriate safeguards to protect the data and proprietary information of other Vendor customers and Vendors security policies) as reasonably required in order to (i) maintain visibility and understanding regarding Services and how they are performed and (ii) provide assistance to Vendor personnel in connection with a Transition or a modification to an existing Service.

(c)                                  Upon ACI’s request from time to time, but no more often than once every twelve (12) months during the Term, Vendor will provide to ACI a full description of the environmental configuration in respect of the Services, including information regarding Vendor Software and Equipment, staffing relative to Projects, operating environment, systems constraints, protocols, interfaces, architecture and other operating parameters.

4.                                      TERM OF AGREEMENT

4.1                               Term.

The term (“Term”) of this Agreement shall begin on the Effective Date and shall expire on the seventh anniversary of the Effective Date, unless terminated earlier or extended in accordance with this Agreement.

4.2                               Extension of Term.

Vendor shall provide ACI written notice not less than nine (9) months prior to the then-existing expiration date of this Agreement of such upcoming expiration.  No less than three (3) months prior to such upcoming expiration, ACI shall have the right to extend the Term of this Agreement for up one (1) year on the terms and conditions then in effect by delivering written notice to Vendor.

5.                                      PERSONNEL

5.1                               Key Vendor Positions.

(a)                                  “Key Vendor Positions” are the Vendor Transition Manager (as defined below), the Vendor Project Executive, Vendor Delivery Project Executive and Vendor Tower Leads for each Service Tower.  Vendor shall cause each of the Vendor Personnel filling the Key Vendor Positions to devote substantial time and effort to the provision of Services to ACI.  Except with respect to the Vendor representative assigned primary responsibility for Transition Services (the “Vendor Transition Manager”), once assigned to a Key Vendor Position, these individuals shall remain on the ACI account in such position for a period of at least two (2) years (or if assigned during Transition, during the Transition and for two (2) years after the Transition).  In the event of the voluntary resignation, involuntary termination for cause, illness, disability or death of one of its Vendor Personnel filling a Key Vendor Position during or after the specified period, Vendor shall (i) give ACI as much notice as reasonably possible of such development, and (ii) expeditiously identify and a suitable replacement.  If an employee of an Approved Subcontractor is assigned to a Key Vendor Position, Vendor shall obtain commitments from that Approved Subcontractor to comply with the requirements of this Section 5.1 with respect to such position.  Upon providing Vendor 30 days prior notice, ACI may from time to time change the positions designated as Key Vendor Positions.  ACI shall have the right, in its sole discretion, to change any position from a non-Key Vendor Position to a Key Vendor Position; provided that in no event will the aggregate number of Key Vendor Positions increase by more than five from the number of Key Vendor Positions as of the Effective Date.

(b)                                 Vendor shall designate an individual to serve as “Vendor Delivery Project Executive.”  The Vendor Delivery Project Executive shall:

(i)            be one of the Key Vendor Positions;

(ii)           serve as the single point of accountability for Vendor for the Services;

(iii)          have day-to-day authority for undertaking to ensure customer satisfaction;

(iv)          be located at ACI’s offices in Omaha, Nebraska or other location reasonably designated by ACI from time to time;

(v)           be willing to travel to other ACI locations as reasonably requested by ACI from time to time.

(c)                                  Without limiting Vendor’s obligation to obtain the approvals required by this Section 5.1 for changes in Key Vendor Positions:

(i)                                     Vendor shall implement and maintain a retention strategy designed to retain Vendor Personnel assigned to Key Vendor Positions for the prescribed period;

(ii)                                  Vendor shall also maintain active succession plans for each of the Key Vendor Positions; and

(iii)                               At least once each year during the Term, Vendor shall review with ACI the retention strategies and succession plans for the Key Vendor Positions.  Such review shall include a status review of the current risk profile for each of the Vendor Personnel currently assigned to such positions.  The risk profile will include the unique technical, account or process skills needed for the Key Vendor Position, and an assessment of the risk that such Vendor Personnel might leave Vendor, and any actions, including the execution of appropriate retention strategies to assure ACI that Vendor will be able to continue to perform its obligations under this Agreement.

(d)                                 Before assigning an individual to a Key Vendor Position, whether as an initial assignment or a subsequent assignment, Vendor shall advise ACI of the proposed assignment and introduce the individual to the appropriate ACI representatives.  ACI shall have the right to require Vendor to remove from ACI’s account and replace such individual at any time, in its sole discretion, provided that ACI does not request the removal of any individual for reasons prohibited by Applicable Law, and provided that reasonable notice (which may be immediate, depending on the circumstances surrounding the removal) is given.  Upon such request from ACI, Vendor will investigate the request and reasons for it and take appropriate action.

(e)                                  If ACI objects in good faith to the proposed Key Vendor Position assignment, the Parties shall attempt to resolve ACI’s concerns on a mutually agreeable basis.  If the Parties have not been able to resolve ACI’s concerns within five (5) Business Days, Vendor shall not assign the individual to that position and shall propose to ACI the assignment of another individual of suitable ability and qualifications.  Except with ACI’s consent, individuals filling Key Vendor Positions may not be transferred or re-assigned to other positions with Vendor or its Affiliates until a suitable replacement has been approved by ACI, and no such transfer shall occur at a time or in a manner that would have an adverse impact on delivery of the Services.  Vendor shall establish and maintain an up to date succession plan for the replacement of individuals serving in Key Vendor Positions.

(f)                                    Except with respect to the Vendor Transition Manager, so long as an individual is assigned to a Key Vendor Position, is one of the Vendor employees that is substantially or fully dedicated to providing Services to ACI or otherwise has regular access to view or manipulate ACI Confidential Information that is either identified by ACI as competitively sensitive or a reasonable person would understand is competitively sensitive for ACI based upon the content of such information, and for twelve (12) months, thereafter, Vendor shall not assign such individual to perform services for the benefit of any ACI Competitor, unless such assignment is approved by ACI, in advance and in writing.

(g)                                 A meaningful portion of the annual variable compensation for the Vendor Delivery Project Executive and Vendor Personnel in the other Key Vendor Positions shall be based upon: (i) the level of ACI satisfaction reflected in the periodic customer satisfaction surveys; (ii) the extent to which Vendor has met Vendor’s responsibilities and obligations under this Agreement; (iii) Vendor’s achievement of the objectives relating to ACI and its businesses set forth in Section 1.1, and (iv) Vendor’s determination in consultation with ACI as to whether Vendor has met the technical and business objectives set by ACI.  Vendor maintains the final responsibility and decisions for determining the compensation levels of all Vendor employees as well as recognizing and rewarding them.

5.2                               Transitioned Personnel.

(a)                                  Promptly after the Effective Date, Vendor will offer employment to “Potentially Rebadged Employees” identified in Schedule T (Human Resources).  “Rebadged Employees” shall mean those Affected Employees who receive and accept such offers and become employed by Vendor effective as of such Service Tower Commencement Date or such other date as to which the Parties agree.  The provisions of Schedule T (Human Resources) shall apply to all Affected Employees.

(b)                                 ACI believes that the Rebadged Employees are critical in providing the Services (“Key Rebadged Employees”).  During the term stated in Section 5.1(a), following the hire date for any Key Rebadged Employee (the “Mandatory Employment Period”), without ACI’s prior written approval Vendor may not transfer or re-assign a Key Rebadged Employee from performing the Services for ACI for a period of at least one (1) years.

(c)                                  ACI has contracted for the services of non-employee personnel who immediately prior to the Effective Date were performing services similar to the Services (“ACI Contractor Personnel”).  With regard to the agreements for ACI Contractor Personnel (“ACI Contractor Agreements”), such ACI Contractor Agreements shall be terminated or, subject to obtaining Required Consents in the manner provided in Section 6.7, assigned to Vendor.  The action of termination or assignment for particular ACI Contractor Agreements shall be in accordance with a plan prepared by Vendor within ninety (90) days after the Effective Date and approved by ACI.  Vendor shall be responsible for the costs, charges and fees associated with such actions.

5.3                               Qualifications, Retention and Removal of Vendor Personnel.

(a)                                  Vendor shall assign an adequate number of Vendor Personnel to perform the Services.  Vendor Personnel shall be properly educated, trained and fully qualified for the Services they are to perform.  If any portion of the Services of Vendor Personnel are a separately charged resource, Vendor shall not charge ACI for the costs of training Vendor Personnel, including the time necessary for such Vendor Personnel to become familiar with ACI’s account or business.

(b)                                 ACI and Vendor agree that it is in their best interests to keep the turnover rate of Vendor Personnel to a low level.  Vendor shall use Commercially Reasonable Efforts to keep the turnover rate to a low level and remains obligated to perform the Services, regardless of turnover, without degradation and in accordance with this Agreement.

(c)                                  While at ACI’s premises (or the premises of others receiving the Services under this Agreement), Vendor Personnel shall (i) comply with all reasonable requests, and all rules and regulations, regarding personal and professional conduct (including the wearing of an identification badge and adhering to regulations and general safety, dress, behavior and security practices or procedures) generally applicable to such premises to the extent that such requests, and rules and regulations have been provided to Vendor in writing in advance; and (ii) otherwise conduct themselves in a businesslike and professional manner.

(d)                                 Vendor, in performing the Services, shall comply, and cause its employees, agents and subcontractors to comply, with:

(i)                                     All applicable local, state and federal laws and regulations relating to the workplace and the performance of its obligations, including OSHA and other laws regarding workplace safety.

(ii)                                  The ACI policies and procedures set forth in Schedule J (ACI Policies and Standards) (to the extent that ACI is in compliance as of the Effective Date) and as provided to the Vendor in writing from time to time;

(iii)                               Any of ACI’s policies and procedures as, from time to time, are communicated in writing to Vendor.

(e)                                  If ACI reasonably determines that the continued assignment to ACI’s account of any of Vendor Personnel is not in the best interests of ACI, then, upon reasonable notice from ACI, Vendor shall replace that person with another person of equal or superior ability and qualifications.  Vendor shall ensure that such replacement has received sufficient and necessary information to accomplish a satisfactory knowledge transfer from the Vendor Personnel being replaced and is sufficiently trained so as to assure continuity of the Services without adverse impact.  Notwithstanding the foregoing, where ACI notifies Vendor that ACI has determined that the concern is of such a nature that such Vendor Personnel should be removed immediately (albeit possibly temporarily) from ACI’s account, Vendor shall immediately remove such individual(s) from ACI’s account.  In any event, any request by ACI to remove an individual from ACI’s account shall not be deemed to constitute a termination of such individual’s employment by Vendor and in no event shall ACI be deemed an employer of any such person.  Notwithstanding the above or any other provision in this Agreement to the contrary, the rights of ACI in this Section 5.3(e) shall be restricted to those Vendor Personnel that either (i) are located at a ACI facility, or (ii) have direct contact with ACI or an End User (including any ACI clients).

(f)                                    Vendor shall be responsible for conducting at its expense a background investigation of all Vendor’s employees, contractors, agents and subcontractors assigned to provide Services to ACI.  Vendor agrees that the review period and information gathered will be in accordance with Vendor’s standard policies.  Vendor shall exercise reasonable care and diligence to ensure that it does not assign employees, agents or subcontractors to ACI who, based on the results of their background investigation, are likely to present a threat to the safety or security of people or other assets on ACI’s premises.

(g)                                 Vendor shall maintain documentation evidencing that the background investigations required in Section 5.3(f) have been completed.

6.                                      RESPONSIBILITY FOR RESOURCES

6.1                               Generally.

Except to the extent specifically provided otherwise in this Agreement, Vendor shall be responsible for providing all resources (including Equipment, Software, facilities and personnel) necessary or desirable to provide the Services, and shall be responsible for all costs associated with those resources, and shall only recover such costs through the corresponding Charges specified in this Agreement.  Vendor shall permit ACI, or any third-party provider of services to ACI, (provided Vendor receives reasonable advance notification and subject to execution by such third party of a confidentiality agreement in the form of Schedule M (Vendor Confidentiality Agreement)) to establish and maintain uninterrupted remote access to the Applications Software and any software running on Equipment and used to provide the Services, and, upon request, on-site access to any Vendor facility at which Services are performed as may be reasonably required by ACI.

6.2                               Intentionally left blank.

6.3                               Financial Responsibility for Equipment.

As identified in Exhibit C-2 (Financial Responsibility and Ownership Matrix), Vendor shall have full financial responsibility for all such Equipment.  This includes responsibility for all upgrades, enhancements, growth and technology refreshments to and for the Equipment not owned or leased by ACI, and all costs and expenses related to operational support, including installation, support, maintenance, disaster recovery, and Service Levels with respect to the Equipment.  Vendor shall refresh the Equipment in accordance with Exhibit C-2 (Financial Responsibility and Ownership Matrix).

6.4                               Equipment Access and Operational and Administrative Responsibility.

(a)                                  Access.  ACI shall grant Vendor the same rights of access and use, at no cost to Vendor, that ACI has to Equipment used by ACI immediately prior to the Effective Date to provide services to itself (subject to the Parties’ having obtained any Required Consents therefore and solely to the extent necessary to provide the Services).

(b)                                 No Warranties.  All Equipment transferred or made available to Vendor and Approved Subcontractors under this Agreement by ACI is provided or made available on an “AS IS, WHERE IS” basis, with no warranties whatsoever.  Notwithstanding anything to the contrary contained in this Agreement, ACI and its Affiliates shall not be responsible for any breach of any of such manufacturers’

warranties and indemnities, and no breach thereof shall affect the limitation on liabilities, rights and obligations of the Parties set forth in this Agreement.

(c)                                  Hardware and Software Purchases.  If and as requested by ACI from time to time and agreed by the Vendor, Vendor will offer to acquire hardware or software for re-sale to ACI at Vendor’s  charges plus a reasonable mark-up through Vendor’s contracts with third-party suppliers.

(d)                                 Disposal of Equipment Owned or Leased by ACI.  Vendor shall, as a part of the Services included in the Monthly Base Charges, dispose of Equipment owned or leased (in accordance with Schedule A (Statement of Work)) by ACI and no longer needed for the provision of the Services.  Vendor is entitled to retain any salvage value of such Equipment that is owned by ACI without accounting to ACI.

(e)                                  Disposal of Equipment Not Owned by ACI.  Vendor shall be responsible for any disposal of Equipment provided or otherwise used by Vendor or its subcontractors.  Vendor shall be responsible for all costs, charges or fees associated with the disposal of such Equipment.

(f)                                    Refresh of Equipment.  Vendor is responsible for acquiring, as a part of the Hardware Services Charge (as defined in Schedule C (Charges)), such Equipment for refresh and growth as indicated in Exhibit C-2 (Financial Responsibility and Ownership Matrix).  The Equipment to be acquired by Vendor pursuant to such Equipment refresh is based on the expected volume identified in the Resource Volume Baseline and in Exhibit C-1.  The Parties acknowledge that the actual refresh of Equipment will be based on ACI’s changing business needs and Vendor’s requirements to perform the Services and meet the Service Levels.  Within thirty (30) days after the each anniversary of the Effective Date, ACI and Vendor will review the then-current refresh schedule, make any required revisions to the schedule and estimate by month for the upcoming year the timing such refresh is required.

6.5                               Financial Responsibility for Software.

(a)                                  All licenses to Software in ACI’s name as of the Effective Date shall be retained in the name of ACI as licensee.  Subject to Section 6.5(c), financial, administrative and operational responsibility for Software, including (i) all costs for current and future packages, new releases, expanded license rights, growth and technology refreshment (“Software Capital Costs”) and (ii) all costs and expenses related to operational support, including installation, support, software maintenance, and achieving Service Levels (“Software Operational Support Costs”) shall be allocated between the Parties as provided in Exhibit C-2 (Financial Responsibility and Ownership Matrix).  For that Software for which Vendor has financial responsibility, Vendor shall pay directly, or promptly reimburse ACI if ACI (or any of its Affiliates) has paid, all such costs that are attributable to periods from and after the assumption of such responsibility.

(b)                                 Licenses.  Vendor shall obtain all licenses for any new Systems Software acquired during the Term for Equipment that Vendor is financially responsible for refreshing as specified in Exhibit C-2 (Financial Responsibility and Ownership Matrix).  Any negotiation of software licenses on behalf of ACI will be in consultation with the ACI legal and procurement departments.

(c)                                  ISV Software.  Except as otherwise provided herein or in Exhibit C-2 (Financial Responsibility and Ownership Matrix), Vendor’s financial responsibility for Software Capital Costs shall not extend to ISV Software.  Notwithstanding the foregoing, (i) Vendor shall be responsible for providing Vendor Applications Software Operational Support Services with respect to all ISV Software; and (ii) if Vendor elects to operate any Applications Software on a shared platform, and such election results in any increase in the Software Capital Costs or Software Operational Support Costs in relation to such Applications Software, Vendor shall be solely responsible for such incremental costs.

6.6                               Third Party Contracts.

Vendor has financial, administrative and operational responsibility for those Third Party Contracts set forth in Schedule G (Third Party Contracts).  Vendor shall pay directly, or promptly reimburse ACI, if ACI (or any of its Affiliates) has paid, all such costs that are attributable to periods from and after the assumption of such responsibility.

6.7                               Required Consents.

Vendor and its Affiliates shall be administratively responsible, with ACI’s and its Affiliates’ reasonable cooperation and subject to the provisions of Section 6.6, for performing all administrative activities necessary for obtaining the Required Consents for Software, Equipment, facility leases/subleases and Third Party Contracts as necessary to perform the Services and other obligations under this Agreement, upon mutually acceptable terms and conditions.  ACI acknowledges that, in those instances where ACI is the contracting party or licensee, ACI will be the party that must seek the Required Consents and Vendor will provide assistance and the administrative activities in seeking such Required Consents.  Vendor will pay any and all fees (including transfer or upgrade fees, additional licenses, sublicenses and maintenance fees) required to obtain such Required Consents and will invoice ACI (as part of Vendor’s normal monthly invoice) such fees on a Pass-Through Expenses basis.  The Parties shall cooperate with each other so as to minimize such costs and ensure that mutual agreement exists as to acceptable terms and conditions for the provision of any such Required Consent.  As and to the extent consent is obtained for Vendor and its Affiliates to manage and utilize the Software or a contract but the relevant license or such contract remains in ACI’s or an Affiliate’s name, ACI and its Affiliates shall exercise permissible termination, extension and other rights thereunder as Vendor, after consultation with ACI, reasonably directs.  If a Required Consent is not obtained, then, unless and until such Required Consent is obtained, the Parties shall determine and promptly adopt, such alternative approaches as are necessary and sufficient to provide the Services without such Required Consents (including modifications to the Transition Plan) and, subject to consultation with and agreement by ACI, an applicable Service Tower Commencement Date affected by such unavailable Required Consents shall be adjusted accordingly.

6.8                               Straddle Agreements.

If a Straddle Agreement is discovered by the Parties after the Effective Date, within ninety (90) days of the date of discovery, the Parties shall undertake to establish the most appropriate, including the most cost effective, method of leveraging such Straddle Agreement for the benefit of both Parties and if necessary, shall negotiate in good faith to determine an alternative to Vendor using the Straddle Agreement to perform the Services.

7.                                      SOFTWARE AND PROPRIETARY RIGHTS

7.1                               ACI Software.

(a)                                  ACI retains all right, title and interest in and to ACI Software, including all modifications, enhancements and derivative works relating thereto.  ACI grants to Vendor (and its Approved Subcontractors if and to the extent required to provide the Services) a worldwide, fully paid-up, nonexclusive license during the Term to use ACI Software solely to the extent necessary for performing the Services for the benefit of ACI, ACI’s Affiliates and other End Users as directed by ACI.  ACI

Software shall be made available to Vendor in such form and on such media as exists on the Effective Date or as is later obtained by ACI, together with available documentation and any other related materials.

(b)                                 Vendor shall not modify, decompile, reverse engineer, reverse assemble or reverse compile any ACI Software or any Software licensed to ACI; distribute, rent, lease, sublicense or transfer any ACI Software to any third party; use the ACI Software in a service bureau or time-sharing arrangement; or otherwise allow direct or indirect use of any ACI Software by any third party other Approved Subcontractors to the extent necessary for Vendor to perform the Services without the prior written consent of ACI, which may be withheld at ACI’s sole discretion.  Vendor shall not use ACI Software for the benefit of any entities other than ACI, ACI’s Affiliates and other End Users, without the prior written consent of ACI, which may be withheld at ACI’s sole discretion.  Except as otherwise requested or approved by ACI, Vendor shall cease all use of ACI Software upon expiration or termination of this Agreement and deliver to ACI or destroy any copies of such ACI Software.

7.2                               Vendor Software.

(a)                                  Subject to Section 7.4, Vendor retains all right, title and interest in and to Vendor Software, including all modifications, enhancements and derivative works relating thereto.  In providing the Services, Vendor shall not use any Vendor Software without ACI’s prior written approval, which approval shall not be unreasonably withheld; provided, however that Vendor may use any Vendor Software to be used as Shared Software without approval from ACI.  Vendor shall be responsible for installing, operating and maintaining Vendor Software at its own expense.

(b)                                 As and to the extent necessary for ACI to receive the Services and otherwise obtain the benefits as specified this Agreement, Vendor grants to ACI a worldwide, fully paid-up, nonexclusive license during the Term to use Vendor Software as it exists from time to time during the Term to receive the Services during the Term and otherwise obtain the benefits as specified this Agreement.  Subject to the execution of reasonable confidentiality agreements with the third party, Vendor also grants to ACI the right to sublicense Vendor Software to a third party for such third party to perform work as permitted under Section 21.9 of this Agreement solely for the benefit of ACI, ACI’s Affiliates and End Users.

(c)                                  For generally commercially available Vendor Software which on the date of expiration or termination of this Agreement Vendor, ACI and ACI Affiliates are using:

(i)                                     solely to provide the Services to ACI:

(A)                              which Vendor licenses from a third party, subject to the consent of the third party, Vendor will assign its license, if any, to such software to ACI or its designee upon ACI’s reimbursement to Vendor of any transfer fees imposed by a third party for ISV Software, and any one-time license or purchase charges in an amount equal to the remaining unamortized value, if any, for the software, depreciated over a period beginning on the date such charges were incurred and ending on the Termination/Expiration Date (as of the date such charges were incurred); and

(B)                                which is Vendor Software, Vendor will provide ACI under Vendor’s standard terms and conditions, a license to such Software upon ACI’s reimbursement to Vendor of any one-time license fees in an amount equal to the lower of (a) Vendor’s commercially available price at the time or (b) the discount generally applicable to ACI based on the discount it generally receives at the time the Agreement is terminated, in each case of (a) and (b) prorated over a period starting on the date the cost was incurred and ending on the Termination/Expiration Date; and

(C)                                for all Software subject to clauses (A) and (B) of this subsection, ACI will reimburse Vendor for any recurring periodic license, maintenance, support or other charges applicable to periods after the date of transfer or license to ACI, and ACI will be responsible for any additional recurring charges applicable to periods after such date of transfer or license; and

(D)                               to provide Services to ACI and other customers in a shared environment, Vendor will use Commercially Reasonable Efforts to assist ACI in obtaining licenses for such software at ACI’s expense.

(d)                                 For non-commercially available Vendor Software which on the date of expiration or termination of this Agreement Vendor is using to provide the Services, Vendor grants to ACI a worldwide, fully paid-up, nonexclusive license during the Termination/Expiration Assistance Period to use such non-commercially available Vendor Software solely to provide Services to ACI.  Subject to the execution of reasonable confidentiality agreements with the third party, Vendor also grants to ACI the right to sublicense such non-commercially available Vendor Software to a third party for such third party to perform work during the Termination/Expiration Transition Period solely for the benefit of ACI, ACI Affiliates and End Users.

(e)                                  As of the Effective Date, the Parties do not intend for Vendor to use any Vendor Application Software other than for Vendor’s own internal or administrative use.  If during the Term the Parties agree that the scope of the Services should be expanded such that Vendor should use Vendor Application Software, they shall enter into a separate written agreement governing such use.  Absent such agreement, ACI shall have no express or implied right to use Vendor Application Software.

7.3                               ISV Software.

(a)                                  Grant of Rights.  With respect to the ISV Software licensed by ACI, subject to the Parties having obtained any Required Consents for such ISV Software, ACI grants to Vendor to the extent necessary for performing the Services, the rights of use of such Software that ACI has as of the Effective Date or later obtains during the Term with respect to such Software.  Vendor shall comply with the duties, including use and non-disclosure restrictions imposed on ACI by the licenses for such ISV Software, and Vendor shall not seek to modify or otherwise revoke the terms of such licenses without ACI’s prior written consent to the extent that such duties and/or licenses have been provided in writing to Vendor prior to such compliance obligation.  Except as otherwise requested or approved by ACI, or with respect to operating system Software that (i) is licensed for use on Equipment that ACI does not elect to purchase or assume the lease pursuant to Section 21.9 and (ii) may not be transferred to ACI for use on other Equipment, Vendor shall cease all use of such Software upon expiration or termination of this Agreement.

(b)                                 Third Party Applications Software.  Vendor shall not use or introduce, nor seek compensation or reimbursement for, any Third Party Applications Software in providing the Services without ACI’s prior written approval, which will not be unreasonably withheld.

(c)                                  Third Party Systems Software Acquired During the Term.  With respect to any Third Party Systems Software acquisitions that are made in Vendor’s name, prior to the introduction of such Software, Vendor shall comply with the following:

(i)                                     Vendor shall use Commercially Reasonable Efforts to obtain for ACI, ACI Affiliates and End Users a perpetual, non-exclusive license to Use such Software at the expiration or termination of this Agreement and at no additional charge to ACI; or

(ii)                                  If Vendor is unable to obtain such license, Vendor shall notify ACI of its inability to obtain such a license and of the cost and viability of any other software that can perform the requisite functions and with respect to which Vendor has the ability to obtain such a license.  Such notice shall contain the proposed third-party vendor’s then-current terms and conditions, if any, for licensing the software to ACI in accordance with Section 7.3(c)(i).  With ACI’s prior approval, Vendor may introduce such software in providing the Services.  Moreover, if Vendor desires to introduce Software, the rights to which have been acquired by Vendor as part of an enterprise agreement, then Vendor shall notify ACI of the relevant terms of such agreement and shall obtain ACI’s written consent prior to using such Software to provide the Services.

(d)                                 Exercise of Rights.  To the extent Vendor has financial responsibility for licenses for Third Party Systems Software, but such licenses remain in ACI’s name, ACI shall exercise termination or extension rights thereunder, as Vendor, after consultation with ACI, reasonably directs with respect to such Software; provided that Vendor shall be responsible for the costs, charges and fees associated with the exercise of such rights.

7.4                               Rights in Newly Developed Software and Other Materials.

(a)                                  Newly Developed Software.

(i)                                     “Developed ACI Software” As between ACI and Vendor, all developed Software that is (a) a modification, enhancement or derivative work of the ACI Software (called “Developed ACI Software”) (b) newly developed software that Vendor develops for ACI on a project basis; and (c) modifications to, or upgrades or enhancements or derivative works of, ISV Software provided by ACI under this Agreement shall be owned by ACI.  ACI shall have all right, title and interest, including worldwide ownership of trade secret, copyright, patent and other proprietary rights in and to the Developed ACI Software and all copies made therefrom.  To the extent that any of the Developed ACI Software is not deemed a “work made for hire” by operation of law, Vendor hereby irrevocably assigns, transfers and conveys, and shall cause Vendor Personnel to assign, transfer and convey, to ACI, without further consideration, all of its or their right, title and interest in and to such Developed ACI Software, including all rights of patent, copyright, trade secret or other proprietary rights in such Developed ACI Software.  Vendor acknowledges, and shall cause Vendor Personnel to acknowledge, that ACI and the successors and permitted assigns of ACI shall have the right to obtain and hold in their own names any Intellectual Property Rights in and to the Developed ACI Software.  Vendor agrees to execute, and shall cause Vendor Personnel to execute, any documents or take any other actions as may reasonably be necessary, or as ACI may reasonably request, at ACI’s expense, to perfect ACI’s ownership of any such Developed ACI Software.  ACI hereby grants Vendor a fully paid-up, non-exclusive, worldwide license to use Developed ACI Software solely to provide the Services during the Term and the Termination/Expiration Assistance Period, which includes the right to sublicense and otherwise permit Vendor subcontractors to do any of the foregoing.  Vendor shall not be permitted to use Developed ACI Software for the benefit of any entities other than ACI, ACI’s Affiliates, and other End Users, without the prior written consent of ACI, which may be withheld at ACI’s sole discretion.  Except as otherwise requested or approved by ACI, Vendor shall cease all use of Developed ACI Software upon expiration or termination of this Agreement and deliver to ACI or destroy any copies in its possession.  No further license is granted to Vendor with respect to Developed ACI Software.  However, both Parties are free to use any ideas, concepts, know-how, or techniques which are developed or provided by the other or jointly by both Parties during a Project.  Both Parties are free to enter into similar agreements with others and to develop and provide materials or Services which are similar to those provided under this Agreement.

(ii)                                  “Developed Vendor Software” shall mean: (a) modifications to, or upgrades or enhancements or derivative works of, Vendor Software; (b) newly developed software for which Vendor does not charge ACI on a project basis; and (c) modifications to, or enhancements or derivative works of, ISV Software provided by Vendor under this Agreement.  Developed Vendor Software shall also include methods of providing the Services, such as a work-flow, where such methods were developed under this Agreement. As between the Parties, Vendor shall have all rights, title and interest in and to Developed Vendor Software and all copies made from it.  Vendor hereby grants to ACI a perpetual, fully paid-up, non-exclusive, worldwide license to: (i) use all Developed Vendor Software (other than with respect to the Software which Vendor is not entitled to license to ACI under Vendor’s license with the third party and which ACI is not entitled to use under its own license agreements with the third party) solely to provide services similar to the Services for itself or services for the processing of approximately the volume of ACI’s business that existed during the Term; and (ii) permit third parties to use all Developed Vendor Software (other than with respect to the ISV Software that Vendor is not entitled under its license agreement with the ISV Software vendor to license to third parties unless such third parties are entitled to use under their own license agreements with the third party) solely to provide services similar to the Services for ACI.

(b)                                 Non-Software Materials.  All literary works or other works of authorship including manuals, training materials and documentation developed or created by Vendor or any Vendor Personnel in accordance with this Agreement or Schedule A (Statement of Work) specifically and exclusively for ACI, or at the written request of and specifically for ACI or its Affiliates pursuant to a Project or the Change Control Procedures under this Agreement, but excluding Developed ACI Software, Developed Vendor Software and any Vendor Preexisting IP incorporated into any of the foregoing (collectively herein referred to as “Work Product”) shall be exclusively owned by ACI.  ACI shall have all right, title and interest, including worldwide ownership of copyright, in and to the Work Product and all copies made from them.  To the extent any of the Work Product is not deemed a “work made for hire” by-operation of law, Vendor hereby irrevocably assigns, transfers and conveys, and shall cause Vendor Personnel to assign, transfer and convey, to ACI without further consideration all, of its or their right, title and interest in and to such Work Product, including all rights of copyright in such materials.  Vendor acknowledges, and shall cause Vendor Personnel to acknowledge, that ACI and the successors and permitted assigns of ACI shall have the right to obtain and hold in their own name any copyrights in and to such Work Product.  Vendor agrees to execute, and shall cause Vendor Personnel to execute, any documents or take any other actions as may reasonably be necessary, or as ACI may reasonably request, at ACI’s expense, to perfect ACI’s ownership of any such Work Product. Nothing in Section 7.4 will be interpreted or construed to assign to ACI (and, except as licensed to the ACI under this Agreement, Vendor reserves all right, title and interest that Vendor may have or acquire in) any proprietary software, tools, utilities, methodologies, processes, documentation and other items (i) that are developed by or on behalf of Vendor in performance of the Services (including all modifications, enhancements, and derivative works of the Vendor Software and/or tools made by or on behalf of ACI under Section 7.4 excluding all Work Product, Developed ACI Software and any ACI Data or other materials or information provided by ACI to Vendor for use in connection with such development (“Vendor Developed IP”), or (ii) that were created or acquired by Vendor prior to the Effective Date, or was developed or acquired by Vendor outside the scope of this Agreement (and without the use of ACI Confidential Information), and inserted or incorporated within any Work Product or Developed Vendor  Software with the prior written consent of ACI (“Vendor Preexisting IP”).  To the extent: (i) any Work Product or Developed Vendor Software contains any Vendor Preexisting IP, or (ii) Vendor Developed IP has been provided to ACI under this Agreement or has been used to provide Services to ACI under this Agreement, or (iii) use of any Work Product or Developed Vendor Software requires any Vendor Developed IP or Vendor Preexisting IP, Vendor grants to ACI a royalty-free, worldwide, non-exclusive copyright license to such Vendor Developed IP or Vendor Preexisting IP, during the Term and the Termination/Expiration Assistance Period solely in connection with internal use of the Work Product, Developed Vendor Software or Vendor Developed IP that is actually provided to ACI under this Agreement or is actually used to provide Services to ACI under this Agreement.  ACI hereby grants Vendor an irrevocable, fully paid-up, non-exclusive, worldwide license to use the Work Product solely to provide the Services during the Term and the Termination/Expiration Assistance Period, which includes the right to sublicense and otherwise permit third parties to do any of the foregoing.

7.5                               Export.

The Parties acknowledge that certain Software and technical data to be provided under this Agreement and certain transactions under this Agreement may be subject to export controls under the laws and regulations of the United States of America and other countries.  Neither Party shall export or re-export any such items or any direct product thereof or undertake any transaction in violation of any such laws or regulations.

8.                                      OFFICE SPACE

8.1                               ACI Obligations.

(a)                                  Subject to Section 8.2(a), below, ACI shall provide to Vendor the office space reasonably needed and comparable to similarly situated employees of ACI to accommodate Vendor Personnel who are on site at the End User Locations (the “ACI Office Space”), as the same may be changed by ACI from time to time throughout the Term.  With respect to such ACI Office Space, except as otherwise provided in this Article 8, Vendor shall have the same privileges regarding use thereof (such as heating, lights, air conditioning systems, use of cafeteria, etc. (excluding parking privileges)) as do any other similarly situated employees of ACI.  Furthermore, those Vendor employees who are performing Services or any portion of the Services from ACI Office Space, shall be free to use and consume, at no cost to Vendor, a reasonable amount of office supplies (such as pencils, pens, pads, copy machines and facsimile machines) that are ordinarily furnished by ACI to its personnel, and in accordance with the same policies and procedures regarding the use of office supplies and services as are applicable to similarly-situated ACI employees, as such policies and procedures may be modified from time to time to the extent such policies are provided to Vendor in writing.  Vendor shall be responsible for providing all other facilities required to perform the Services.

(b)                                 ACI shall retain the costs of applicable facilities leases and related leasehold improvements with respect to the ACI Office Space to the extent required by the applicable facilities leases and related documents.

(c)                                  The ACI Office Space shall be made available to Vendor on an “AS IS” basis, with no warranties whatsoever.

(d)                                 ACI shall inform Vendor of any plans or determination to relocate the ACI Office Space so that Vendor shall have a reasonable amount of time to prepare for and implement such change or relocation as it impacts Vendor.  ACI shall reimburse Vendor for Vendor’s Out-of-Pocket Expenses incurred in connection with such relocation in accordance with Section 3.10.

8.2                               Vendor Obligations within ACI Office Space.

(a)                                  Vendor shall use the ACI Office Space for the sole and exclusive purpose of providing the Services, unless in its sole discretion ACI approves another use in advance and in writing.  Accordingly, Vendor and its agents may not provide or market services to a third party from the ACI Office Space.  The use of ACI Office Space by Vendor shall not constitute a leasehold, a usufruct or other property interest in favor of Vendor.  Notwithstanding any provision in this Agreement to the contrary, in no event may Vendor file a notice of lease or comparable instrument on the applicable land.

(b)                                 Vendor shall use the ACI Office Space in an efficient manner and in a manner that is coordinated, and does not interfere, with ACI’s other business operations.  To the extent that Vendor operates the space in a manner that unnecessarily or unreasonably increases facility or other costs incurred by ACI, ACI reserves the right to deduct such costs pursuant to Section 14.7 of this Agreement.

(c)                                  Vendor shall be responsible for any damage to the ACI Office Space resulting from the abuse, misuse, neglect or negligence of Vendor or other failure to comply with the obligations respecting the ACI Office Space.

(d)                                 Vendor shall keep the ACI Office Space in good order, not commit or permit waste or damage to ACI Office Space or use ACI Office Space for any unlawful purpose or act, and shall comply with ACI’s standard policies and procedures and with applicable leases regarding access to and use of the ACI Office Space, including procedures for the physical security of the ACI Office Space to the extent such policies, procedures and lease information has been provided to Vendor in writing.

(e)                                  Subject to compliance with Vendor’s reasonable security requirements and reasonable advance notice (where practical given the nature of access required), Vendor shall permit ACI and its agents and representatives to enter into those portions of the ACI Office Space occupied by Vendor staff at any time to (i) inspect the premises; (ii) show the premises; and (iii) perform facilities-related services.

(f)                                    Vendor shall not make improvements or changes involving structural, mechanical or electrical alterations to the ACI Office Space without ACI’s prior written approval.  At ACI’s option, any improvements or fixtures to the ACI Office Space shall become the property of ACI.  If ACI does not elect to take title thereto Vendor shall remove the same at the end of the use of the ACI Office Space and shall repair any damage caused by the installation or removal of such improvements or fixtures.

(g)                                 Vendor will comply with the physical safety and security procedures that are applicable to the ACI Office Space from time to time to the extent such procedures are provided to Vendor in writing.

(h)                                 When the ACI Office Space is no longer required for performance of the Services, Vendor shall return them to ACI in substantially the same condition as when Vendor began use of them, subject to reasonable wear and tear.

8.3                               Use of Vendor Facilities by ACI.

Vendor will make available to ACI reasonable office space and office facilities when ACI personnel are onsite at Vendor facilities, including desks, telephones and internet connectivity.

9.                                      SERVICE LEVELS

9.1                               General.

Vendor shall perform the Services that are subject to Service Levels in a manner that meets or exceeds the service levels set forth in Schedule B (Service Levels) (“Service Levels”).  Vendor will provide all Services without expressly defined Service Levels with at least the same degree of accuracy, quality, completeness, timeliness, responsiveness and efficiency as the greater of (i) the level provided by or for ACI prior to the Effective Date, or (ii) at levels consistent with the warranty provided in Section 16.2.

9.2                               Failure to Perform.

If Vendor fails to meet any Service Level twice consecutively or any Critical Service Level, Vendor shall promptly (taking into consideration the severity of the failure): (a) investigate, assemble and preserve pertinent information with respect to, and report to ACI on the causes of, the problem causing the Service Level failure, including performing a root cause analysis of the problem; (b) advise ACI, as and to the extent requested by ACI, of the status of remedial efforts being undertaken with respect to such problem; (c) minimize the impact of and correct such problem to begin meeting the Service Level; and (d) take appropriate preventive measures to minimize the recurrence of the problem.  Vendor shall correct any such failure, whether or not material, as soon as possible after Vendor becomes aware of such failure; provided, however, that, in the event the root cause analysis demonstrates that Vendor was not at fault in failing to meet the Service Level or if such failure is due to an exception to Service Level performance expressly set forth in Schedule B (Service Levels), and Vendor is unable to perform remediation efforts without incurring additional expense or adding significant additional resources, ACI may elect to either (i) reprioritize the Services, in which event Vendor will perform the activities reflected in (b), (c) or (d) above, or (ii) authorize Vendor to perform the remediation as a Project.

9.3                               Critical Service Levels and Service Level Credits.

Vendor recognizes that its failure to meet those Service Levels identified in Schedule B (Service Levels) as critical Service Levels (“Critical Service Levels”) may have a material adverse impact on the business and operations of ACI and that the damage from Vendor’s failure to meet a Critical Service Level is not susceptible to precise determination.  Accordingly, if Vendor fails to meet Critical Service Levels, then in addition to any other remedies available to ACI under this Agreement, Vendor shall pay or credit to ACI the performance credits specified in Schedule B (Service Levels) (“Service Level Credits”) in recognition of the diminished value of the Services resulting from Vendor’s failure to meet the agreed upon level of performance, and not as a penalty.  The methodology for calculating such Service Level Credits is set forth in Schedule B (Service Levels).  ACI may from time to time, in accordance with the limitations set forth in Schedule B (Service Levels), change the Allocation of Pool Percentage and/or Service Level Credit Allocation Percentage, each as defined in and subject to the limitations set forth in Schedule B (Service Levels).  This Section 9.3 or the Service Level Credits shall not limit ACI’s rights to terminate this Agreement for cause or pursue other damages.

9.4                               Priority of Recovery Following Interruption of Services.

If a Force Majeure Event or other occurrence creates an interruption in Vendor’s rendition of the Services, Vendor shall give the recovery of its capabilities to perform the Services and the resumption of its actual performance of the Services the same or greater priority it gives to recovering its capabilities to perform services and resuming its performance of those services for any other similarly situated customer of Vendor (and Vendor’s own operations).

9.5                               User Satisfaction.

Vendor and ACI shall conduct satisfaction surveys in accordance with Schedule K (User Satisfaction Survey Guidelines).  The surveys shall be designed to determine the level of user satisfaction and areas where user satisfaction can be improved.  Such surveys shall include representative samples of each major category of user within ACI and may include a number of in-depth face-to-face or telephone interviews.  Vendor and ACI shall mutually agree on the form and content of the surveys, which shall be no less thorough than Vendor’s customary user satisfaction program as set forth in Schedule K (User Satisfaction Survey Guidelines).  The Parties shall jointly review the results of the surveys, and Vendor shall develop and implement a plan to improve user satisfaction in areas where user satisfaction is low.  ACI’s satisfaction as indicated in the survey results will be a factor in determining the compensation for all individuals holding Key Vendor Positions.

9.6                               Periodic Reviews and Adjustments to Service Levels.

(a)                                  Without limitation of Schedule B (Service Levels), every six (6) months (or as otherwise mutually agreed by the Parties) starting twelve (12) months after the Effective Date, ACI and Vendor shall review the Service Levels.  During such reviews, Vendor shall work with ACI to identify possible cost/Service Level tradeoffs (but any resulting changes in the Service Levels shall be implemented only if approved by ACI in its sole discretion).  Upon such review, ACI may, in accordance with Schedule B (Service Levels), adjust the applicable Service Levels.

(b)                                 In accordance with Schedule B, ACI may change (i) the Service Levels to reflect its changing business needs, including by adding or removing a Service Level, or (ii) one or more of the calculation metrics and other mechanisms used to determine the Service Level (a “Changed Service Level”).  Except as otherwise specified in Schedule B (Service Levels), Changed Service Level will take effect sixty (60) days after ACI gives Vendor a notice specifying the Changed Service Level.  Notwithstanding the foregoing, Vendor acknowledges that ACI customers may from time to time require faster implementation of new or revised Service Levels that pertain to the On Demand environment, and Vendor will use all Commercially Reasonable Efforts to implement such new Service Levels or modifications as quickly as possible.  If Vendor can demonstrate to ACI’s reasonable satisfaction that such Changed Service Level or On Demand Service Levels will materially increase Vendor’s cost of performing the Services in accordance with the Changed Service Level, ACI may only add that Changed Service Level or On Demand Service Level if:

(i)                                     Vendor agrees; or

(ii)                                  Vendor does not agree, but: (a) ACI removes an existing Service Level at the same time as introducing a Changed Service Level and the cost of providing the Services in accordance with the Changed Service Level and the cost of achieving, measuring and reporting on such Changed Service Level is not materially higher than the cost of providing the Services under the existing Service Level and the cost of achieving, measuring and reporting on the existing Service Level; or (b) ACI agrees to pay Vendor for its incremental cost of providing the Services under the Changed Service Level and the cost of achieving, measuring and reporting on the Changed Service Level.

(c)                                  Any disputes in respect of such incremental cost will be subject to the dispute resolution provisions of this Agreement.  If the Changed Service Level has associated Service Level Credits, ACI will adjust the then-current aggregate percentage allowed, subject to any limitations set forth in Schedule B (Service Levels).

(d)                                 The Parties expect and understand that the Service Levels shall be improved over time.  Therefore, each Service Level will be reset annually in accordance with the terms of Schedule B (Service Levels) governing continuous improvement of Service Levels.

(e)                                  As new technologies and processes are introduced, subject to Section 9.6(b) above, the Parties shall establish additional Service Levels reflecting industry best practices for those technologies and processes.  Vendor will, on a regular basis, attempt to identify ways to improve the Service Levels.  Vendor will, from time to time, include updates with respect to such improvements in the reports provided to ACI in connection with such Service Levels.

9.7                               Measurement and Reporting.

(a)                                  In addition to Critical Service Levels, Schedule B (Service Levels) also sets forth certain key measurements with associated service level expectations (“Key Measurements”).  Vendor will measure its performance of the Services against such Key Measurements, will report such performance to ACI on a monthly basis and will strive to improve its performance related to such Key Measurements over the course of the Term.  For each Key Measurement, Vendor will either use ACI’s existing methodology for measuring and reporting the Key Measurement or (if no such methodology exists) Vendor will formulate and propose to ACI a comprehensive, accurate and sufficiently detailed, measurement scope, calculation and reporting methodology.

(b)                                 Vendor shall utilize the necessary measurement and monitoring tools and procedures required to measure and report Vendor’s performance of the Services against the applicable Service Levels.  Such measurement and monitoring shall permit reporting at a level of detail sufficient to verify compliance with the Service Levels, and shall be subject to audit by ACI.  Vendor shall provide ACI with (i) performance and measurement data, for purposes of verification, project and contract management; (ii) problem management data and other data regarding the status of incidents, problems, Service Requests and Authorized User inquiries; and (iii) access to the data used by Vendor to calculate its performance against the Service Levels and procedures utilized by Vendor to generate such data for purposes of audit and verification.  ACI shall not be required to pay any amount in addition to the Charges for such measurement and monitoring tools or the resource utilization associated with their use.

(c)                                  The raw data, the detailed supporting information, and the reports delivered to ACI under this Agreement relating to Service Levels and performance under this Agreement (“Performance Information”) will be ACI Data for the purposes of this Agreement.  Vendor may only use Performance Information in the course of providing the Services and for its internal business purposes and will provide material containing that Performance Information to ACI promptly on request.  Vendor may also use aggregated data derived from Performance Information for external purposes provided that such aggregated data is not identifiable as relating to ACI.

10.                               PROJECT AND CONTRACT MANAGEMENT

10.1                        Governance Guidelines and Principles.

Governance of the Parties’ relationship pursuant to this Agreement will follow the guidelines and principles set out in Schedule S (Governance), as such guidelines and principles are amended or supplemented by the Parties from time to time during the Term.

10.2                        Executive Steering Committee.

The Parties shall form a steering committee to facilitate communications between them (the “Executive Steering Committee”).  The members, activities and responsibilities of the Executive Steering Committee are set forth in Schedule S (Governance).

10.3                        Reports.

(a)                                  Prior to an applicable Service Tower Commencement Date, the Parties shall determine an appropriate set of periodic reports to be issued by Vendor to ACI with respect to such Service Tower.  For reports that relate to Services provided across multiple Service Towers, such reports shall be established prior to the first Service Tower Commencement Date for the Service Towers the report is intended to cover.  Such reports shall be issued at the frequency set forth in Schedule R (Reports).  An initial list of all such reports (including a description of the frequency of such reports) is set forth in Schedule R (Reports).

Vendor shall provide ACI with suggested formats for such reports for ACI’s review and approval.

(b)                                 Vendor’s reports shall include, at a minimum, (i) reports consistent with ACI’s practice prior to the applicable Service Tower Commencement Date; and (ii) a monthly performance report, which shall be delivered to ACI within ten (10) Business Days after the end of each month, describing Vendor’s performance of the Services in such month (the “Monthly Performance Report”).

(c)                                  Vendor shall enable ACI to (i) access reports (both management and operational reports) online; (ii) access supporting information for reports; and (iii) compile such reports and supporting information in order to generate new reports.

10.4                        Meetings.

(a)                                  The Parties shall conduct periodic meetings that shall, at a minimum, include the following:

(i)                                     a weekly meeting of the ACI Project Office Executive and the Vendor Delivery Project Executive to discuss day-to-day operations and such other matters as appropriate;

(ii)                                  a monthly meeting among operational personnel representing ACI and Vendor to discuss the Monthly Performance Report, daily performance, planned or anticipated activities and changes that might adversely affect performance, and otherwise to address, review and discuss matters specific to ACI;

(iii)                               a quarterly management meeting of the Steering Committee to review the reports for the quarter (including the Monthly Performance Reports), review Vendor’s overall performance under this Agreement, review progress on the resolution of issues, provide a strategic outlook for ACI’s service requirements, and discuss such other matters as appropriate;

(iv)                              a semi-annual senior management meeting by the Parties to review relevant contract and performance issues; and

(v)                                 such other meetings between ACI representatives and Vendor Personnel reasonably requested by either Party as necessary to address performance of the Services.

(b)                                 Vendor shall prepare and circulate an agenda sufficiently in advance of each such meeting to give participants an opportunity to prepare for the meeting.  Vendor shall incorporate into such agenda items that ACI desires to discuss.  For each meeting held between representatives of Vendor and ACI, Vendor shall prepare and circulate detailed, precise, complete and accurate minutes reporting, at a minimum all decisions reached during the meeting and for each such decision, which Party representative raised the issue, a summary of the major points for and in opposition of each issue and the results or actions agreed upon, promptly after a meeting, although ACI shall not be bound thereto and shall be under no obligation to correct or object to any errors therein.

10.5                        Procedures Manuals.

(a)                                  The “Procedures Manual” shall describe the method that Vendor will use to perform and deliver the Services under this Agreement, the Equipment and Software being used, and the documentation (e.g., operations manuals, user guides, specifications) which provide further details of such activities.  Procedures Manuals shall also describe the activities Vendor will undertake in order to provide the Services, including those direction, supervision, monitoring, reporting, planning and oversight activities normally undertaken to provide services of the type Vendor is to provide under this Agreement.  Procedures Manuals also shall include descriptions of the acceptance testing and quality assurance procedures approved by ACI, Vendor’s problem management and escalation procedures, and the other standards and procedures of Vendor pertinent to ACI’s interaction with Vendor in obtaining the Services.  Procedures Manuals shall be written explicitly and comprehensively enough to describe how the Services will be performed.  Vendor will make all Procedures Manuals available for access by ACI on-line as well as in hard copy.

(b)                                 Vendor will provide for ACI’s review and consent an outline of the Procedures Manual applicable to that Service Tower on the dates specified in Exhibit B-3 (Critical Deliverables).  Within forty-five (45) days after such dates, Vendor shall deliver a draft Procedures Manual with respect to such Service Tower to ACI for ACI’s comments and review.  Vendor shall incorporate comments or suggestions of ACI and shall finalize the Procedures Manual thirty (30) days after receiving ACI’s comments on the Procedures Manual.  The final Procedures Manual shall be subject to the approval of ACI.  Vendor shall periodically, but no less than semi-annually, update Procedures Manuals for all Service Towers to reflect changes in the operations or procedures described therein.  Updates of the Procedures Manuals shall be provided to ACI for review, comment and approval.  Vendor shall perform the Services in accordance with the Procedures Manuals.  In the event of a conflict between the provisions of this Agreement and the Procedures Manuals, the provisions of this Agreement shall control.  Until the Parties agree upon a Procedures Manual pursuant to this Section 10.5, Vendor will follow the ACI procedures which were in effect on the applicable Service Tower Commencement Date to the extent that such procedures have been provided to Vendor in writing.

10.6                        Change Control.

(a)                                  Technical Change Control.

(i)                                     At all times ACI shall be responsible for establishing ACI’s IT architecture, standards and strategic direction; provided, however, that Vendor shall actively participate in and provide subject matter expertise to ACI as it establishes such IT architecture, standards and strategic direction.  In performing the Services, Vendor shall conform with and shall support such architecture, standards and strategic direction in accordance with the technical change control procedures defined in this Section 10.6 and in the Procedures Manual.

(ii)                                  Vendor shall be responsible for all Changes to ACI’s IT environment pertaining to the Services, including Changes to programs, Procedures Manuals, job control language statements, distribution parameters and schedules.  Vendor shall comply with the following Change control requirements:

(A)                              Prior to using any new Systems Software or new Equipment to provide the Services, Vendor shall have verified that the item is (1) consistent with the IT architecture, standards and strategic direction specified by ACI, (2) has been properly installed, is operating in accordance with its specifications, (3) is performing its intended functions in a reliable manner, and (4) has been thoroughly tested and been proven compatible with and within ACI’s then-existing IT infrastructure environment.

(B)                                Vendor may make temporary Changes required by an emergency if, after making Commercially Reasonable Efforts, Vendor has been unable to contact an appropriate ACI manager to discuss Vendor’s proposed actions.  Vendor shall document and promptly report such emergency Changes to ACI, which Changes shall then be subject to ACI’s approval.

(C)                                Vendor shall not make the following Changes, including implementing a Change in technology, without first obtaining ACI’s approval, which such approval ACI may withhold in its discretion:

(1)                                  a Change adversely affecting the function or performance of, or decreasing to any significant degree the resource efficiency of, the Services;

(2)                                  a Change increasing ACI’s Charges under this Agreement or other costs or fees of ACI;

(3)                                  a Change inconsistent with ACI’s physical or information security policies or procedures to the extent such policies or procedures have been provided to Vendor in writing and in advance;

(4)                                  a Change impacting the safety or security of ACI personnel, resources or information;

(5)                                  a Change inconsistent with the IT architecture, standards or strategic direction specified by ACI; or

(6)                                  a Change impacting the way in which ACI conducts its business or operations which impact ACI considers to be adverse.

(D)                               Vendor shall move programs from development and test environments to production environments in a controlled, documented and auditable manner, so that no Changes are introduced into the programs during such activity, and with the full capability of restoring to the prior state until the programs have been established as fully operational.

(iii)                               Within ninety (90) days after the Effective Date, Vendor shall propose a detailed technical change control procedure, to be set forth in the Procedures Manual, detailing how Vendor will comply with the requirements set forth in this Section 10.6 and otherwise control Changes to ACI’s IT environment pertaining to the Services throughout the Term.  Vendor shall incorporate comments or suggestions of ACI and shall finalize the technical change control procedure thirty (30) days after receiving ACI’s comments.  The technical change control procedure may be used to identify the need for the Parties to amend this Agreement.  ACI shall have the right to approve in advance any action or decision of Vendor materially affecting the provision of Services, including Equipment, Software and systems configuration.  ACI shall have the right to set priorities in scheduling work.  If, in accordance with the Procedures Manual, ACI requests a change in priorities, Vendor shall strive to accommodate the change without negatively impacting the Service Levels; if the Service Levels shall be impacted, Vendor shall notify ACI of the anticipated impact and the Parties shall agree on the approach to be taken.

(b)                                 Contractual Change Control.  In addition to the technical change control procedure, the Parties shall also implement a process for documenting and mutually agreeing to Changes to this Agreement that are intended to be minor, non-material modifications to this Agreement.  To institute and implement such a process (the “Contractual Change Control Procedure”), the Parties shall use that procedure reflected in Schedule U (Change Control Procedure).  Any modifications to this Agreement made pursuant to the Contractual Change Control Procedure shall (i) be by mutual agreement of the Parties, (ii) require appropriate executions by the Parties to evidence such agreement, and (iii) be deemed amendments to this Agreement.

(c)                                  In determining whether the Charges should be adjusted as a result of a Change implemented pursuant to this Section 10.6, the Parties shall be guided by the following principles:

(i)                                     To the extent and for so long as such a Change can be performed in accordance with the Service Levels without a material increase in the resources then being utilized by Vendor therefore and is not a New Service, there will be no adjustment to the Charges.

(ii)                                  In the event such increase cannot reasonably be accommodated without a change in priorities or a material increase in the resources then being utilized by Vendor for the performance of the Services (and ACI so requests), Vendor and ACI will work together to adjust the Service Levels and priorities with respect to other Services being performed by Vendor so as to permit such Change to be implemented without an increase in Vendor’s Charges.

(iii)                               A Change that is required to cure a defective Deliverable or other Service default resulting from Vendors action or inaction will be provided at no additional Charge.

(iv)                              If such a Change cannot be implemented without an increase in the Charges, and ACI agrees to implement the Change, then, if such Change can be reasonably performed on a time and material basis, the increase in Charges shall be calculated using the applicable time and materials rates set forth in Exhibit C-1 (Base Charges, Baselines, ARC/RRC Rates and Termination Charges).  If such work cannot be reasonably performed on a time and material basis, then the Change shall be implemented at a price to be mutually agreed to by the Parties in writing.

(v)                                 To the extent that such a Change causes a reduction in the scope of the Services or priority of the Services that does not also cause a reduction in the Vendor resources then being utilized therefore, there will be no adjustment to the Charges.

(vi)                              If such a Change results in a reduction of the resources required by Vendor to perform the Services and that reduction is not reflected in the Charges through the Charges mechanism set forth in Schedule C (Charges), the Charges will be equitably adjusted by mutual written agreement of the Parties.

(d)                                 Notwithstanding anything to the contrary contained herein, including this Section 10.6, no Change that would result in an increase to ACI’s Charges under this Agreement or to other costs or fees of ACI shall be implemented unless it has been approved, in advance and in writing, in accordance with Schedule U (Change Control Procedure).

10.7                        Subcontracting.

(a)                                  Except as and to the extent ACI may agree otherwise in writing, Vendor may subcontract its obligations under this Agreement only in accordance with the following:

(i)                                     Except as set forth below, Vendor may not delegate or subcontract any of its responsibilities under this Agreement (including to Affiliates) without prior written approval of ACI, which ACI may withhold in its sole discretion.  Prior to entering into a subcontract with a third party, Vendor shall give ACI not less than ten (10) Business Days’ prior written notice specifying the components of the Services affected, the scope of the proposed subcontract, and the identity and qualifications of the proposed subcontractor.  Notwithstanding the foregoing or any other provision in this Agreement to the contrary, Vendor may, in the ordinary course of business and without notice to ACI, subcontract for any third-party service and/or product that (1) is not material to any function constituting a part of the Services, and (2) does not result in a material change in the way Vendor conducts its business, provided such subcontract does not adversely affect ACI, whether in performance of or Charges for the Services or otherwise.  Without limitation of the provisions set forth in Section 5.3, if ACI expresses concerns to Vendor about a subcontract covered by this Section 10.7(a)(i), Vendor shall discuss such concerns with ACI and work in good faith to resolve ACI’s concerns on a mutually acceptable basis.

(ii)                                  ACI may request that Vendor use a particular subcontractor in certain limited circumstances in which case Vendor will attempt to use such proposed subcontractor unless Vendor persuades ACI that the use of such subcontractor would impair Vendor’s ability to satisfy the Service Levels or such use would cause a Vendor to breach an agreement.  For purposes of clarity, Vendor Charges shall be equitably adjusted should the use of such ACI requested subcontractor cause Vendors costs to increase.

(iii)                               ACI shall have the right to revoke its prior approval of a subcontractor and direct Vendor to replace such subcontractor if the subcontractor’s performance is materially deficient, or there have been material misrepresentations by or concerning the subcontractor, or a subcontractor which at the time approved is a majority owned Affiliate of Vendor ceases to be such an Affiliate.

(b)                                 Vendor shall remain responsible for obligations, services and functions performed by subcontractors to the same extent as if such obligations, services and functions were performed by Vendor employees (including requiring subcontractors to adhere to the standards applicable to Vendor and the policies and procedures then in effect, whether promulgated by ACI or Vendor) and for purposes of this Agreement such work shall be deemed Services performed by Vendor.  Vendor shall be ACI’s sole point of contact regarding the Services performed by Vendor’s subcontractors, including with respect to payment.  It is understood and agreed that, as between the Parties, Vendor shall be solely liable for all costs and payment obligations owed by Vendor to its subcontractors and third parties in connection with the Services.

(c)                                  In addition to any other restrictions in this Agreement regarding confidentiality, Vendor shall not disclose ACI Confidential Information to a subcontractor unless and until such subcontractor has agreed in writing to protect the confidentiality of such Confidential Information in a manner substantially equivalent to that required of Vendor under this Agreement, and then only on a need-to-know basis.

(d)                                 To the extent subcontractors, agents, representatives or other entities perform the Services, Vendor shall cause such entities to comply with the obligations and restrictions associated with the services, functions and responsibilities performed by such subcontractors, agents, representatives and other entities that are applicable to Vendor under this Agreement  In addition, Vendor shall include in its subcontracts, as “flow-down” provisions, provisions substantially similar to the provisions of this Agreement relating to compliance with Applicable Laws; audit; confidentiality, security and Intellectual Property Rights of ACI; and each other provision which is necessary to assure that Vendor will fulfill its obligations under this Agreement.  In addition, all documents (e.g., contracts) between Vendor and its subcontractors or other third parties relating to creative services shall contain a provision whereby the subcontractor transfers intellectual property rights to customer-developed materials to Vendor or Vendor’s customers.

(e)                                  Vendor will, at ACI’s request, enforce the subcontracts as necessary to cause the subcontracted obligations to be fulfilled on Vendor’s behalf in accordance with this Agreement.

(f)                                    Vendor shall exercise prudence and good business judgment in the selection and monitoring of performance of subcontractors.  In the event of loss resulting from such failure of performance by any subcontractor, the burden shall be on Vendor to show that it complied with the aforesaid standard of selection and monitoring of the subcontractor.

(g)                                 ACI may request at any time, and Vendor shall provide within thirty (30) calendar days of such request, a listing of all Vendor employees, agents and subcontractors who are then performing Services under this Agreement, such listing to include basic information about each person including name, job title and basic job function with respect to the Services.

(h)                                 Subcontractors as to which ACI has, as of the Effective Date, given the approvals required by this Section 10.7 are identified in Schedule N (Approved Subcontractors).

10.8                        Technology Planning and Budgeting.

(a)                                  Technology Plan.  The Parties shall annually jointly prepare a technology plan in accordance with the provisions of this Section 10.8 (“Technology Plan”).  The Technology Plan shall address the IT requirements of ACI’s activities and future opportunities to enhance delivery of Services and to reduce the costs of the Services through introduction of tools, procedures and other improvements into ACI’s IT environment (“Enhancement Activities”).  Each Technology Plan after the first shall review and assess the immediately preceding Technology Plan.  The Technology Plan shall consist of a three-year plan and an annual implementation plan as described below.

(b)                                 Targeted Cost Savings.  In addition to cost savings opportunities that apply generally to the Services to be discussed as a part of annual knowledge sharing and technology planning processes, the Parties intend to more closely examine on an annual basis specific aspects of the Services for cost savings opportunities.  The Parties will identify cost saving opportunities for a selected Service Tower each year of the Term.  The resulting plan shall outline the activities to undertake in order for ACI to realize the anticipated cost savings if ACI chooses to pursue such opportunity and any gainsharing by the Parties related to such anticipated cost savings.  In each subsequent Contract Year, the Parties will undertake a similar process for another Service Tower (one Service Tower per Contract Year).

(c)                                  Three-Year Plan.  The Technology Plan shall include a comprehensive assessment and strategic analysis of ACI’s then-current IT systems related to the Services including the ACI IT Standards and an assessment of the appropriate direction for such systems and services for the next three (3) years in light of ACI’s business priorities and strategies and competitive market forces (to the extent such business information is provided by ACI to Vendor).  The Technology Plan shall include:

(i)            a specific identification of proposed software and hardware strategies and direction;

(ii)           a cost/benefit analysis of any proposed Changes;

(iii)          a general plan and a projected time schedule for developing and achieving the recommended elements;

(iv)          the resulting impact on ACI information technology costs;

(v)           a description of the types of personnel skills and abilities needed to respond to any recommended Changes or upgrades in technology;

(vi)                              the changes, if any, in the personnel and other resources required to operate and support the changed environment;

(vii)                           the expected performance, quality, responsiveness, efficiency, reliability, security risks and other service levels to be achieved based on the recommended strategies and directions; and

(viii)                        Any Enhancement Activities generally known within the information technology industry at the time of the particular Technology Plan which could be implemented into the Services on a long-term basis (i.e., during the term of the three-year Technology Plan) and an initial high-level benefits analysis with regard to such Enhancement Activities and the implementation of same.

(d)                                 Annual Implementation Plan.  As necessary to support the overall objectives and directions of the three-year plan, the annual implementation plan shall include information services requirements, plans, projects (which may include Projects) for the upcoming year, including details on operations, maintenance backlog and development activities.  The annual implementation plan shall include a summary review of Vendor’s performance of the Services in the year then concluding, and shall provide updates and revisions of the three-year plan as appropriate.  The annual implementation plan will also include any Enhancement Activities generally known within the information technology industry at the time of the particular annual technology plan which could be implemented into the Services on a short-term basis (i.e., during the term of the annual technology plan) and an initial benefits analysis with regard to such Enhancement Activities and the implementation of same.  An annual implementation plan shall be prepared for each year of the Term.  As part of the process for preparing the annual implementation plan, the Parties shall review the overall operation of this Agreement with regard to a determination of whether the Services are meeting ACI’s strategic IT requirements.

(e)                                  Drafting Responsibility.  Vendor shall submit to ACI a draft of the Technology Plan for ACI’s review and comment, which draft shall have been developed with input from key business users of ACI.  Vendor shall submit the final Technology Plan to ACI for its approval within thirty (30) days of receiving ACI’s comments.  The draft of the first Technology Plan shall be provided within six (6) months of the completion of Transition.

(f)                                    Technology Plan Timing and Update.  The schedule for developing and delivering each Technology Plan shall be coordinated to support ACI’s annual business planning cycle and the semi-annual senior management meeting described in Section 10.4(a)(iv).  Vendor shall recommend modifications to the Technology Plan as it deems appropriate, and shall revise the Technology Plan as requested or approved by ACI. During Transition, an outline and the contents of the Technology Plan will be jointly developed by the Parties.

10.9                        Quality Assurance and Improvement Programs.

As part of its total quality management process, Vendor shall provide continuous quality assurance and quality improvement through: (a) the identification and application of proven techniques and tools from other installations within its operations (i.e., “best practices”) that would benefit ACI either operationally or financially or ensure continued compliance with Applicable Vendor Laws; and (b) the implementation of concrete programs, practices and measures designed to improve Service Levels.  Such procedures shall include checkpoint reviews, testing, acceptance and other procedures for ACI to confirm the quality of Vendor’s performance, and shall be included in the Procedures Manuals.  Vendor shall utilize project management tools, including productivity aids and project management systems, as appropriate in performing the Services.

10.10                 Management of Issues.

(a)                                  Notwithstanding anything to the contrary contained in this Section 10.10, Vendor will proactively manage issues in a manner such that tasks required to be performed under this Agreement are performed in a timely manner.  Each member of the Vendor Personnel is expected to promptly escalate an issue if the performance of any such Vendor Personnel member’s obligation is directly impacted by the failure of ACI or an ACI agent to perform a prerequisite task.  Vendor will not have met its obligation with respect to the hindered task unless and until the ACI Contract Executive has been notified of such failure to perform, but only to the extent ACI’s ability to cure its failure is prejudiced by Vendor’s delay or failure in escalating the applicable issue.

(b)                                 If ACI, a ACI Affiliate or a ACI agent fails to perform any of its responsibilities set forth in Schedule L (Transition and Transformation), Schedule A (Statement of Work) or operational responsibility set forth in connection with a Project, Vendor will be excused from the performance of Vendor’s obligation that is adversely affected by such failure to the extent and only for so long as ACI’s failure is the direct cause of Vendor’s non-performance, but only (i) if Vendor promptly notifies the ACI Contract Executive of such failure, (ii) if, after notifying the ACI Contract Executive, ACI fails to promptly rectify such failure; and (iii) with respect to such specific obligations for which no reasonable workaround exists.

11.                               AUDITS, RECORD RETENTION

11.1                        Intentionally left blank.

11.2                        Audit Rights.

(a)                                  Vendor shall maintain a complete record of all financial transactions and customary records of non-financial transactions resulting from this Agreement.  Vendor shall provide to ACI and ACI’s Affiliates and its and their auditors (including the internal audit staff of ACI and ACI’s external auditors), inspectors, regulators and other representatives who are not Vendor Competitors as ACI may from time to time designate in writing and who agree in writing to substantially the terms and conditions set forth in Schedule M (Vendor Confidentiality Agreement), access at all reasonable times (and in the case of regulators at any time required by such regulators), and upon at least five (5) Business Days notice (or a shorter period of time as may be required by Applicable Law or entities that regulate ACI), to any facility or part of a facility at which either Vendor or any of its subcontractors is providing any portion of the Services (subject to Vendor’s and its subcontractors standard security rules for such facility), to Vendor Personnel, and to data and records relating to the Services excluding: (x) attorney-client privileged information; (y) Vendor internal audit reports of Vendor’s activities (provided that Vendor shall provide summaries of such audits that are prepared by the person that produced the original audit report); and (z) cost data (other than where  the Agreements specifies that cost or cost plus is the basis for determining the Charges), for the purpose of performing audits and inspections of either Vendor or any of its subcontractors during the Term and for the period Vendor is required to maintain records hereunder.  The purpose of such audits will be to:

(i)                                     verify the accuracy of Charges and invoices, and the inventory of ACI supplies and other ACI assets, if any;

(ii)                                  verify the confidentiality, integrity and accessibility of ACI Data and examine the systems that process, store, support and transmit that data;

(iii)                               verify that Vendor and ACI are in compliance with their respective obligations under Article 22; and

(iv)                              examine Vendor’s performance of the Services and conformance to the terms of this Agreement including, to the extent applicable to the Services and to the Charges therefore, performing audits:

(A)                              of practices and procedures;

(B)                                of systems, Equipment and Software;

(C)                                of supporting information and calculations regarding compliance with Service Levels;

(D)                               of general controls and security practices and procedures;

(E)                                 of disaster recovery and back-up procedures;

(F)                                 of the efficiency of Vendor in performing the Services; and

(G)                                as necessary to enable ACI to meet, or to confirm that Vendor is meeting, applicable regulatory and other legal requirements.

ACI shall not use auditors engaged on a contingency fee basis to perform audits under this Section 11.2.  If an audit by or on behalf of ACI hereunder shows any matter that may adversely affect ACI, ACI shall notify Vendor of such matter and Vendor shall provide ACI with a detailed plan to remedy such matter within ten (10) Business Days after Vendor’s receipt from ACI of the final audit report.  Vendor will then immediately proceed to implement the remediation plan and correct such matters.

(b)                                 If, as required by Section 10.7(d), Vendor is unable to include substantially similar audit-related provisions in a subcontract, or audit provisions that are at least as protective of ACI, Vendor shall disclose such inability in connection with requesting ACI’s consent to use such subcontractor.  Without limiting the generality of the foregoing, the audit rights with respect to contracts assigned by ACI to Vendor shall be as set forth in such contracts.

(c)                                  In addition but subject to the procedures described in (a) above, Vendor shall provide information sufficient to allow ACI or a designated third party who is not a Vendor Competitor to ensure that current server packs, patches and firmware are in place for Equipment Vendor has refresh responsibility.  Vendor will also permit ACI or its Affiliates (or its and their auditors who are not Vendor Competitors) to audit compliance with laws and regulations and any IT general controls, including the Change Control Procedure, Network security, logical security, computer operations, backup and recovery and disaster recovery.

(d)                                 Vendor and ACI shall meet and review each audit report promptly after its issuance, and, as part of such meeting, Vendor shall provide responses to ACI on the issues in such audit report.  Vendor shall provide to ACI’s auditors, inspectors, regulators and representatives the reasonable assistance they require, including installing and operating audit software to the extent such assistance is during Business Hours and does not materially interfere with Vendors ability to perform its obligations under the Agreement.  Vendor shall notify ACI if the assistance required, including installation of any audit software would materially and adversely affect Vendor’s ability to meet the Service Levels.  After receiving such notice, ACI shall either alter its request or temporarily waive the Service Levels that would be adversely affected.  Vendor shall cooperate fully with ACI and its designees in connection with audit functions and with regard to examinations by regulatory authorities.

(e)                                  Vendor agrees to promptly provide ACI and its auditors with all reasonable cooperation and information that may be required in connection with any audits conducted by ACI’s or its Affiliates’ customers that pertain to the Services.

(f)                                    With respect to any change management or benchmarking adjustment proposed by Vendor, or any proposed adjustment offered by Vendor in connection with an Extraordinary Event, New Service or ACI’s withdrawal of Services under Section 3.6(b) (each, an “Adjustment”), if ACI disputes such Adjustment, in addition to any other rights that ACI has under this Agreement, ACI may retain an independent third party (which may include ACI’s internal auditors or outside auditors) to audit Vendor’s or any of its subcontractor’s charges and costs (where the Agreement specifies that cost or cost plus is the basis for determining the charges) associated with such Adjustment; provided (i) such independent third party shall execute a nondisclosure agreement with both Parties containing confidentiality and nondisclosure terms substantially similar to those set forth in this Agreement, and (ii) such independent third party may not disclose Vendor’s or any of its subcontractor’s charges and costs (where the Agreement specifies that cost or cost plus is the basis for determining the charges) associated with such Adjustment to ACI, but may provide sufficient information to ACI to enable ACI to assess the validity of such Adjustment.  Vendor shall maintain, and shall cause its subcontractors to maintain, sufficient records to permit such independent third party to conduct such audits, and shall provide such independent third party with reasonable access to its and each of its subcontractor’s records for the purpose of performing such audits.  Vendor shall provide its full cooperation and assistance as is reasonably requested by such independent third party.

11.3                        Vendor Internal Controls.

(a)                                  Vendor agrees that, beginning no sooner than eight (8) months following completion of Transition, each calendar year during the Term, it will have one of the “big four” accounting firms (“Auditors”) conduct, at Vendor’s expense, at least one SAS 70 Type II Audit in Vendor’s shared delivery center in North America at or from which the Services are provided.  Vendor shall provide ACI with one copy of each applicable audit report resulting from such SAS 70 Type II Audit (“SAS 70 Type II Report”) at no charge.  To the extent ACI provides reasonable notice and requests that, in addition to the SAS 70 Type II Audit described in the preceding sentence, Vendor conducts a ACI-specific SAS 70 Type II Audit, Vendor shall do so at ACI’s expense (provided, Vendor notifies ACI of such expense, obtains ACI’s approval and uses Commercially Reasonable Efforts to minimize such expense).

(b)                                 Vendor or an independent third party shall perform a security and controls audit at least annually.  This audit shall test the compliance to the agreed-upon security standards, procedures as reflected in Schedule A (Statement of Work) and the other requirements in this Agreement.  If the audit shows any material matter that may adversely affect ACI, Vendor shall disclose such matter to ACI and prepare a detailed plan to remedy such matter within thirty (30) Business Days of completion of the audit.  If the audit does not show any matter that may adversely affect ACI, Vendor shall provide the audit or a reasonable summary thereof within ten (10) Business Days of audit completion to ACI.  Any such summary may be limited to the extent necessary to avoid a breach of Vendor’s security by virtue of providing such summary.  ACI may use a third party or its internal staff for an independent audit.  If ACI chooses to conduct its own security audit, such audit shall be at ACI’s expense.

11.4                        Audit Follow-up.

(a)                                  Following an audit or examination, ACI may conduct (in the case of an internal audit), or request its external auditors or examiners to conduct, an exit conference with Vendor to obtain factual concurrence with issues identified in the review.

(b)                                 Vendor shall promptly make available to ACI SAS 70 Type II Reports to the extent such reports are performed or available as reflected in Section 11.3(a).

(c)                                  Vendor will promptly remediate any audit issues arising in SAS 70 Type II Reports that impact or are reasonably likely to impact ACI or the Services in accordance with the remediation process described in Section 11.2(a).

11.5                        Records Retention.

Until the latest of (a) seven (7) years after expiration or termination of this Agreement; (b) all pending matters relating to this Agreement (e.g., disputes) are closed; or (c) the information is no longer required to meet ACI’s records retention policy as such policy may be adjusted from time to time and communicated in writing to Vendor, Vendor shall maintain and provide access upon reasonable request to the records, documents, and other information required to meet ACI’s audit rights under this Agreement.  Before destroying or otherwise disposing of such information, Vendor shall provide ACI with not less than sixty (60) days prior written notice and offer ACI the opportunity to recover such information or to request Vendor to deliver such information to ACI.

11.6                        Discovery of Overcharge of ACI.

If an audit shows that Vendor has overcharged ACI in the current contract year and/or previous calendar year, at ACI’s option, Vendor shall either credit to ACI’s account or pay to ACI directly an amount equal to the amount of the overcharge plus interest at the prime rate calculated from the date the overcharge was paid by ACI to Vendor.  For the purposes of this Section 11.6, the prime rate shall be the rate set forth in the Wall Street Journal, New York edition, “Money Rates” section (or any successor thereto) at the time of such audit.  If an audit shows that Vendor overcharged ACI by more than five (5) percent of the Charges, net of any undercharges identified in the audit, then Vendor shall also pay ACI an amount equal to the cost of the portion of the audit related to such overcharges discovery.  If any such audit reveals an undercharge by Vendor in the Charges for a particular Charges category, ACI shall promptly pay to Vendor the amount of such undercharge plus interest at the prime rate calculated from the date the undercharge should have been paid to Vendor.

12.                               ACI RESPONSIBILITIES

ACI shall have no other responsibilities than those expressly set forth in this Agreement (including any reflected in any Schedules, Exhibits or Attachments to this Agreement).  Those responsibilities include the following:

(a)                                  ACI shall designate one (1) individual to whom Vendor may address all Vendor communications concerning this Agreement and all activities pursuant to it (the “ACI Contract Executive”).

(b)                                 ACI shall cooperate with Vendor, including by making available management decisions, information, approvals and acceptances, as reasonably requested by Vendor so that Vendor may accomplish its obligations and responsibilities under this Agreement.  The ACI Contract Executive or its designee shall be the principal point of contact for obtaining such decisions, information, approvals and acceptances.  Only personnel as expressly so designated by the ACI Contract Executive shall be authorized to make commitments on the part of ACI that amend this Agreement or commit resources that are subject to a Resource Volume Baseline.  To the extent Vendor relies on the apparent authority of other personnel, it does so at its own risk and without obligation on ACI’s part.

13.                               CHARGES

13.1                        General.

The charges for the Services (“Charges”) are set forth in this Agreement.  ACI shall not be required to pay Vendor any amounts for the Services in addition to those set forth in this Agreement.

13.2                        Pass-Through Expenses.

(a)                                  “Pass-Through Expenses” shall mean third-party charges paid by Vendor and reimbursed (without markup or administrative charge of any kind) by ACI.  Pass-Through Expenses agreed by the Parties as of the Effective Date are set forth in Schedule C (Charges).  Additional Pass-Through Expenses may be agreed by the Parties through the Change Control Procedure.

(b)                                 Vendor shall use Commercially Reasonable Efforts to minimize the amount of any particular Pass-Through Expense.  With respect to services or materials paid for on a Pass-Through Expenses basis, ACI reserves the right to:

(i)            obtain such services or materials directly from one or more third parties;

(ii)           subject to Section 10.6, designate the third-party source for such services or materials;

(iii)          designate the particular services or materials (e.g., equipment make and model) Vendor shall obtain (although if Vendor demonstrates to ACI that such designation shall have an adverse impact on Vendor’s ability to meet the Service Levels, such designation shall be subject to Vendor’s reasonable approval);

(iv)          designate the terms for obtaining such services or materials (e.g., purchase or lease and lump sum payment or payment over time);

(v)           require Vendor to identify and consider multiple sources for such services or materials or to conduct a competitive procurement; and

(vi)          review and approve the applicable Pass-Through Expenses before entering into a new contract for particular services or materials.

13.3        Incidental Expenses.

Except as may be otherwise provided in this Agreement, expenses that Vendor expects to incur in performing the Services (including travel and lodging, document reproduction and shipping, and long-distance telephone) are included in Vendor’s Charges and rates set forth in this Agreement.  Accordingly, such Vendor expenses are not separately reimbursable by ACI unless, on a case-by-case basis for unusual expenses, ACI has agreed in advance and in writing to reimburse Vendor for the expense.  Notwithstanding the above or any other provision in this Agreement to the contrary, Vendor shall use Commercially Reasonable Efforts to minimize any expenses that ACI is required or elects to pay under this Agreement.  Vendor agrees that any such expenses will be invoiced to ACI without markup.

13.4                        Taxes.

(a)                                  Each Party shall be responsible for any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or corporate level gross receipts.

(b)                                 Vendor shall be responsible for any sales, use, excise, value-added, services, consumption or other taxes and duties payable by Vendor on the goods or services used or consumed by Vendor in providing the Services where the tax is imposed on Vendor’s acquisition or use of such goods or services and the amount of tax is measured by Vendor’s costs in acquiring such goods or services.  ACI shall be responsible to pay to Vendor, or reimburse Vendor for the payment of, and Vendor shall be responsible for the collection and remittance of, any and all sales, use, excise, value-added, services, consumption and other taxes imposed or assessed on the Charges or the provision of the Services provided by the Vendor after the Effective Date.  Vendor and ACI shall agree on the appropriate method for invoicing the Services to be certain to capture only those Services subject to tax and the appropriate tax rate.  If and to the extent any such tax is increased, reduced or eliminated during the Term, Vendor shall adjust the amounts invoiced to ACI to fully reflect the increase, reduction or elimination of such tax.  If new or higher taxes thereafter become applicable to the Services as a result of Vendor moving all or part of its operations to a different Service Location (for example, Vendor relocating performance of Services to a shared service center or subcontracting any portion of the Services), Vendor shall (i) specify the tax rate that applies to the new Service Location on all subsequent invoices, and (ii) reimburse ACI for any incremental taxes that arise from the move to the new Service Location.

(c)                                  If any sales, use, excise, value added, services, consumption or other tax is assessed on the provision of any of the Services, the Parties shall work together to segregate the payments of such taxes under this Agreement into three (3) payment streams:

(i)                                     those for taxable Services;

(ii)                                  those for which Vendor functions merely as a payment agent for ACI in receiving goods, supplies or services (including leasing and licensing arrangements); and

(iii)                               those for other nontaxable Services, including those Services and related Equipment sales that qualify under the exemption of outsourcing.

(d)                                 Each Party shall provide and make available to the other any direct pay or resale certificates, information regarding out-of-state or out-of-country sales or use of Equipment, materials or services, and other exemption certificates or information reasonably requested by the other Party.

(e)                                  The Parties agree to cooperate with each other to enable each to more accurately determine its own tax liability and to minimize such liability to the maximum extent legally permissible.  Unless ACI has provided Vendor with tax-exemption, direct pay or resale certificates, Vendor’s invoices shall separately state the amounts of any taxes Vendor is collecting from ACI, and Vendor shall remit such taxes to the appropriate authorities.

(f)                                    Each Party shall promptly notify the other Party of, and cooperate with,  such other Party regarding the response to and settlement of, any claim for taxes asserted by applicable taxing authorities for which it is responsible hereunder.

(g)                                 If ACI reasonably requests Vendor, timely and in writing, and with appropriate legal authority, to challenge the imposition of any tax, Vendor shall do so in a timely manner and ACI shall reimburse Vendor for the reasonable legal fees and expenses it incurs.

(h)                                 Each Party shall be entitled to any tax refunds or rebates (and related interest) granted to the extent such refunds or rebates are of taxes that were paid by such Party.

13.5                        Extraordinary Events.

(a)                                  An “Extraordinary Event” means a circumstance in which ACI experiences a significant change in the scope or nature of its business (e.g. changes to the locations where the ACI operates, changes in the ACI’s products or markets, mergers, acquisitions or divestitures involving ACI, changes in the ACI’s method of service delivery, changes in the ACI’s market priorities) that is expected by ACI to vary from the applicable Charges at applicable Resource Volumes Baselines for at least three (3) consecutive months by more than plus or minus thirty-five percent (+/-35%) provided that any such decrease is not due to ACI resuming provision of the Services itself or transferring provision of the Services to another service provider.

(b)                                 Upon the occurrence of an Extraordinary Event, and at ACI’s request, the Parties shall negotiate in good faith with regard to the adjustment of Vendor’s Charges and resources (including Baselines, Monthly Base Charges, ARCs, RRCs and other rates as appropriate) as well as any other impacted terms and conditions of this Agreement.  For the avoidance of doubt, either Party may notify the other that an Extraordinary Event has occurred.

(c)                                  If within thirty (30) days following a Party’s notice of the occurrence of an Extraordinary Event, the Parties have not agreed upon the foregoing, then either Party may submit the issue to dispute resolution under Article 20.  Unless and until the Parties have agreed on the adjustment contemplated in paragraph (b) above, Vendor will continue to perform, and ACI will continue to pay, in accordance with the terms and conditions of this Agreement as applicable before the Extraordinary Event.

13.6                        New Services.

Services that are materially different from, or in addition to, the Services, but for which there is no charging methodology, or which the existing charging methodology was not intended to cover (e.g., start-up expenses) shall be considered “New Services.” The Parties’ obligations with respect to New Services shall be as follows:

(a)                                  If the performance of the New Services can be reflected in a change in the volume of chargeable resource usage, and the net change in the resources and expenses required to perform the New Services would not be disproportionately different from the corresponding change in the volume or composition of such chargeable resource usage from performing such New Services, then the charge, if any, for such New Services shall be determined pursuant to Schedule C (Charges), this Section 13.6 and the other Sections of this Agreement relating to New Services.  The New Services shall then be considered Services and shall be subject to the provisions of this Agreement.  In addition, the Parties may work together to re-prioritize certain then existing Services and/or Service Levels in order to determine if, by such re-prioritization of existing work or Service Levels, Vendor could accommodate the ACI requested New Services with the then current account staff, Equipment, Software and other related items.  If Vendor determines, in its reasonable discretion, that it could accommodate such New Services, such New Services shall become Services without the necessity of an added charge so long as such accommodation does not jeopardize the performance by Vendor of any other of the Services at the Service Levels.

(b)                                 If the performance of the New Services cannot be reflected in a change in the volume of chargeable resource usage, or if the net change in the resources and expenses required to perform the New

Services would be disproportionately different from the corresponding change in the volume or composition of chargeable resource usage from performing such New Services, then:

(i)                                     Vendor shall quote to ACI a charge (which may be variable) for such New Services that is competitive with the charge Vendor provides for similar services to its other customers.  Such charges shall take into account, as applicable, resources and expenses of Vendor for then-existing portions of the Services that would no longer be required if the New Services would be performed by Vendor; and

(ii)                                  upon receipt of such quote, ACI may then elect to have Vendor perform the New Services, and the Charges under this Agreement shall be adjusted, if appropriate, to reflect such New Services.  If ACI so elects, such New Services shall be subject to the provisions of this Agreement.

(c)                                  If the Parties cannot agree upon the pricing applicable to a New Service that, although materially different from the Services, is still closely related to the Services then being provided by Vendor, ACI nonetheless desires Vendor to perform such New Service, then upon ACI’s written instruction to proceed, Vendor shall begin performance of such New Service and, until that time when ACI and Vendor can agree on the applicable charge for the New Service, Vendor will provide such New Service at the applicable time and materials rates reflected in Exhibit C-1 (Base Charges, Baselines, ARC/RRC Rates and Termination Charges).  If within sixty (60) days following ACI’s written instruction to proceed, the Parties have not agreed on the applicable charges for the New Service, then the Charges will be determined as provided under Section 20.1(a).

(d)                                 ACI may in its discretion elect to solicit and receive bids from, or otherwise enter into agreements with, third parties to perform or to perform itself any New Services.  If ACI so elects, Vendor shall cooperate at no charge with ACI and the third parties with respect to the provision of such New Services.

(e)                                  Evolution, supplements, modifications, enhancements and replacements of the Services required by Section 3.3 above shall not be deemed to be New Services.

(f)                                    With regard to Production Mainframe and Hosting Services which may be required by ACI in the future to provide market competitive service offerings to their external clients, the Parties agree that Vendor will provide market competitive pricing.

13.7                        Benchmarks for Cost of Services.

(a)                                  Beginning in the second Contract Year and up to once in each Contract Year thereafter, ACI may benchmark the Services within a Services Tower.  If ACI notifies Vendor in writing that it elects not to exercise its right to perform a benchmarking within the twelve (12) month period following such notice, ACI will receive a credit of $200,000.00 on the next invoice following the notice.  Once such a credit has been paid, a benchmark may not be initiated during the applicable twelve (12) month period.

(b)                                 A benchmarking under this Section 13.7 shall be conducted by an independent industry-recognized benchmarking service provider designated by ACI from the list of approved benchmarkers attached hereto as Schedule O (Approved Benchmarkers) (the “Benchmarker”), which list the Parties will update under the Contract Change Control Procedure from time to time as necessary to reflect changes in the industry.  The Parties shall be jointly responsible for the fees of the Benchmarker.  The Benchmarker shall execute a confidentiality agreement in substantially the form set forth in Schedule M (Vendor Confidentiality Agreement).  The Benchmarker’s compensation shall not be contingency fee based.  The Parties shall cooperate with the Benchmarker, including, as appropriate, making available knowledgeable personnel and pertinent documents and records.  Notwithstanding the preceding sentence, the Benchmarker shall not have access to any proprietary data other than pricing information, or data related to another Vendor customer.  The Benchmarker may not use any information provided by either Vendor or ACI for any purpose other than conducting the benchmark study hereunder, unless such use is expressly agreed to in writing by Vendor and ACI.

(c)                                  The Benchmarker shall perform the benchmarking in accordance with Benchmarker’s documented procedures, which shall be provided to the Parties prior to the start of the benchmarking process.  The Benchmarker shall, separately as to each Service Tower benchmarked, compare the aggregate Charges under this Agreement for the Services being benchmarked to the aggregate charges (for services similar to those in that Service Tower) being incurred in a representative sample of outsourced IT operations by or for other entities.  The Benchmarker shall select the representative sample from entities (i) identified by the Benchmarker and approved by the Parties, or (ii) identified by a Party and approved by the Benchmarker.  The following conditions apply to the representative sample: (A) it shall include no more than eight (8) entities and no less than four (4) entities and (B) it may include entities that are outsourcing customers of Vendor.

(d)                                 The Benchmarker is to conduct a benchmarking as promptly as is prudent in the circumstances.  In conducting the benchmarking, the Benchmarker shall normalize the data used to perform the benchmarking to accommodate, as appropriate, differences in volume of services, scope of services, service levels, financing or payment streams, service window coverage, geographic scope, Vendor’s upfront costs, the overall financial structure of the agreement, sophistication of the underlying technology, contract terms and conditions (to the extent available), other factors unique to ACI’s and the comparison contract’s requirements, and other factors the Benchmarker views to be pertinent.  Each Party shall be provided a reasonable opportunity to review, comment on and request changes in the Benchmarker’s preliminary findings.  Following such review and comment, the Benchmarker shall issue a final report of its findings and conclusions.

(e)                                  If in the final report of the Benchmarker, the Charges to ACI under this Agreement for the benchmarked Services are in the aggregate within five (5) percent of the average of the representative sample then no adjustment shall be made to Vendor’s Charges.  If in the final report of the Benchmarker, the Charges to ACI under this Agreement for the benchmarked Services are in the aggregate between five (5) percent and (10) percent higher than the average of the representative sample, then the relevant Charges for the Services shall be reduced to the average of the representative sample for each percent above five (5) percent, effective thirty (30) days after the initial date of delivery of the benchmark results provided however, the Vendor’s Charges shall not be reduced by more than five (5) percent of the Charges payable for the particular Service Tower benchmarked.  For example, if in the final report of the Benchmarker, the Charges to ACI under this Agreement for the benchmarked Services are in the aggregate seven (7) percent higher than the average of the representative sample, then the Vendor Charges payable for the particular Service Tower would be reduced by two (2) percent.  If in the final report of the Benchmarker, the Charges to ACI under this Agreement for the benchmarked Services are in the aggregate more than ten percent (10%) greater than the average of the representative sample then (A) the relevant Vendor Charges payable for the particular Service Tower would be reduced by five (5) percent effective thirty (30) days after the initial date of delivery of the benchmark results and (B) the Vendor shall promptly offer an alternative proposal for the ACI’s consideration for further adjustments to either the scope of the Services, Service Levels or Charges.

(f)                                    Without limiting the generality of the foregoing, the foregoing proposal may include Changes to the method, manner or quality of the Services to the extent Vendor can demonstrate the Changes were not already reflected in the benchmark.  Vendor then shall implement the agreed plan for the benchmarked Services in the designated period of time.

(g)                                 If Vendor (A) fails to develop promptly and implement a plan to adjust its Charges in accordance with paragraph (i) above, or (B) fails to adjust its Charges in accordance with the plan in the required time period, then ACI may terminate the benchmarked Services or any portion thereof without the payment of any Termination Charges, other than payment of the Wind Down Expenses for the affected Services, by giving Vendor at least sixty (60) days’ prior notice.  In the case of termination by ACI of Services in accordance with this Section 13.7, the Charges payable under this Agreement for continuing Services shall be equitably adjusted to reflect the removal of the Services that are terminated.

(h)                                 In no event shall Charges be increased based on the results of a benchmarking process.

14.                               INVOICING AND PAYMENT

14.1                        Invoicing.

(a)                                  Vendor shall invoice ACI for all Charges due under this Agreement in the manner reflected in this Section 14.1.  Monthly Base Charges, as defined in Schedule C (Charges), shall be invoiced on or before the tenth (10th) day of each month in which the Services which are the subject of the Monthly Base Charges are performed with payment due to Vendor on or before the last day of the month; provided however, if such invoice is received after the tenth (10th) day of the month, payment for such invoice shall be due to Vendor within thirty (30) days of the invoice receipt date.  ARCs, RRCs and any other variable Charges that are in addition to the Monthly Base Charges for a month will be invoiced on a monthly basis but will be invoiced on the following month’s invoice.

(b)                                 To the extent a credit is due ACI pursuant to this Agreement, Vendor shall provide ACI with an appropriate credit against Charges then due and owing in the next monthly invoice; if no further payments are due to Vendor, Vendor shall pay such amounts to ACI within thirty (30) days.

(c)                                  Vendor shall render a single, consolidated, monthly invoice for each month’s Charges, showing the details specified in Exhibit C-3 (Form of Invoice) including details necessary to satisfy ACI’s accounting and chargeback requirements in accordance with Section 3.2(b).  Such invoice shall separately identify Pass-Through Expenses for the month (if any), Charges prepaid by ACI, the number of hours allocated to Projects, broken out by Project and indicating, as applicable, (i) where Project pool resources are drawn down (as described in Schedule C (Charges)) and (ii) where additional Charges (other than the Monthly Base Charges) have been incurred, and the amounts of any taxes Vendor is collecting from ACI.  Vendor shall include with the invoice the calculations utilized to establish the charges in sufficient detail to enable ACI to confirm the accuracy of the Charges included in the invoice.  The form of invoice is included as Exhibit C-3 (Form of Invoice).  If Vendor fails to provide an invoice to ACI for any amount within one calendar year after the date on which the Services in question are rendered or the expense incurred, Vendor shall waive any right it may otherwise have to invoice for and collect such amount.

14.2                        Payment Due.

Subject to the other Sections of this Agreement, undisputed Charges on invoices submitted to ACI shall be due and payable by ACI as specified in 14.1(a).  Such payments will be made by ACI by electronic funds transfer.  If a due date does not fall on a Business Day, payments must be received by Vendor on or before one (1) Business Day after such date.  Subject to Section 14.8, any undisputed Charges not paid within five (5) days of when they are due will bear interest until paid at a rate of interest equal to the lesser of: (i) one percent per month of such outstanding amount per every thirty days or portion thereof or; (2) the maximum rate of interest allowed by Applicable Law calculated from the date payment was due.

14.3                        Accountability.

Vendor shall maintain complete and accurate records of and supporting documentation for the Charges billable to and payments made by ACI under this Agreement in accordance with generally accepted accounting principles applied on a consistent basis.  Vendor shall provide ACI with documentation and other information with respect to each invoice as may be reasonably requested by ACI to verify accuracy and compliance with the provisions of this Agreement.

14.4                        Pro-ration.

Charges occurring on a periodic basis under this Agreement are to be computed on a calendar month basis, and shall be prorated for any partial month.

14.5                        Prepaid Amounts.

Where ACI has prepaid for a service or function for which Vendor is assuming financial responsibility under this Agreement, upon either Party identifying the prepayment, Vendor shall refund to ACI that portion of such prepaid expense that is attributable to periods on and after the applicable Service Tower Commencement Date on the next monthly invoice.  Upon Vendor’s request and as a condition to Vendor’s obligation, ACI shall provide substantiation and documentation of any prepaid expense for which it believes it is entitled to credit hereunder.

14.6                        Refunds and Credits.

If Vendor receives a refund, credit or other rebate for goods or services previously paid for by ACI, Vendor shall promptly notify ACI of such refund, credit or rebate and shall promptly credit the full amount of such refund, credit or rebate, as the case may be, to ACI on the next monthly invoice; provided that Vendor will make payment in lieu of such a credit if requested by ACI.

14.7                        Deduction.

ACI shall have the right to deduct from Charges owed by ACI to Vendor under this Agreement any amount (i) not in dispute between the Parties, (ii) that ACI has notified Vendor in writing of, on or before the payment due date, and (iii) that Vendor is obligated to pay to or credit to ACI.

14.8                        Disputed Charges.

Subject to ACI’s right of deduction under Section 14.7, ACI shall pay undisputed Charges when those payments are due.  ACI may withhold invoiced amounts that ACI disputes in good faith subject to the limits specified herein and pursuant to the following procedures:

(i)  After receipt of an invoice from Vendor, but prior to the date on which payment for such invoice is due, ACI shall give written notice to Vendor of its intent to dispute and reasons for disputing such invoice.

(ii) Unless Vendor gives ACI written notice of Vendor’s agreement as to ACI’s position by the payment date for such invoice, ACI shall pay the disputed invoice upon the due date.

(iii) Vendor shall have thirty (30) days from the date of ACI’s notice to cure any breach or otherwise resolve the issue related to the dispute.  If Vendor is unable to cure the breach or otherwise resolve the issue within thirty days, ACI  may withhold the disputed amount from the next month’s payment

If any portion of an invoice is subject to a bona fide dispute between the Parties, ACI may withhold the amount ACI disputes in good faith, directly attributable to such dispute, up to twenty (20) percent of the Monthly Base Charge each month, not to exceed, in the aggregate, the Monthly Base Charge for one months.  ACI’s payment of invoiced amounts shall not constitute a waiver by ACI of any right or remedy available to it at law or equity or this Agreement, including any right ACI may have to dispute (or recover) such amounts.  Any dispute regarding payment shall be resolved in accordance with the Dispute Resolution Process in Section 20 below.  In the event the dispute is resolved in Vendor’s favor, interest (at the rate reflected in Section 14.2) will be due and owing accruing back to the date that is five (5) days after the date such amount would have been due as an undisputed amount.

15.                               SAFEGUARDING OF DATA; CONFIDENTIALITY

15.1                        General.

(a)                                  ACI Confidential Information shall be and remain, as between the Parties, the property of ACI.  Vendor shall not possess or assert any lien or other right against or to ACI Confidential Information.  ACI Confidential Information shall not be:

(i)                                     used by Vendor other than in connection with providing the Services;

(ii)                                  disclosed, sold, assigned, leased or otherwise provided to third parties by Vendor, other than as permitted in this Agreement; or

(iii)                               commercially exploited by or on behalf of Vendor.

(b)                                 ACI Confidential Information shall not be utilized by Vendor for any purpose other than that of rendering the Services under this Agreement.

15.2                        Safeguarding ACI Data.

Vendor shall establish and maintain safeguards against the destruction, loss or alteration of ACI Data in the possession of Vendor which are no less rigorous than those implemented and in use by ACI as of the Effective Date, to the extent such safeguards are made known to Vendor, either through documented security policies provided by ACI (“ACI Information Security Requirements”) and in no event less rigorous than the safeguards employed by Vendor to protect its own confidential information.  Vendor will comply with Changes in the ACI Information Security Requirements as soon as reasonably practicable after such Changes have been provided to Vendor, subject to ACI’s payment of additional Charges, if any, determined to be payable with respect to such Change under the Change Control Procedure.  Vendor shall make no Changes to ACI’s safeguards unless agreed by ACI.  Vendor shall maintain such safeguards until the Security Plan (as defined below) becomes effective.

(a)                                  Within three (3) months of the completion of Transition, and annually thereafter as part of the technology planning process described in Section 10.8, Vendor shall provide ACI with a security plan (the “Security Plan”) describing upgrades to ACI’s data security procedures and the related infrastructure for ACI Data in the possession of Vendor necessary to bring such procedures and infrastructure into compliance with the standards the Parties agree are appropriate for ACI, which at a minimum will include any then-current ACI Information Security Requirements.  Vendor shall implement the initial Security Plan and each annual plan thereafter.  Any Changes to the Services as a result of upgrades to the Security Plan shall be implemented by Vendor, subject to ACI’s payment of any Charges therefore agreed by the Parties in accordance with the Change Control Procedure.

(b)                                 If ACI requests enhancements that are not necessary to satisfy either the safeguards maintained by ACI as of the Effective Date, or the requirements of any Security Plan agreed upon by the Parties, Vendor shall implement such improvements as a New Service, except that any additional disaster recovery measures or safeguards reasonably deemed by ACI to be necessary to protect any Personally Identifiable Information shall be subject to the Change Control Procedure.  ACI shall have the right to establish backup security for data and to keep backup data and data files in its possession if it chooses.

(c)                                  Vendor Personnel shall not attempt to access, or allow access to, any ACI Data which they are not permitted to access under this Agreement.  If such access is attained (or is reasonably suspected), Vendor shall promptly report such incident to ACI, describe in detail the accessed ACI Data, and if applicable return to ACI any copied or removed ACI Data.

(d)                                 The systems security measures required under Sections 15.2(a) and 15.2(b) shall include, any System Software which:

(i)                                     requires all users to enter a user identification and password prior to gaining access to the information systems;

(ii)                                  controls and tracks the addition and deletion of users; and

(iii)                               controls and tracks user access to areas and features of the information systems.

(e)                                  ACI Data (i) shall not be used by Vendor other than pursuant to this Agreement; (ii) shall not be disclosed, sold, assigned, leased or otherwise provided to third parties by Vendor, except as required by any court or administrative agency under Applicable Law; (iii) shall not be commercially exploited by or on behalf of Vendor, its employees or agents; and (iv) shall not be stored or co-mingled with Vendor’s data or any data from any other Vendor client except as permitted by ACI’s Risk Control Requirements.

15.3                        Confidential Information.

(a)                                  Vendor and ACI each acknowledge that they may be furnished with, receive or otherwise have access to information of or concerning the other Party that such Party considers to be confidential, a trade secret or otherwise restricted.  “Confidential Information” shall mean all information, in any form, furnished or made available directly or indirectly by one Party to the other that is marked confidential, restricted or with a similar designation.  The terms and conditions of this Agreement shall be deemed Confidential Information of each Party.  In the case of ACI, Confidential Information also shall include, whether or not marked confidential, restricted or with a similar designation: (i) ACI Data; (ii) the specifications, designs, documents, software, documentation, data and other materials and work products owned by ACI pursuant to this Agreement; (iii) all information concerning the operations, employees, assets, customers, affairs or businesses of ACI, the financial affairs of ACI or the relations of ACI with its customers, employees and service providers (including customer lists, customer information, account information, analyses, compilations, forecasts, studies and consumer market information); (iv) ACI Software or ISV Software licensed in the name of ACI or a ACI Affiliate, provided to Vendor by or through ACI; and (v) information that a reasonable person would deem confidential under the context of disclosure or due to the nature of the information (collectively, the “ACI Confidential Information”).  In the case of Vendor, Confidential Information also shall include, whether or not marked confidential, restricted or with a similar designation, Vendor’s financial information, personnel records, information regarding Vendor’s, its Affiliates’ or its subcontractors’ business plans and operations, and software, tools and methodologies owned or used by Vendor, its Affiliates or its subcontractors, and information that a reasonable person would deem confidential under the context of disclosure or due to the nature of the information.

(b)                                 Obligations in Connection with Confidential Information.

(i)                                     Each Party shall use at least the same degree of care as it employs to avoid unauthorized disclosure of its own information, but in any event no less than Commercially Reasonable Efforts (except that the case of ACI Data, the degree of care required of Vendor shall be that degree of care specified under Section 15.2), to prevent disclosing to unauthorized parties the Confidential Information of the other Party, provided that Vendor may disclose such information to properly authorized entities as and to the extent necessary for performance of the Services, and ACI may disclose such information to third parties as and to the extent necessary for the conduct of its business, where in each such case:

(A)                              the receiving entity first agrees in writing to terms and conditions substantially the same as the confidentiality provisions set forth in this Agreement;

(B)                                use of such entity is authorized under this Agreement;

(C)                                such disclosure is necessary or otherwise naturally occurs in that entity’s scope of responsibility; and

(D)                               the receiving Party assumes full responsibility for the acts and omissions of such third party.

(ii)                                  As requested by ACI during the Term, or upon expiration or any termination of this Agreement, or completion of Vendor’s obligations under this Agreement, Vendor shall return or destroy, as ACI may direct, all material in any medium that contains, refers to or relates to ACI Confidential Information, in the form reasonably requested by ACI, and retain no copies.

(iii)                               Each Party shall ensure that its personnel comply with these confidentiality provisions.

(iv)                              In the event of any actual or suspected misuse, unauthorized disclosure or loss of, or inability to account for, any Confidential Information of the furnishing Party, the receiving Party promptly shall:

(A)                              notify the furnishing Party upon becoming aware thereof;

(B)                                promptly furnish to the other Party full details of the unauthorized possession, use or knowledge or attempt thereof, and use reasonable efforts to assist the other Party in investigating or preventing the reoccurrence of any unauthorized possession, use or knowledge or attempt thereof, of Confidential Information;

(C)                                take such actions as may be necessary or reasonably requested by the furnishing Party to minimize the violation; and

(D)                               cooperate in all reasonable respects with the furnishing Party to minimize the violation and any damage resulting therefrom.

(c)                                  The Parties’ obligations with respect to Confidential Information (other than Personally Identifiable Information) shall not apply to any particular information which Vendor or ACI can demonstrate:

(i)                                     was, at the time of disclosure to it, public knowledge;

(ii)                                  after disclosure to it, is published or otherwise becomes part of the public knowledge through no breach of this Agreement or any other confidentiality agreement;

(iii)                               was in the possession of the receiving Party at the time of disclosure to it without obligation of confidentiality herein;

(iv)                              was received after disclosure to it from a third party who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure; or

(v)                                 was independently developed by the receiving Party without reference to Confidential Information of the furnishing Party.

(d)                                 In addition, a Party shall not be considered to have breached its obligations by:

(i)                                     disclosing Confidential Information of the other Party (including Personally Identifiable Information) as required to satisfy any legal requirement of a competent government body provided that, immediately upon receiving any such request and to the extent that it may legally do so, such Party advises the other Party of the request prior to making such disclosure in order that the other Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information; or

(ii)                                  disclosing Confidential Information of the other Party (other than Personally Identifiable Information) to its attorneys, auditors and other professional advisors in connection with services rendered by such advisors, provided that such Party has confidentiality agreements with such professional advisors and/or such advisors owe professional confidentiality obligations to the Party.

(e)                                  Except in emergency situations, prior to a Party commencing any legal action or proceeding in respect of any unauthorized possession, use or knowledge or attempt thereof, of Confidential Information by any person or entity which action or proceeding identifies the other Party or its Confidential Information, such Party shall seek such other Party’s consent.  If a Party withholds its consent, the other Party’s performance shall be excused to the extent such lack of consent prohibits the performance of its obligations under this Agreement.

(f)                                    Each Party’s Confidential Information shall remain the property of that Party.  Nothing contained in the Parties’ obligations with respect to Confidential Information shall be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party, and any such obligation or grant shall only be as provided by other provisions of this Agreement.

15.4                        Corporate Information Risk Controls.

(a)                                  Vendor shall support and adhere to ACI’s corporate information, rules, policies, standards, procedures and applicable regulatory requirements as provided to Vendor in writing by ACI (collectively, “ACI Risk Control Requirements”).  Vendor will comply with any modifications to the ACI Risk Control Requirements, subject to clause (ii) of this Section 15.4(a).  Vendor shall implement and administer effective solutions as necessary to implement the ACI Risk Control Requirements, or as otherwise directed by ACI (subject to clause (ii) of this Section 15.4(a)), and shall cause the systems used to provide the Services to comply with such requirements.  ACI confirms that ACI is solely responsible for interpreting the applicable regulatory requirements (including the Federal Financial Institutions Examination Council regulations and the Payment Card Industry Data Security Standard) and ensuring that the ACI Risk Control Requirements and other instructions provided to Vendor comply with both the ACI Risk Control Requirements and ACI Laws.  Immediately prior to the Effective Date, Vendor received from ACI copies of the FFIEC and PCI regulations and standards with which Vendor will comply, subject to the following:

(i)                                     At no additional charge (A) beginning on the first Service Tower Commencement Date, Vendor shall maintain compliance with the ACI Risk Control Requirements (to the extent that ACI was in compliance with such requirements as of the Effective Date), and (B) within six (6) months of the last Service Tower Commencement Date, Vendor shall upgrade its facilities and otherwise begin performing the Services in a manner necessary to comply with Vendor’s own requirements of a similar nature.  Notwithstanding the foregoing, if at any time Vendor provides the Services from a shared data center at which Vendor provides services to more than one Vendor customer, Vendor shall at all times also comply with Vendor’s own risk rules, policies, procedures, standards and guidelines.

(ii)                                  If ACI changes any ACI Risk Control Requirements after the first Service Tower Commencement Date, or requests that Vendor comply with any such requirements with which ACI was not in compliance as of the first Service Tower Commencement Date, and such requirements exceed Vendor’s own requirements of a similar nature, and Vendor is unable to perform the new requirements without adding substantial additional resources, Vendor will so notify ACI.  ACI may elect to either (A) reprioritize the Services in a manner which allows Vendor to expend the effort necessary to bring the in scope infrastructure into compliance with such requirements at no additional charge; or (B) authorize Vendor to expend the effort necessary to bring the in scope infrastructure into compliance with such requirements as a New Service, a Project or otherwise pursuant to the Change Control Procedure.  If at any time ACI requests additional security, Vendor may make such security available, but shall first notify ACI of the incremental charges (if any) for such security and such Changes shall be subject to the Change Control Procedure.  Each Party shall designate an individual who shall serve as the primary contact for security-related issues.

(b)                                 If control deficiencies are identified in systems or procedures used to provide the Services, Vendor shall take immediate and concerted action to correct the deficiency, and shall conduct a post-incident assessment and institute measures to prevent reoccurrence.  On an event-occurrence basis, Vendor shall inform ACI of any significant known issues surrounding the control environment caused by system or procedural changes or errors and track the status of such issues as they are resolved.  Controls in modified or reengineered systems shall be tested against those of the previous system versions to ensure desired levels of control are in place.  Vendor shall update ACI on the status of those system or procedural control improvements identified during audits and agreed to by ACI.

(c)                                  Suspected or actual incidents of non-compliance with ACI rules, policies and procedures shall be managed to resolution by Vendor’s compliance team, in cooperation and consultation with ACI, and reports shall be provided to ACI on an event-occurrence basis.  If Vendor Personnel are responsible for such incidents, appropriate disciplinary action shall be taken in accordance with the appropriate Vendor personnel policies.  Additionally, ACI shall have the right to direct Vendor to remove any Vendor Personnel from performing Services pursuant to this Agreement connected with such incidents.

(d)                                 Vendor shall conduct benchmarks or provide assessments by third parties, at ACI’s request and expense, of Vendor’s compliance with the ACI corporate information risk control requirements set forth in this Agreement.  Vendor shall perform self-assessments of such compliance and make results of such engagement-related self-assessments available to ACI for review.  In developing new systems, Vendor shall interface with ACI so that ACI may understand the associated controls required.  This shall include informing ACI of Vendor’s methodology for developing control specifications and providing ACI with the ability to request changes to controls early in the systems development process.

15.5                        Step-In Rights.

(a)                                  The Parties acknowledge that, upon the occurrence of any Step-In Event, and at ACI’s option, ACI will have a reasonable opportunity to identify, and assist Vendor in remedying, the causes underlying the Step-In Event so that Vendor may perform its obligations in respect of the affected Services in accordance with this Agreement.

(b)                                 Accordingly, upon the occurrence of a Step-In Event and upon ACI’s request, Vendor will meet with ACI as promptly as possible in order to discuss the actions that ACI may take in order for ACI to have such a reasonable opportunity.  Such actions may include providing a ACI management team to work closely with Vendor’s management team at the affected Service Locations or hiring (at ACI’s expense) a third-party expert to do so, or both.  ACI and Vendor will expedite such discussions to agree upon such actions as quickly as possible, but in no event later than ten (10) days after ACI’s request.

(c)                                  Vendor will cooperate with ACI, the ACI management team and any third-party expert as reasonably necessary for ACI to have such a reasonable opportunity and to take such agreed actions at the affected locations from which the Services are provided, including:

(i)                                     giving the ACI management team or such third-party expert, or both, reasonable access to relevant Vendor management personnel at the affected Service Locations subject to Vendor’s security policies that otherwise apply pursuant to the other provisions of this Agreement;

(ii)                                  working with ACI to identify the causes underlying the Step-In Event and to develop a plan for Vendor to remedy the Step-In Event, which, if appropriate, will include a root cause analysis.  The plan will describe the objective criteria upon the satisfaction of which ACI will consider such Step-In Event remedied; and

(iii)                               subject to Section 10.5 (solely for purposes of documenting the plan and specifying the timeframe), promptly implementing the plan approved by ACI.

The Parties agree that the period during which ACI will have such a reasonable opportunity and take such actions will not exceed ninety (90) days after the Parties agree upon such actions.  Nothing in this Section 15.5 limits ACI’s rights with respect to any default or non-performance by Vendor under this Agreement.

16.                               WARRANTY

16.1                        General.

Vendor represents, warrants and covenants that: (a) it has successfully provided and performed services that are substantially equivalent to the Services for other major customers of Vendor; (b) it has performed all necessary due diligence on ACI’s environment (including systems, Software and personnel) to provide the Services in accordance with this Agreement; and (c) its financial condition is, and during the Term shall remain, sufficient to enable Vendor to provide the Services in accordance with this Agreement.

16.2                        Work Standards.

Vendor warrants that the Services shall be rendered with promptness and diligence and shall be executed in a workmanlike manner, in accordance with Section 9.1.  Vendor warrants that it shall use adequate numbers of qualified individuals with suitable training, education, qualifications, rights, resources, experience and skill to perform the Services.

16.3                        Maintenance.

Vendor warrants that it shall maintain the Equipment and Software for which Vendor has maintenance responsibility as identified in Exhibit C-2 (Financial Responsibility and Ownership Matrix) so that they operate in accordance with their specifications, including:

(a)                                  maintaining Equipment in good operating condition, subject to normal wear and tear;

(b)                                 undertaking repairs and preventive maintenance on Equipment in accordance with the applicable Equipment manufacturer’s recommendations; and

(c)                                  performing Software maintenance in accordance with the applicable Software vendor’s documentation and recommendations; and

(d)                                 using Software in accordance with any and all applicable licensing agreements and associated user manuals.

16.4                        Efficiency and Cost Effectiveness.

Vendor warrants that with respect to chargeable resources it shall perform the Services in a cost-effective manner consistent with the required level of quality and performance.

16.5                        Technology.

Vendor warrants that it shall provide the Services using, consistent with the Procedures Manual and refresh obligations referenced in this Agreement, proven, then-current technology that will enable ACI to take advantage of technological advancements in its industry and support ACI’s efforts to maintain competitiveness in the markets in which it competes throughout the Term.

16.6                        Non-Infringement; Licenses.

(a)                                  Vendor warrants that (i) Vendor will perform the Services and its other responsibilities under this Agreement in a manner that does not infringe or misappropriate any Intellectual Property Rights of any third party; (ii) the Vendor Provided Technology will not infringe upon or misappropriate the Intellectual Property Rights of any third party; and (iii) there is no claim or proceeding pending or, to Vendor’s knowledge, threatened alleging that the Services or any of the Vendor Provided Technology infringes or misappropriates the Intellectual Property Rights of any third party.

(b)                                 Vendor warrants that it has obtained all requisite licenses and permits necessary to perform the Services and grant the licenses to be granted by Vendor under this Agreement.

(c)                                  To the extent capable, Vendor will pass through any warranties and indemnities for any Vendor provided ISV Software, Equipment or other products purchased or licensed from third parties and provided to ACI or used by Vendor or its Affiliates in connection with the Services.

16.7                        Authorization and Other Consents.

Each Party represents, warrants and covenants to the other that:

(a)                                  It has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement;

(b)                                 The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action on the part of such Party and shall not constitute a violation of any judgment, order or decree;

(c)                                  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall not constitute a material default under any material contract by which it or any of its material assets are bound, or an event that would, with notice or lapse of time or both, constitute such a default;

(d)                                 As to Vendor, Vendor is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on Vendor’s ability to fulfill its obligations under this Agreement; and

(e)                                  As to Vendor, there is no outstanding proceeding pending nor, to the knowledge of Vendor, threatened, to which Vendor is a party that Vendor, without predicting the outcome of such matter, reasonably expects to have a material adverse affect on the ability of Vendor to fulfill its obligations under this Agreement or the transactions contemplated by this Agreement.  As to ACI, there is no outstanding proceeding pending nor, to the knowledge of ACI, threatened, to which ACI is a party that ACI, without predicting the outcome of such matter, reasonably expects to have a material adverse affect on the ability of ACI to fulfill its obligations under this Agreement or the transactions contemplated by this Agreement.

16.8                        Inducements.

Vendor represents, warrants and covenants to ACI that it has not violated, and will not violate, any the U.S. Foreign Corrupt Practices Act or any other Applicable Laws regarding the offering of unlawful inducements in connection with this Agreement or the Services.  If at any time during the Term, the foregoing warranty is inaccurate, then, in addition to any other rights ACI may have at law or in equity, ACI shall have the right to terminate this Agreement immediately for cause without paying any Termination Charge and without affording Vendor an opportunity to cure.

16.9                        Viruses.

Vendor shall use Commercially Reasonable Efforts to reduce the likelihood that Viruses are coded or introduced into the Software, Equipment or any expressly specified deliverable delivered under this Agreement.  If a Virus is found in the Software, Equipment or deliverable, Vendor shall use Commercially Reasonable Efforts to assist ACI in reducing the effects of the Virus and, if the Virus causes a loss of operational efficiency or loss of data, to assist ACI to the same extent to mitigate and restore such losses; provided that, if it is ultimately determined such Virus was introduced by ACI, an ACI subcontractor or vendor or an ACI Affiliate or other third party, such assistance will be at Charges determined under the Change Control Procedure.  Vendor shall immediately notify ACI of any existing or anticipated Virus.

16.10                 Disabling Code.

Each Party covenants that, without the prior written consent of the other Party, it shall not insert into the Software any code designed to disable or otherwise shut down all or any portion of the Services.  Notwithstanding the foregoing, both Parties acknowledge that certain third-party and or Vendor, commercial off-the-shelf Software may include passwords, software keys, trial-period software and similar programming code that are distributed as part of hardware or Software to automatically ensure that the purchaser or licensee uses the product in accordance with the acquisition or license agreement.  Each Party shall inform the other Party of all such disabling code in the Software of which such Party has knowledge.  Vendor further covenants that, with respect to any disabling code that may be part of the Software, Vendor shall not knowingly invoke such disabling code at any time, including upon expiration or termination of this Agreement for any reason, without ACI’s prior written consent.

16.11                 Deliverables.

Unless otherwise agreed in writing by the Parties, Vendor warrants that during the Term each expressly specified deliverable provided to ACI under this Agreement will conform in all material respects to the stated requirements and specifications set forth in the relevant documents with respect to such deliverable.

16.12                 Software Ownership or Use.

Vendor represents and warrants that it will be, at the applicable time and after obtaining the applicable Required Consents, either the owner of, or authorized to distribute, provide and use the Software provided by, licensed or developed by Vendor under this Agreement or in connection with the provision of Services hereunder.

16.13                 Other.

Vendor represents, warrants and covenants, as applicable, that:

(a)                                  Neither Vendor nor any of its employees, agents or subcontractors (including any Approved Subcontractors and Vendor Personnel) that will perform Services or provide other services to the ACI account (i) have ever been convicted of a felony or, within a seven (7) year period (three (3) years for Vendor agents and subcontractors) preceding that employee’s, agent’s or subcontractor’s date of hire or use by Vendor, been convicted of a criminal offense in connection with obtaining, attempting to obtain or performing a public (federal, state or local) transaction or contract under a public transaction, or for violation of federal or state antitrust statutes or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements or receiving stolen property; or (ii) are presently indicted for, or other criminally charged by a governmental entity (U.S. or non-U.S. federal, state or local) with commission of any of the offenses enumerated in clause (i) of this paragraph. Nothing in this Agreement shall be interpreted as requiring Vendor to conduct background checks in jurisdictions where it is legally prohibited from conducting such checks.

(b)                                 Vendor will maintain at Vendor’s expense all of the necessary certification and documentation such as I-9’s (or the locally equivalent work permits or other documents) as well as all necessary insurance for its employees, including workers’ compensation and unemployment insurance, and that, with respect to contractors, Vendor has a written agreement with each and every contractor which specifically provides that the contractor shall not be entitled to any benefits or payments from any company such as ACI for which Vendor will provide services, and that each and every contractor shall maintain current employment eligibility verification (DOJ, INS, I-9 (“I-9”)) and other necessary certification and documentation or insurance for all its employees provided under this Agreement.  Vendor will be solely responsible for the withholding and payment, if any, of employment taxes, all benefits and workers’ compensation insurance.

(c)                                  In the event that a Vendor contractor is in the United States on work authorization documents, such contractor has an F-1, TN, or H-1B or an L-1 visa, provided, however, in the case of an H-1B or L-1 visa, contractor has a presence or office in the United States.  Vendor covenants that all work authorization documents issued to contractors shall be valid at the time of issuance and shall remain valid and in full force and effect during the entire period of the contractors’ assignment(s) under any SOW.  ACI shall have the right to perform a background check on such contractor.  The acceptable forms of identification are as set forth on the current I-9.

16.14                 Application.

For the avoidance of doubt, each of the covenants set forth in this Article 16 shall remain in effect continually throughout the Term of this Agreement and those referenced in Section 23.11 shall remain in effect after the expiration or termination of this Agreement.

16.15                 Disclaimer.

THE WARRANTIES SET FORTH IN THIS AGREEMENT, INCLUDING THOSE SPECIFIED AS APPLYING, IF ANY, TO ANY LICENSES GRANTED OR TO BE GRANTED UNDER THIS AGREEMENT, ARE EXCLUSIVE.  THERE ARE NO IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  SOFTWARE MADE AVAILABLE BY ACI TO VENDOR IS MADE AVAILABLE ON AN “AS IS” BASIS.

17.                               INSURANCE

17.1                        Insurance.

Vendor covenants that as of the Effective Date it shall have, and agrees that during the Term it shall maintain in force, at least the following insurance coverages:

(a)                                  Employer’s Liability Insurance (Coverage B) and Worker’s Compensation Insurance (Coverage A), including coverage for occupational injury, illness and disease, and other similar social insurance in accordance with the laws of the country, state or territory exercising jurisdiction over the employee with Statutory Limits (Coverage A) and minimum limits (Coverage B) per employee and per event of $2,000,000 or the minimum limit required by law, whichever limit is greater.

(b)                                 Comprehensive General Liability Insurance, including Products, Completed Operations, Premises Operations, Bodily Injury, Personal and Advertising Injury, on an occurrence basis, with a minimum combined single limit per occurrence of $3,000,000 and a minimum combined single aggregate limit of $5,000,000.  This coverage shall include ACI and its Affiliates as Additional Insureds.

(c)                                  Property Insurance and Business Income coverage, for all risks of physical loss of or damage to buildings, tangible business personal property or other tangible property that is owned or leased and supplied by Vendor pursuant to this Agreement or otherwise.  Such insurance shall have a minimum limit adequate to cover risks on a replacement costs basis.

(d)                                 Automotive Liability Insurance covering use of all owned, non-owned and hired automobiles for bodily injury, property damage liability with a minimum combined single limit per accident of $3,000,000 or the minimum limit required by law, whichever limit is greater.  This coverage shall include ACI and its Affiliates as Additional Insureds.

(e)                                  Commercial Crime Insurance, including blanket coverage for Employee Dishonesty for loss or damage to tangible property arising out of or in connection with any fraudulent or dishonest acts committed by the employees of Vendor, acting alone or in collusion with others, including the property and funds of others in Vendor’s or its employees’ possession, care, custody or control, with a minimum limit per event of $1,000,000.00.  ACI shall be designated as a “loss payee” as its interest may appear under this policy.  However, loss payments hereunder shall not include any loss to the extent such loss results from the dishonest acts of the employees of ACI.

Errors and Omissions Liability Insurance covering liability for loss or damage due to an act, error, omission or negligence, with a minimum limit per event of $5,000,000.

17.2                        Insurance Provisions.

(a)                                  The insurance coverages described above that include ACI as an additional insured (i.e. the Commercial General Liability and Automobile Liability policies) shall be primary, and all coverage shall be non-contributing with respect to any other insurance or self insurance which may be maintained by ACI and is primary and non-contributory with respect to liability arising out of Vendor’s negligence and as respects this Agreement only.  All coverages described above shall contain the standard separation of insureds provisions regarding ACI.  To the extent any coverage is written on a claims-made basis, it shall have a retroactive date no later than the Effective Date and shall be maintained for a period of two (2) years after the expiration or premature termination of this Agreement.

(b)                                 Vendor shall provide certificates of insurance evidencing that the coverages and policy endorsements required under this Agreement are in force and should any of the policies described herein be cancelled before the expiration date thereof, the insurer affording coverage will endeavor to mail 30 days written notice to the certificate holder named herein, but failure to mail such notice shall impose no obligation of liability of any kind upon the insurer affording coverage, its agents or representatives.  The insurers selected by Vendor shall have an A.M. Best rating of A-, Size VII or better, or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency.  Vendor shall assure that all Approved Subcontractors, if any, maintain insurance coverages described above naming Vendor as an additional insured where relevant.

(c)                                  In the case of loss or damage or other event that requires notice or other action under the terms of any insurance coverage described above, Vendor shall be solely responsible to take such action.  Vendor shall provide ACI with contemporaneous notice and with such other information as ACI may request regarding the event.

(d)                                 Vendor’s obligation to maintain insurance coverage in specified amounts shall not act as a limitation or expansion on any other liability or obligation which Vendor would otherwise have under this Agreement.

18.                               INDEMNITIES

18.1                        Vendor Indemnities.

Vendor shall defend, indemnify and hold harmless ACI and ACI’s Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, “ACI Indemnitees”) against any and all Losses and threatened Losses payable to third parties, to the extent arising from, in connection with, or based on allegations whenever made of, any of the following:

(a)                                  Claims arising out of Vendor’s failure to observe or perform any duties or obligations to be observed or performed by Vendor under any of the contracts, including Software licenses, Equipment leases and Third Party Services Contracts (including the terms of any Required Consents with respect to any of the foregoing): (i) assigned to Vendor, if any; or (ii) for which Vendor has assumed financial, administrative or operational responsibility, all to the extent such duties or obligations were required by this Agreement to be observed or performed by Vendor on or after the date of such assignment or assumption;

(b)                                 Any claims of infringement that would amount to a breach by Vendor of the warranties set forth in Section 16.6; provided that (i) the claim is not caused by improper acts or omissions of ACI (such as use of more copies of an item than that for which a license was to have been obtained); (ii) the claim does not result from ACI’s failure to fulfill its obligation to provide reasonable cooperation under Section 6.7 in connection with Vendor’s efforts to obtain Required Consents; and (iii) Vendor’s obligations under this Section 18.1(b) shall not apply to the extent that (A) the claim of infringement is based upon ACI’s use of Vendor Provided Technology (1) in combination with equipment, devices or software not specified or approved in writing by Vendor, contemplated by this Agreement, or otherwise used by Vendor to provide the Services or (2) in a manner that violates any license grant or other term or condition of this Agreement; (B) a ACI Indemnitee modifies the software provided by Vendor hereunder without Vendor’s written approval and such infringement would not have occurred but for such modification; or (C) the claim of infringement arises out of designs or specifications provided by a ACI Indemnitee that necessarily caused such infringement claim and that describe detailed, non-discretionary methods of processes for meeting a business requirement of achieving a required outcome (as opposed to just describing business requirements of expected outcomes);

(c)                                  Any claim or action by, on behalf of, or related to, any employee of Vendor or its Affiliates, or any of their subcontractors (which, if made by a Rebadged Employee arises out of acts, incidents or omissions occurring on or after, or out of events occurring on or after, the date such employee is transferred to Vendor or acts or omissions specifically requested by Vendor or its Affiliates or their subcontractors at any time), including claims asserting liens or other encumbrances on assets of ACI or ACI Affiliates and claims arising under occupational health and safety, ERISA, worker’s compensation or other Applicable Laws;

(d)                                 Any claim or action asserted against an ACI Indemnitee but resulting from an act or omission of Vendor or its Affiliates or its or their respective officers, directors, employees, subcontractors or agents;

(e)                                  The material inaccuracy or untruthfulness of the representations or warranties made by Vendor in Sections 16.7 and 16.12;

(f)                                    Any claim or action by Vendor’s subcontractors arising out of Vendor’s breach or violation of Vendor’s subcontracting arrangements;

(g)                                 Any claim or action arising out of acts or omissions of Vendor which result in, arise from or relate to:

(i)                                     a violation of Applicable Laws for the protection of persons or members of a protected class or category of persons by Vendor or its employees, subcontractors or agents;

(ii)                                  discrimination or harassment by Vendor, its employees, subcontractors or agents;

(iii)                               vested employee benefits of any kind expressly assumed by Vendor;

(iv)                              representations (oral or written) to ACI personnel by Vendor, Vendor Affiliates (or their respective officers, directors, employees, representatives, subcontractors or agents), or other acts or omissions with respect to ACI personnel by such persons or entities, including any act, omission or representation made in connection with the interview, selection, hiring and/or transition process (other than any representations to the Affected Employees based on information or direction provided by ACI), any offers of employment made to such employees, the failure to make offers to any such employees required hereunder or the terms and conditions of such offers (including compensation and employee benefits).

(h)                                 Any breach of Vendor’s obligations under Article 15 (Safeguarding of Data; Confidentiality) as a result of Vendor’s or Vendor’s subcontractors’ misappropriation;

(i)                                     Any claim or action by any employee or contractor of Vendor or its subcontractors that ACI is liable to such person as the employer or joint employer of such person, including and any claim for employee benefits as a result thereof, other than claims by Rebadged Employees arising out of events, acts, incidents or omissions occurring prior to the date such Rebadged Employees are transferred to Vendor;

(j)                                     Any claim or action arising out of or relating to Vendor’s failure to comply with the obligations provided in Section 13.4, provided that Vendor shall not be responsible for interest or penalties occasioned by ACI’s failure to timely remit taxes to Vendor which ACI is responsible to pay except to the extent that such failure is due to Vendor’s failure to timely notify or charge ACI for taxes which Vendor is responsible to collect and remit (i) for which Vendor had failed to timely request all necessary tax information from ACI or (ii) for which ACI had previously provided all required necessary tax related information previously requested by Vendor on a timely basis;

(k)                                  Any failure to obtain or maintain the Required Consents as contemplated under Section 6.7;

(l)                                     Any failure to comply with any Vendor Laws resulting in claims by government regulators or agencies for fines, penalties, sanctions, underpayments or other remedies to the extent such fines, penalties, sanctions, underpayments or other remedies are caused by Vendor’s failure to comply with any Vendor Laws; or

(m)                               Any physical injury, death or real or tangible property loss caused by Vendor or Vendor Personnel as a result of the provision of the Services.

18.2                        ACI Indemnities.

ACI shall defend, indemnify and hold harmless Vendor and Vendor’s Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, “Vendor Indemnitees”) against any and all Losses and threatened Losses payable to third parties, to the extent arising from, in connection with, or based on allegations whenever made, of the following:

(a)                                  Claims arising out of ACI’s failure to observe or perform any duties or obligations to be observed or performed by ACI under any of the contracts, including Software licenses, Equipment leases, if any, and Third Party Services Contracts: (i) assigned to Vendor, if any; or (ii) for which (and to the extent) ACI has retained financial, administrative or operational responsibility, all to the extent such duties or obligations were required to be observed or performed by ACI before the date of such assignment or assumption;

(b)                                 Any claim by a third party of infringement of such third party’s Intellectual Property Rights directly arising from (i) designs or specifications provided by ACI to Vendor under this Agreement that necessarily caused such infringement claim and that describe detailed, non-discretionary methods of processes for meeting a business requirement of achieving a required outcome (as opposed to just describing business requirements of expected outcomes), or (ii) data, documents, code or other technology or materials that have been provided by ACI to Vendor for Vendor to provide Services to ACI under this Agreement (collectively, the “ACI Provided Technology”); provided that (A) the infringement claim is not caused by improper acts or omissions of Vendor; (B) the claim does not result from Vendor’s failure to fulfill its obligation to provide reasonable cooperation under Section 6.7 in connection with efforts to obtain Required Consents; and (C) ACI’s obligations under this Section 18.2(b) shall not apply to the extent that: (1) the claim of infringement is based upon Vendor’s use of ACI Provided Technology: (x) in combination with equipment, devices or software not approved, specified or reasonably anticipated by ACI, contemplated by this Agreement or otherwise used by ACI prior to the Effective Date, or (y) in a manner that violates any license grant or other term or condition of this Agreement, (2) Vendor modifies the ACI Provided Technology and such infringement would not have occurred but for such modification, or (3) the claim of infringement arises out of designs or specifications provided by a Vendor Indemnitee that necessarily caused such infringement claim and that describe detailed, non-discretionary methods of processes for providing the Service.  The indemnities in this Section  18.2(b) are Vendor’s sole and exclusive remedies for infringement claims related to any Software or other technology provided by ACI;

(c)                                  Any claim or action by, on behalf of, or related to, any employee of ACI or any of its subcontractors (which, if made by a Rebadged Employee arises out of acts, incidents, events or omissions occurring before the date such employee is transferred to Vendor), or acts or omissions specifically requested by ACI or its Affiliates at any time, including claims arising under occupational health and safety, ERISA, worker’s compensation or other applicable federal, state or local laws or regulations, except where such claim arises out of acts or omissions specifically requested by Vendor or its Affiliates;

(d)                                 Any claim or action arising out of or relating to ACI’s failure to comply with the obligations provided in Section 13.4, provided that ACI shall not be responsible for interest or penalties occasioned by Vendor’s failure to notify or charge ACI for taxes which Vendor is responsible to collect except to extent that such failure is due to ACI’s failure to provide necessary tax related information previously requested by Vendor on a timely basis;

(e)                                  Any claim or action by subcontractors arising out of ACI’s breach or violation of ACI’s subcontracting arrangements;

(f)                                    Any breach of ACI’s obligations under Article 15 (Safeguarding of Data; Confidentiality) as a result of misappropriation by ACI;

(g)                                 Any failure to obtain or maintain the Required Consents as contemplated under Section 6.7;

(h)                                 Vendor and ACI agree that in the United Kingdom, the Transfer of Undertakings (Protection of Employment) Regulations 2006 (the “Regulations”) do not apply to service transfers and that other than the one employee specified below (the “ACI Employee”), no employee of ACI or any of its subcontractors will transfer employment from ACI to Vendor as a result of the service transfer.  In the event that the contract of employment of any other ACI employee or the employee of any ACI subcontractor or any collective agreement shall have effect or is alleged to have effect as if originally made between Vendor and such person or trade union pursuant to the Regulations, unless Vendor should make a decision to take any such person into employment or such person is the ACI Employee, Vendor may, within one month of becoming aware of the application or alleged application of the Regulations to any such contract or collective agreement (having promptly communicated such awareness to Vendor) terminate (or purport to terminate) such contract of employment or collective agreement.  ACI shall indemnify, keep indemnified and hold harmless Vendor against any claims, losses, proceedings, costs, demands, liabilities and expenses (including without limitation all legal expenses and other professional fees together with any valued added tax thereon) suffered or incurred by Vendor arising out of or in connection with:

(i)                                     any termination of any  contract of employment or collective agreement in accordance as set forth above;

(ii)                                  in the event the Regulations are found to apply, any failure by ACI to comply with its obligations pursuant to the Regulations, including any failure by ACI to provide the information which it is obliged to provide to employee representatives in accordance with the Regulations; or

(iii)                               anything done or omitted to be done by ACI or its subcontractors in respect of the ACI Employee before the service transfer, including without limitation, any claim by the ACI Employee that ACI or its subcontractors violated any Applicable Law in connection with the employment of the ACI Employee.

Vendor agrees that on or before May 15, 2008, it shall make or shall procure that its subcontractor shall make an offer to employ Steve Newbury (being the ACI Employee) at its or its subcontractor’s location at Watford in the United Kingdom on substantially equivalent or better terms than such employee enjoys with ACI, without reference to occupational retirement plans and that upon such acceptance, Vendor or its subcontractors shall employ the ACI Employee in accordance with such offer.  ACI shall render all reasonable assistance to Vendor or its subcontractor so that the ACI Employee accepts such employment and shall waive any notice of termination of employment that such employee is required to give ACI.

(i)                                     Except to the extent covered by another provision of this Article 18, claims by any individual or entity, other than ACI, that uses or receives the benefits of the Services by or through ACI or by virtue of this Agreement (as the Parties intend that only ACI shall be permitted to enforce rights against Vendor under this Agreement or related to the Services); or

(j)                                     Any physical injury, death or real or tangible property loss caused by ACI.

18.3                        Infringement.

If any item provided by either Party that is used in the provision of the Services becomes, or in the providing Party’s reasonable opinion is likely to become, the subject of an infringement or misappropriation claim, in addition to indemnifying the other Party to the extent required in

Section 18.1(b) and 18.2(b), and in addition to such Party’s other rights, the providing Party shall promptly take the following actions, at no charge to the other Party, in the listed order of priority:

(a)                                  promptly secure the right to continue using the item;

(b)                                 replace or modify the item to make it non-infringing or without misappropriation, provided that any such replacement or modification must not degrade the performance or quality of the affected component of the Services, as reasonably determined by the Parties; or

(c)                                  remove the item from the Services, in which case Vendor’s Charges shall be equitably adjusted to reflect such removal; provided that (i) such removal and adjustment does not limit Vendor’s liability for any failure of the remaining Services to fully comply with the requirements of this Agreement, whether such failure is due to the absence of the removed item or the removal’s impact on the remaining Services and (ii) any resulting failure of the Services to comply with this Agreement may constitute a material breach entitling ACI to terminate this Agreement under Section 21.1, in which case ACI will not be required to observe the otherwise applicable cure period.

18.4                        Indemnification Procedures.

With respect to third-party claims the following procedures shall apply:

(a)                                  Notice.  Promptly after receipt by a ACI Indemnitee or Vendor Indemnitee, as applicable, of notice of the assertion or the commencement of any action, proceeding or other claim by a third party in respect of which the indemnitee will seek indemnification pursuant to this Article 18, the indemnitee shall promptly notify the indemnitor of such claim in writing.  No failure to so notify an indemnitor shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate that such failure has increased the indemnifying Party’s costs or liability.  Within fifteen (15) days following receipt of written notice from the indemnitee relating to any claim, but no later than ten (10) days before the date on which any response to a complaint, claim, action or summons is due, the indemnitor shall notify the indemnitee in writing if the indemnitor acknowledges its indemnification obligation and elects to assume control of the defense and settlement of that claim (a “Notice of Election”); provided, however, that such acknowledgement and election shall not be, or deemed to be, a waiver of any defense that the indemnitor may have with respect to the underlying action, proceeding or claim.

(b)                                 Procedure Following Notice of Election.  If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor shall be entitled to have sole control over the defense and settlement of such claim; provided that the indemnitee shall be entitled, at its own expense, to participate in the defense of such claim and to employ counsel to assist in the handling of such claim.  If the indemnitor has delivered a Notice of Election relating to any claim in accordance with the preceding subsection, the indemnitor shall not be liable to the indemnitee for any legal expenses incurred by the indemnitee in connection with the defense of that claim.  In addition, the indemnitor shall not be required to indemnify the indemnitee for any amount paid or payable by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election if such amount was agreed to without the written consent of the indemnitor.

(c)                                  Procedure Where No Notice of Election Is Delivered.  If the indemnitor does not deliver a Notice of Election relating to a claim, or otherwise fails to acknowledge its indemnification obligation or to assume the defense of a claim, within the required notice period or fails to diligently defend the claim, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the cost, expense and risk of the indemnitor, including payment of any judgment or award, indemnitee’s attorneys’ fees and expenses and the costs of settlement or compromise of the claim.  The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses, including payment of any judgment or award and the costs of settlement or compromise of the claim.  If it is determined that the indemnitor failed to defend a claim for which it was liable, the indemnitor shall not be entitled to challenge the amount of any settlement or compromise paid by the indemnitee.

19.                               LIABILITY

19.1                        General Intent.

Subject to the liability restrictions below, it is the intent of the Parties that each Party shall be liable to the other Party for any actual damages incurred by the non-breaching Party as a result of the breaching Party’s failure to perform its obligations in the manner required by this Agreement.

19.2                        Liability Restrictions.

(a)                                  SUBJECT TO SECTION 19.2(c) BELOW, IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING NEGLIGENCE), BREACH OF WARRANTY, STRICT LIABILITY, OR OTHERWISE, SHALL A PARTY BE LIABLE FOR INDIRECT, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, INCIDENTAL, OR SPECIAL DAMAGES, OR LOST PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

(b)                                 Subject to Section 19.2(c) and Section 19.2(d) below, each of the Parties will be liable to the other for any direct damages arising out of or relating to its performance or failure to perform under this Agreement; provided, however, that the liability of a Party to the other Party, whether based on an action or claim in contract, equity, negligence, tort or otherwise, will not in the aggregate exceed an amount equal to the greater of:  (i) $5,000,000 or (ii) the amount of Charges paid or payable by ACI under this Agreement during the twelve (12) months immediately preceding the occurrence of the first event, act or omission on which such liability is based; provided, however, that however, that (1) if twelve (12) months has not elapsed since the Effective Date, the amount for this subsection (ii) will be equal to twelve (12) times the average monthly Charges for the elapsed period of the Term or (2) if the event, act or omission occurred after the expiration or termination of this Agreement, the amount for this subsection (ii) will be equal to the aggregate amount of Charges paid or payable by ACI during the last twelve (12)-month-period of time during the Term.

(c)                                  The limitations set forth in Section 19.2(a) and Section 19.2(b) above shall not apply with respect to:

(i)                                     claims that are the subject of indemnification pursuant to Sections 18.1 and 18.2; provided, however that damages payable for indemnification claims set forth in Section 18.1(l) (relating to violations of Vendor Laws) shall (i) be included in the damages cap set forth in Section 19.2(b) and (ii) not exceed $1,000,000; and

(ii)                                  damages occasioned by infringement of a Party’s Intellectual Property Rights or misappropriation of its Confidential Information.

(d)                                 The limitations set forth in Section 19.2(b) above shall not apply with respect to:

(i)                                     damages occasioned by the willful misconduct or gross negligence of a Party;  in which case each of the Parties will be liable to the other for any direct damages arising out of or relating to its performance or failure to perform under this Agreement; provided, however, that the liability of a

Party to the other Party, whether based on an action or claim in contract, equity, negligence, tort or otherwise, will not in the aggregate exceed an amount equal to the greater of:  (i) $7,000,000 or (ii) the amount of Charges paid or payable by ACI under this Agreement during the fifteen (15) months immediately preceding the occurrence of the first event, act or omission on which such liability is based; provided, however, that however, that (1) if fifteen (15) months has not elapsed since the Effective Date, the amount for this subsection (ii) will be equal to fifteen (15) times the average monthly Charges for the elapsed period of the Term or (2) if the event, act or omission occurred after the expiration or termination of this Agreement, the amount for this subsection (ii) will be equal to the aggregate amount of Charges paid or payable by ACI during the last fifteen (15)-month-period of time during the Term.

(ii)                                  damages occasioned by abandonment of all or substantially all of the work required to perform the Services in which case the limitations will be the same as those set forth in Section 19.2(d)(i) above.

In addition, for Vendor’s breaches of its obligations under Section 15.3 (Confidential Information) resulting in a release of Personally Identifiable Information, in addition to the direct damages limited by Section 19.2(b) above and ACI’s other rights under the Agreement, Vendor shall pay for (i) legally required notifications to ACI’s customers and (ii) credit monitoring services for ACI’s customers up to an amount not to exceed $1,000,000.

19.3                        Direct Damages.

For purposes of this Agreement, direct damages shall include, but not be limited to, the following, which shall not be considered consequential damages to the extent they result from a Party’s failure to fulfill its obligations in accordance with this Agreement:

(a)                                  Reasonable costs of recreating or reloading any of ACI’s information that is lost or damaged to the last available back-up; provided, however, that if Vendor has the responsibility under this Agreement to back up ACI’s data, and fails to fulfill its obligation to do so with respect to the lost or damaged data, Vendor shall pay for the costs of recreating or reloading such data up to the limit of liability in Section 19(b);

(b)                                 Reasonable costs of implementing a workaround or fix in respect of a failure to provide the Services;

(c)                                  Reasonable costs of replacing lost or damaged equipment and software and materials;

(d)                                 Reasonable costs and expenses incurred to correct errors in software maintenance and enhancements provided as part of the Services;

(e)                                  Reasonable costs and expenses incurred to procure the Services from an alternate source; or

(f)                                    Reasonable straight time, overtime or related expenses incurred by ACI or its Affiliates, including overhead allocations for employees, wages and salaries of additional personnel, travel expenses, telecommunication and similar charges incurred due to the direct failure of Vendor to provide the Services or incurred in connection with (a) through (e) above in strict accordance with the standards of performance specified in this Agreement.

Notwithstanding the foregoing, to the extent damages payable by ACI under this Article 19 consist of compensation to Vendor for work performed by Vendor Personnel, such compensation shall be calculated using the time and material rates provided in Exhibit C-1 (Base Charges, Baselines, ARC/RRC Rates and Termination Charges).

19.4                        Duty to Mitigate.

Each Party shall have a duty to mitigate damages for which the other Party is responsible.

19.5                        Disaster Recovery Plan.

(a)                                  Vendor will implement and maintain disaster recovery plans and business continuity plans for Service Locations and Vendor’s business (collectively, “DR/BC Plans”) as set forth in Exhibit A-9 (Disaster Recovery / Business Continuity Plans) and provide reasonable cooperation and support with the then-current resources being applied by Vendor to ACI’s account for ACI’s implementation of its internal disaster recovery and business continuity plans.  Vendor will (1) update and test the operability of the DR/BC Plans annually, (2) verify for ACI upon each such test that the DR/BC Plans are fully operational and provide ACI with a summary of any report regarding the results of such test and (3) implement the DR/BC Plans upon the occurrence of a disaster.  Subject to the Change Control Procedure, ACI may request and Vendor will perform additional testing and support for such testing as may be requested by ACI customers.

(b)                                 Upon the occurrence of a disaster, Vendor will reinstate the Services within the time periods set forth in Exhibit A-9 (Disaster Recovery / Business Continuity Plans) or, if not set forth in Exhibit A-9 (Disaster Recovery / Business Continuity Plans), the recovery time periods set forth in the DR/BC Plans.

19.6                        Force Majeure.

(a)                                  Provided that Vendor has fully complied with its obligations to provide disaster recovery-related Services hereunder, to the extent that the Vendor facilities intended to be used for such disaster recover Services are not impacted by the event, neither Party shall be liable for any default or delay in the performance of its obligations under this Agreement:

(i)                                     if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, acts of terrorism, riots, labor disputes (other than labor disputes of a Party or its subcontractors, and its employees), civil disorders or any other similar cause beyond the reasonable control of such Party;

(ii)                                  provided the non-performing Party is without fault in causing such default or delay, and such default or delay could not have been prevented by reasonable precautions and could not reasonably be circumvented by the non-performing Party through the use of alternate sources, workaround plans or other means (including, with respect to Vendor, by Vendor meeting its obligations for performing disaster recovery services as provided in this Agreement) (each such event, a “Force Majeure Event”).

(b)                                 The non-performing Party shall be excused from further performance or observance of the obligations affected by a Force Majeure Event for as long as such circumstances prevail and such Party continues to use Commercially Reasonable Efforts to recommence performance or observance without delay.  Any Party so delayed in its performance shall immediately notify the Party to whom performance is due by telephone (to be confirmed in writing within twenty-four (24) hours of the inception of such delay) and describe at a reasonable level of detail (1) the circumstances causing such delay and (2) the steps the non-performing Party intends to take to mitigate the effect of the Force

Majeure Event, including the use of resources available to such non-performing Party through its DR Plan.  Except as set forth in Section 19.6(c) below, to the extent a Force Majeure Event relieves Vendor of its obligations to perform the Services impacted by such event and Vendor does not perform due to such Force Majeure Event, ACI’s obligation to pay for such Services shall also be relieved.

(c)                                  If any Force Majeure Event affecting facilities, personnel or other resources under the control of Vendor or any of its Affiliates or subcontractors substantially prevents, hinders or delays performance of the Services necessary for the performance of functions identified by ACI as critical for more than three (3) consecutive days or any material portion of the Services for more than five (5) Business Days, then, at ACI’s option, ACI may procure such Services from an alternate source, and Vendor shall be liable for payment for such Services from the alternate source for up to ninety (90) days of such alternate services based upon the number of days that ACI receives such alternate services.  ACI will continue to pay Vendor undisputed Charges for the impacted Services during such ninety (90) day period for so long as ACI continues to receive the alternate Services.  Vendor’s reimbursement obligation pursuant to this Section 19.6 is limited to reimbursement for the alternate services that are substantially similar to the Services impacted by the Force Majeure Event, and does not extend to any additional services that ACI may elect to procure from the alternate source.  If ACI returns to Vendor facilities after use of the alternate source, Vendor will reimburse ACI for all reasonable out of pocket costs of returning to the Vendor facility.  If the alternate source provides services for longer than fifteen (15) days, then ACI may, within five (5) days after the end of such fifteen (15) day period and upon payment to Vendor for: (i) any unrecovered startup expenses, (ii) unamortized assets, and (iii) other reasonable out-of-pocket expenses associated with ramp-down, terminate the affected portion of the Services upon notice to Vendor, such termination to be effective at any time within ninety (90) days after such five (5) day period.  However, if the impacted Services are within the scope of Exhibit A-9 and Vendor does not provide Services pursuant to the DR / BC Plan, ACI may terminate without payment of the expenses described in the foregoing sentence.  ACI agrees to use Commercially Reasonable Efforts to mitigate damages arising pursuant to this Section 19.6.

(d)                                 Vendor shall not have the right to any additional payments from ACI for costs or expenses incurred by Vendor as a result of any Force Majeure Event.

20.                               DISPUTE RESOLUTION

Any dispute between the Parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement and with respect to the performance by Vendor or ACI, shall be resolved as provided in this Article 20.

20.1                        Informal Dispute Resolution Process.

(a)                                  Subject to Sections 20.1(b) and 20.1(c), the Parties initially shall attempt to resolve their dispute informally, in accordance with the following:

(i)                                     Upon the written notice by a Party to the other Party of a dispute (“Dispute Date”), each Party shall appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such dispute.  The designated representatives of a Party shall have the authority to resolve the dispute on behalf of such Party.

(ii)                                  The designated representatives shall meet as often as the Parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the Parties believe to be appropriate and germane in connection with its resolution.  The representatives shall discuss the problem and attempt to resolve the dispute without the necessity of any formal proceeding.

(iii)                               During the course of discussion, all reasonable requests made by a Party to the other for non-privileged information, reasonably related to this Agreement, shall be honored in order that a Party may be fully advised of the other’s position.

(iv)                              The specific format for the discussions shall be left to the discretion of the designated representatives.

(b)                                 After ten (10) Business Days or such other period as the Parties may agree, following the Dispute Date and prior to commencement of any litigation as permitted under Section 20.1(c), both Parties may agree to initiate non-binding mediation of the dispute by submitting to the American Arbitration Association (the dispute mediation entity, “DM”) a written request for mediation under the Commercial Mediation rules of such organization, setting forth the subject of the dispute and the relief requested.  The Parties shall cooperate with DM and each other in the mediation process, and any such mediation shall be held in New York, New York.  The mediation shall be conducted in accordance with the applicable practices and procedures of DM.  Either Party, upon notice to DM and to the other Party, may terminate the mediation process.  Each Party shall bear its own expenses in the mediation process and shall share equally the charges of DM.

(c)                                  Litigation of a dispute may be commenced by either Party upon the earlier to occur of any of the following:

(i)                                     the designated representatives mutually conclude that amicable resolution through continued negotiation of the matter does not appear likely; or

(ii)                                  forty-five (45) days have elapsed from the Dispute Date.

(d)                                 Notwithstanding the above, either Party may commence litigation if it is deemed appropriate by a Party to avoid the expiration of an applicable limitations period or to preserve a superior position with respect to other creditors, or a Party makes a good faith determination, including as provided in Section 21.10 respecting ACI, that a breach of this Agreement by the other Party is such that a temporary restraining order or other injunctive relief is necessary.

(e)                                  No resolution or attempted resolution of any dispute or disagreement pursuant to this Section 20.1 shall be deemed to be a waiver of any term or provision of this Agreement or consent to any breach unless such waiver or consent shall be in writing and signed by the Party claimed to have waived or consented.

20.2                        Litigation.

For all litigation which may arise with respect to this Agreement, the Parties irrevocably and unconditionally submit to the jurisdiction and venue (and waive any claim of forum nonconveniens and any objections as to laying of venue) of the New York state and federal courts located in New York, New York in connection with any action, suit or proceeding arising out of or relating to this Agreement.  Each Party further waives personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail directed to such Party at such Party’s address provided in Section 23.3 for purposes of notices under this Agreement, provided that service occurs upon actual receipt of the notice and that no other applicable state or federal rule of civil procedure regarding jurisdiction or service of process is waived or otherwise altered.

20.3                        Continued Performance.

Each Party agrees to continue performing its obligations (subject to ACI’s rights to withhold disputed Charges under Section 14.8) under this Agreement while any dispute is being resolved, regardless of the nature and extent of the dispute, unless and until such obligations are terminated by the termination or expiration of this Agreement or by and in accordance with the final determination of the dispute resolution procedures.

20.4                        Governing Law.

This Agreement and performance under it shall be governed by and construed in accordance with the laws of the State of New York without regard to any portion of its choice of law principles that might provide for application of a different jurisdiction’s law.  The United Nations Convention on the International Sale of Goods shall not apply to this Agreement.

21.                               TERMINATION

21.1                        Termination For Cause By ACI.

(a)                                  ACI may terminate this Agreement, either in whole or by affected Service Tower, if Vendor:

(i)                                     commits a material breach of this Agreement and fails to cure such breach within thirty (30) days after notice of breach from ACI to Vendor;

(ii)                                  commits a material breach of this Agreement which Vendor demonstrates, during the thirty (30) day cure period, is not capable of being cured within such period and fails to (A) proceed promptly and diligently to correct the breach; (B) within thirty (30) days following such notice provide ACI with a written plan for curing the breach; and (C) cure the breach within thirty (30) days after such notice;

(iii)                               commits numerous breaches of the same duty or obligation which collectively constitute a material breach of this Agreement which is not cured within thirty (30) days after notice of breach from ACI; or

(iv)                              fails to meet the Minimum Service Level value for the same Critical Service Level for three (3) consecutive months or six (6) months during any rolling twelve (12) month period; provided that for purposes of this subsection (iv) only ACI agrees to pay Vendor for: (x) any unrecovered startup expenses, (y) unamortized assets, and (z) other reasonable out-of-pocket expenses associated with ramp-down.

(b)                                 ACI may terminate a Service (and any other Service that is integrally related to such terminated Service) if Vendor (i) commits a material breach of this Agreement with respect to such Service and fails to cure such breach within thirty (30) days after notice of breach from ACI to Vendor, or (ii) commits a material breach of this Agreement with respect to such Service which Vendor demonstrates, during the thirty (30) day cure period, is not capable of being cured within such period and fails to (A) proceed promptly and diligently to correct the breach; (B) within thirty (30) days following such notice provide ACI with a written plan for curing the breach; and (C) cure the breach within thirty (30) days after such notice.  The reductions of Services resulting from any such termination will not give rise to payment of any Termination Charges.

(c)                                  For the purposes of this Section 21.1 payment of monetary damages by Vendor shall not be deemed to cure a material breach by Vendor of its obligations under this Agreement.

21.2                        Termination by Vendor.

(a)                                  Due to the impact any termination of this Agreement would have on ACI’s business, ACI’s failure to perform its responsibilities set forth in this Agreement (other than as provided in this Section 21.2) shall not be grounds for termination by Vendor, notwithstanding any provision in this Agreement to the contrary.  Vendor acknowledges that ACI would not be willing to enter into this Agreement without assurance that it may not be terminated by Vendor and that Vendor may not suspend performance except, and only to the extent, provided under this Agreement.

(b)                                 If and only if ACI fails to pay Vendor as set forth in Section 14.2 and Section 14.8 undisputed Charges under the Agreement totaling at least $50,000.00 within fourteen (14) days after the due date for such Charges, Vendor may by giving written notice to ACI terminate this Agreement as of a date specified in the notice of termination which is at least ten (10) days after the date on which such notice is received by ACI, unless ACI has cured within such timeframe.

21.3                        Termination for Convenience by ACI.

At any time during the Term, ACI may terminate this entire Agreement or any one or more of the Service Towers for convenience and without cause by giving Vendor at least six (6) months’ prior written notice designating the effective termination date.  In that event, on the effective date of the termination, ACI will pay to Vendor an amount calculated in accordance with Exhibit C-1 (Base Charges, Baselines, ARC/RRC Rates and Termination Charges) consisting of the sum of (A) the applicable Termination for Convenience Fee and (B) Wind Down Expenses.

21.4                        Termination by ACI for Change of Control.

(a)                                  If (i) another entity not currently an Affiliate of ACI, directly or indirectly, in a single transaction or series of related transactions, acquires either Control of ACI or all or substantially all of the assets of ACI; or (ii) ACI is merged with or into another entity, then, at any time within nine (9) months after the last to occur of such events, ACI may terminate this Agreement by (A) giving Vendor at least six (6) month’s prior written notice and designating a date upon which such termination shall be effective, and (B) by the payment of 90% of the then-applicable Termination Charge specified in Exhibit C-1 (Base Charges, Baselines, ARC/RRC Rates and Termination Charges), and Wind Down Expenses.

(b)                                 If (i) another entity not currently an Affiliate of Vendor, directly or indirectly, in a single transaction or series of related transactions, acquires either Control of Vendor or all or substantially all of the assets of Vendor; or (ii) Vendor is merged with or into another entity that results in a change of Control of Vendor, then, at any time within nine (9) months after the last to occur of such events, ACI may terminate this Agreement by (A) giving Vendor at least six (6) months’ prior written notice and designating a date upon which such termination shall be effective, and (B) by the payment of 50% of the then-applicable Termination Charge specified in Exhibit C-1 (Base Charges, Baselines, ARC/RRC Rates and Termination Charges), and Wind Down Expenses.

21.5                        Failure to Transition and Other Termination Rights.

(a)                                  This Agreement may be terminated by ACI in whole or in part as provided in Section 13.7(e)(ii), Section 16.8, Section 18.3(c) or Section 19.6(c).

(b)                                 ACI may terminate this Agreement without liability, except for payment for Services already performed, by paying 50% of the then-applicable Termination Charge specified in Exhibit C-1 (Base Charges, Baselines, ARC/RRC Rates and Termination Charges), and by paying Wind Down Expenses, if there is a change in Applicable Law that makes receiving the Services illegal.  ACI may terminate this Agreement, by paying 75% of the then-applicable Termination Charge specified in Exhibit C-1 (Base Charges, Baselines, ARC/RRC Rates and Termination Charges), and by paying Wind Down Expenses, if there is a change in Applicable Law that makes receiving the Service impractical or would significantly increase the Charges for the Services.

21.6                        Termination Due To A Party’s Insolvency and Related Events.

Either Party may terminate this Agreement without liability to the other Party, if the other Party (a) files any petition in bankruptcy; (b) has an involuntary petition in bankruptcy filed against it which is not challenged in forty (40) days and not dismissed within one hundred twenty (120) days of the filing of such involuntary petition; (c) makes a general assignment for the benefit of creditors; (d) admits in writing its inability to pay its debts as they mature; or (e) has a receiver appointed for a substantial portion its assets and the receivership is not released within sixty (60) days.

21.7                        Intentionally left blank.

21.8                        Cumulative Termination Rights.

Rights of termination under this Article 21 are cumulative.  Circumstances that are relevant to one Section of this Article 21, but do not entitle the Party to terminate this Agreement under that Section, may nonetheless entitle the Party to terminate under another Section of this Article 21.

21.9                        Termination/Expiration Assistance.

(a)                                  During the Termination/Expiration Assistance Period, Vendor shall provide to ACI or, at ACI’s request, to ACI’s designee the reasonable termination/expiration assistance requested by ACI to allow the Services to continue without interruption or adverse effect and to facilitate the orderly transfer of the Services to ACI or its designee (including a competitor of Vendor) (“Termination/Expiration Assistance”).

(b)                                 Charges for Termination/Expiration Assistance constituting continuance of the Services covered by the Monthly Base Charges will be invoiced and paid in the same manner as prior to the Termination/Expiration Assistance Period.  Termination/Expiration Assistance Services outside the scope of the Monthly Base Charges that require resources beyond those account resources required to perform such in-scope Services, will be compensated on a time and materials basis at the rates set forth in Schedule C  (Charges).  In the event of a termination by Vendor pursuant to Section 21.2, ACI shall pay monthly in advance for such Termination/Expiration Assistance and any other Services that ACI requests Vendor to provide. Notwithstanding the foregoing, Vendor agrees that it will provide, at no additional cost to ACI, data extracts, electronic copies of all documentation pertaining to the Services (to the extent available prior to notice of termination), incident histories pertaining to the Services and copies of knowledge databases specific to ACI that are prepared by Vendor in connection with the Services.

(c)                                  Termination/Expiration Assistance shall include the following, provided, Termination/Expiration Assistance can be performed without unreasonably interfering with the Vendor’s ability to perform the Services (unless the ACI provides Vendor in advance with the appropriate written relief from any Service or Service Level commitments or reprioritizes the Services):

(i)                                     Vendor shall provide all reasonable information and assistance necessary to permit the smooth transition of Services and functions being performed by Vendor or its subcontractors to ACI or to ACI’s designee; provided, however, that if any of such information is to be disclosed to ACI’s designee, such designee must first execute Schedule M (Vendor Confidentiality Agreement) prior to receiving such information;

(ii)                                  ACI or its designee shall be permitted to undertake, without interference from Vendor or Vendor subcontractors, to hire any Vendor Personnel primarily performing the Services as of the date of notice of termination, or, in the case of expiration, within the six (6) month period  prior to expiration.  Vendor shall waive, and shall cause its subcontractors to waive, their rights, if any, under contracts with such personnel restricting the ability of such personnel to be recruited or hired by ACI or ACI’s designee.  ACI or its designee shall have reasonable access to such personnel for interviews and recruitment and Vendor and its subcontractors shall not interfere with any such hiring efforts;

(iii)                               except where the Parties have agreed otherwise in writing with respect to a specific circumstance:

(A)                              Vendor shall provide ACI will all licenses, sublicenses, and other rights to use any Software to which ACI is entitled pursuant to this Agreement;

(B)                                Vendor shall (1) obtain any Required Consents pursuant to Section 6.7 from third parties and thereafter assign to ACI or its designee leases for the Equipment that was necessary as of the date of termination or expiration of this Agreement primarily for providing the Services to the extent permitted by such leases, and ACI shall assume the obligations under such leases that relate to periods after such date or buy out the remainder of such lease; and (2) sell to ACI or its designee, at fair market value, all of the Equipment owned by Vendor that, as of the date of termination/expiration of this Agreement, was primarily used for providing the Services; and (3) to the extent assignable, assign to ACI, and ACI shall have and be entitled to, the benefits of any manufacturers’ warranties and indemnities issued with any Equipment sold (or leases to Equipment assigned) to ACI under this subsection 21.9(c)(iii)(B).  Vendor shall also provide all user and other documentation relevant to such Equipment which is in Vendor’s possession.  ACI shall assume responsibility under any maintenance agreements for such Equipment to the extent such responsibilities relate to periods after the date of termination or expiration of this Agreement; and

(C)                                Vendor shall obtain any necessary rights and thereafter make available to ACI or its designee, pursuant to reasonable terms and conditions, any third-party services then being utilized by Vendor in the performance of the Services including services being provided through third-party service or maintenance contracts on Equipment and Software.  To the extent Vendor has prepaid for third party services, the benefit of which shall be received by ACI after the effective date of termination or expiration of this Agreement, ACI shall reimburse Vendor for the portion of prepayment amount attributable to ACI after such date.  Vendor shall be entitled to retain the right to utilize any such third-party services in connection with the performance of services for any other Vendor customer; and

(iv)                              Vendor shall, within the first thirty (30) days of the Termination/Expiration Assistance Period, begin to provide and thereafter promptly provide capacity planning, consulting services, facilities planning, telecommunications planning, Software configuration, reviewing all System Software with a new service provider, generating machine readable/listings of source code to which ACI is otherwise entitled pursuant to this Agreement, uploading production databases, providing parallel processing, providing application software maintenance and support, providing testing services, and providing Equipment where practical; provided that such services are provided by the then assigned Vendor Personnel.

(d)                                 “Termination/Expiration Assistance Period” means the period beginning (i) as applicable, upon ACI’s notice of termination, ACI’s notice of non-renewal, or six (6) months before the expiration of, this Agreement, or upon notice of termination of the applicable Service Tower, and ending (ii) at a time designated by ACI, which may not be later than eighteen (18) months after the expiration of the Agreement.

(e)                                  As reasonably requested by ACI, Vendor shall provide Termination/Expiration Assistance for any Services that ACI reduces or terminates, or otherwise withdrawals from Vendor’s scope, under this Agreement.

(f)                                    If Vendor has incorporated ACI’s Network into a Vendor proprietary telecommunications Network, or has incorporated proprietary Software, Equipment or other materials into ACI’s Network, then, at ACI’s request, Vendor will provide up to two (2) years’ continued Network services at the then current contract rates for such service.

21.10                 Bid Assistance.

In the process of evaluating whether to undertake or allow termination/expiration or renewal of this Agreement, ACI may consider obtaining, or determine to obtain, offers for performance of services similar to the Services following termination or expiration of this Agreement.  As and when reasonably requested by ACI for use in such a process, Vendor shall provide to ACI such information and other cooperation regarding performance of the Services as would be reasonably necessary for a third party to prepare an informed, non-qualified offer for such services, and for a third party not to be disadvantaged compared to Vendor if Vendor were to be invited by ACI to submit a proposal.  The types of information and level of cooperation to be provided by Vendor shall be no less than those initially provided by ACI to Vendor prior to commencement of this Agreement.  Vendor’s support in this respect shall include providing information regarding Equipment, Software, staffing and other matters that Vendor would otherwise provide as part of Termination/Expiration Assistance.  Subject to Section 3.5, Vendor shall provide such support at no additional charge.

21.11                 Equitable Remedies.

The Parties acknowledge that, if either Party breaches (or attempts or threatens to breach) an obligation related to confidentiality, Intellectual Property Rights, data security or to provide Termination/Expiration Assistance, the other Party may be irreparably harmed.  In such a circumstance, the non-breaching Party may proceed directly to court.  Nothing contained in this Section 21.11 shall be deemed to prevent a court from imposing substantive provisions or requirements, such as requiring payment for services rendered.

21.12                 Charge Adjustment.

Unless otherwise expressly set forth herein, if ACI chooses to terminate this Agreement in part, the Charges payable under this Agreement shall be equitably reduced to reflect those Services which are terminated.

22.                               COMPLIANCE WITH LAWS

22.1                        Compliance with Laws and Regulations Generally.

(a)                                  Each Party shall perform its obligations in a manner that complies with all Applicable Laws that apply to the Parties’ businesses or, in Vendor’s case, those which also directly impact the performance and use by ACI of the Services (including identifying and procuring required certificates, approvals and inspections).  If a claim of non-compliance is made against a Party related to any Applicable Laws, the Party against which the claim is made shall promptly notify the other Party of such charges in writing.

(b)                                 Without limitation to the above, Vendor warrants that it shall comply with those laws that are applicable to Vendor or Vendor’s performance of the Services as a provider of information technology services, including IT Laws, Privacy Laws, U.S. Foreign Corrupt Practices Act, data protection laws, rules and regulations, in connection with the Services and otherwise under this Agreement, including Schedule A (Statement of Work) (together Applicable Laws for which Vendor is responsible under Section 22.1(a), “Vendor Laws”).

(c)                                  Vendor and ACI will work together to identify the effect of changes in Applicable Laws on the provision and receipt of the Services and will promptly discuss the Changes to the Services, if any, required to comply with all Applicable Laws.  Vendor will provide all support reasonably required by ACI to comply with Applicable Law, and ACI’s internal audit requirements, which may be more stringent than those imposed by Applicable Law.  “ACI Laws” means all laws (i) applicable to ACI’s operation of its business activities or (ii) applicable to corporations generally (i.e., environmental laws) as they may relate to ACI.  If there is a change to Vendor Laws or ACI Laws or other Applicable Laws during the Term, and such change impacts the provision of, or ACI’s receipt of the Services, Vendor will work with ACI to determine the appropriate Change in the Services.  Any such Change (i) in Vendor Laws increasing the cost of Vendor’s performance of its obligations will be implemented at Vendor’s sole expense and will not impact the Charges paid by ACI under this Agreement and (ii) in other Applicable Laws increasing the cost of Vendor’s performance of its obligations will be implemented at ACI’s request subject to ACI’s payment of such additional Charges as determined to be payable under the Change Control Procedure.  Vendor will be responsible for any fines and/or penalties incurred by ACI arising from Vendor’s noncompliance with Vendor Laws, and ACI will be responsible for any fines and/or penalties incurred by Vendor arising from ACI’s noncompliance with ACI Laws.

22.2                        Liens.

(a)                                  Vendor hereby waives and forever releases ACI and its Affiliates and their real and personal property (whether owned or leased) from any past, present or future lien notices, lien claims, liens, encumbrances, security interests or other lien rights of any kind based, in whole or in part, on any Services provided of under this Agreement except for any judgment liens obtained by Vendor against ACI in a court of competent jurisdiction.  Vendor shall obtain and provide to ACI similar waivers from all of Vendor’s subcontractors and suppliers.  Nothing in this Section 22.2 shall apply to, or in any way be deemed to encumber, any of the rights Vendor and its subcontractors have in their own tangible personal and intellectual property, nor act as a release of the underlying debt, if any.

(b)                                 Except for any judgment liens obtained by Vendor against ACI in a court of competent jurisdiction, if any lien claims or liens are filed against ACI or its Affiliates or its or their real or personal property (whether owned or leased) by any of Vendor’s subcontractors or suppliers at any tier, which are based on any work, Services, materials or Equipment provided or to be provided hereunder, then at no cost or expense to ACI, Vendor shall take actions which may be necessary to resolve and discharge as of record any lien claims or liens, including paying the claimant if necessary.  If Vendor fails to take such actions in a timely manner, without waiving the breach ACI may do so without notice to Vendor and Vendor shall be responsible for all costs (including attorney’s fees) incurred by ACI in connection therewith.

22.3                        Sarbanes-Oxley.

Notwithstanding anything to the contrary set forth in this Agreement, at all times during the Term and continuing thereafter until the completion of the audit of ACI’s financial statements for the fiscal year during which this Agreement expires or is terminated, as directed by ACI, Vendor shall, and shall cause each of its Affiliates to:

(a)                                  maintain in effect and comply with the controls, operations and systems reflected in Schedule A (Statement of Work).  Any Changes in the Services from the Effective Date which ACI would require (as ACI may determine) to comply with SOX and Section 404 thereunder shall be subject to the Change Control Procedure;

(b)                                 Comply with the audit and reporting obligations set forth in Article 11;

(c)                                  Promptly cooperate with ACI and its auditors in any other way that ACI and/or its auditors may reasonably request in order to: (i) enable ACI to comply with, and ACI and its auditors to evaluate whether ACI complies with the SOX as it relates to the Services; and (ii) ACI’s auditors to provide the Auditor Attestation; and

(d)                                 generally cooperate with ACI and its auditors in any other way that ACI and/or its auditors may reasonably request in order to enable: (i) ACI to comply with, and ACI and its auditors to evaluate whether ACI complies with the SOX as it relates to the Services; and (ii) ACI’s auditors to provide the Auditor Attestation.

22.4                        International Considerations.

If Vendor provides Services from outside of the United States, without limiting any of Vendor’s other obligations set forth in this Agreement and notwithstanding anything to the contrary contained in this Agreement:

(a)                                  Vendor shall be responsible for compliance with all Applicable Laws governing the Services in the location from which the Services will be provided and shall be responsible for compliance with United States export laws and import laws of the location from which Services will be performed;

(b)                                 to the extent that the responsibilities of ACI pertaining to the Services provided hereunder are modified by new or modified ACI Laws (and not to Applicable Laws that apply to Vendor as service provider) Vendor shall modify its performance of the Services, to the extent directed by ACI, as necessary for ACI to comply with such ACI Laws, as so modified or added; and

(c)                                  implementation of the foregoing Services (described in Sections 22.4(a) and 22.4(b)) shall be subject to the Change Control Procedure and may give rise to a Project, as appropriate, and may (in the case new or modified laws arising under Section 22.4(b)) result in additional Charges to ACI and may (in the case new or modified laws arising under Section 22.4(b)) draw on any “pool” of hours or other allocation of Services included in the Charges.

22.5                        Privacy Laws.

Without limitation to the provisions of Article 15 and subject to Section 22.4:

(a)                                  Vendor shall comply, as to its performance of the Services, with all Applicable Laws that apply to Vendor as a provider of Services under this Agreement, and as otherwise provided in this Agreement.  Subject to the foregoing, with respect to Applicable Laws relating to the confidential information and privacy rights and obligations of ACI to its Affiliates, and/or their customers and consumers, including Title V of the Gramm-Leach-Bliley Act, 15 USC §6801 et. seq. and the Economic Espionage Act, 18 USC §1831 et. seq., it shall be the obligation of ACI to assure compliance to the extent that any action of ACI that is required for compliance is not included as an express part of the Services described in Schedule A (Statement of Work).  Vendor may receive any Personally Identifiable Information.  Subject to the foregoing, but notwithstanding any provisions in this Agreement to the contrary, the Parties agree that, if ACI has certain requirements as to its business as a result of such regulated status and Applicable Laws, including Privacy Laws or Privacy Rules, compliance shall be and remain the responsibility of ACI, and the responsibility of Vendor shall be to perform any acts or actions in support of such compliance by ACI as are expressly specified in Schedule A (Statement of Work).

(b)                                 Vendor shall comply with any other Applicable Laws relating to privacy not referred to directly or indirectly in Section 22.5(a) to the extent such laws are applicable to Vendor as a provider of information technology services.

(c)                                  For purposes of this Agreement the term “Data Owner” shall mean the Party having ownership of the data and, as a result, the authority to direct the purposes for which any item of data is processed or used, and the term “Service Provider” shall mean the Party providing services to the Data Owner, including the processing of the data on behalf and upon instruction of the Data Owner.  ACI will be and remain the Data Owner of the ACI Data for purposes of this Agreement and all Applicable Laws relating to data privacy, personal data, transborder data flow and data protection, with rights under such laws and under this Agreement to determine the purposes for which the ACI Data is processed.  As Data Owner, ACI is directing Vendor to process the ACI Data in accordance with the terms of this Agreement and is consenting to Vendor’s access to the ACI Data solely for such purpose.  Vendor agrees to process the ACI Data in accordance with the terms of this Agreement and, in doing so Vendor will be and remain the Service Provider under this Agreement, in addition to complying with its contractual obligations hereunder, and will comply with all responsibilities of a Service Provider under Applicable Law as of the Effective Date.  To the extent that such responsibilities of a Service Provider are subsequently modified by new or modified Applicable Laws applying to Vendor in its capacity as a provider of service, such new or modified responsibilities will be considered to be a part of the Services to be provided by Vendor under this Agreement.  To the extent that such responsibilities of a Service Provider are subsequently modified by new or modified Applicable Laws applying to the Data Owner and not to the Service Provider in its capacity as a provider of services, Vendor shall perform Services, to the extent directed by Data Owner, as necessary for Data Owner to comply with such Applicable Laws, as so modified or added, but such activities will be subject to the Change Control Procedure.

23.                               GENERAL

23.1                        Binding Nature and Assignment.

This Agreement shall be binding on the Parties and their respective permitted successors and assigns.  Neither Party may, or shall have the power to, assign this Agreement without the prior written consent of the other Party, except that ACI may assign its rights and obligations under this Agreement without the approval of Vendor to (a) an entity that acquires all or substantially all of the assets of ACI’s line of business to which the Services relate; (b) any ACI Affiliate; or (c) the successor in a merger or acquisition of ACI; provided that, (i) the assignee assumes and agrees in writing to be bound by the obligations set forth in this Agreement, (ii) is not a Vendor Competitor and (iii) has a credit rating equal to or higher than ACI.  Vendor may without approval from ACI elect to assign to a third party the right to receive payment for the performance of the Services.  Any Party assigning its rights or obligations to an Affiliate in accordance with this Agreement shall, within ten (10) Business Days after such assignment, provide notice thereof to the other Party together with a copy any relevant provisions of the assignment document.  Subject to the foregoing, any assignment by operation of law, order of any court, or pursuant to any plan of merger, consolidation or liquidation, shall be deemed an assignment for which prior consent is required and any assignment made without such consent shall be void and of no effect as between the Parties.

23.2                        Mutually Negotiated.

Each Party acknowledges that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the Parties and represent the Parties’ agreement based upon the level of risk to ACI and Vendor associated with their respective obligations under this Agreement and the payments to be made to Vendor and credits to be issued to ACI pursuant to this Agreement.  The Parties agree that the terms and conditions of this Agreement (including any perceived ambiguity in this Agreement) shall not be construed in favor for or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of the original or any further drafts of this Agreement as each Party has been represented by counsel in its negotiation of this Agreement and it represents their mutual efforts.

23.3                        Joint Verification

During the ninety (90) day period after the final Service Tower Commencement Date (the “Joint Verification Period”), ACI and Vendor may inventory and validate any information that is reflected in or omitted from the Agreement which is based on the information provided by ACI, such as the Third Party Contracts (including leases, and licenses).  If, during such Joint Verification Period, ACI or Vendor discovers inaccuracies in such information contained in the Agreement or inaccuracies because of an omission from the Agreement pertaining to such information, Vendor and ACI will amend the Agreement to provide for an equitable adjustment to the Charges, Baselines, Service Levels and other terms of the Agreement affected by such inaccuracies.  If ACI or Vendor disputes the inaccuracy or the equitable adjustment, ACI and Vendor will submit the matter to in accordance with Section 20.1.

23.4                        Notices.

All notices, requests, demands and determinations under this Agreement (other than routine operational communications), shall be in writing and shall be deemed duly given: (a) when delivered by hand, (b) on the designated day of delivery after being timely given to an express overnight courier with a reliable system for tracking delivery, (c) when sent by confirmed facsimile or electronic mail with a copy sent by another means specified in this Section 23.3, or (d) six (6) days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested and postage prepaid, and addressed as follows:

In the case of ACI:	with copies to:

ACI Worldwide, Inc.	ACI Worldwide, Inc.
Attention: Chief Administrative Officer	Attention: General Counsel
120 Broadway, Suite 3350	6060 Coventry Drive
New York, NY 10271	Omaha, NE 68022

In the case of Vendor to:	with copies to:

International Business Machines Corporation	International Business Machines Corporation
Attention: Vendor Project Executive	Office of Associate General Counsel
3613 Ruth Street	MD4202, Route 100
Indian Trail, NC 28079	Somers, NY 10589

A Party may from time to time change its address or designee for notification purposes by giving the other prior written notice of the new address or designee and the date upon which it will become effective.  Because facsimile numbers and email addresses may change over time and facsimile transmissions and emails may not be treated with the same degree of seriousness as more formal communications, notices given by facsimile or email shall only be deemed effective if responded to by the intended recipient (or his or her successor).

23.5                        Counterparts.

This Agreement may be executed in several counterparts, all of which taken together shall constitute but one single agreement between the Parties.

23.6                        Headings.

The section headings and the table of contents used in this Agreement are for reference and convenience only and shall not enter into the interpretation of this Agreement.

23.7                        Relationship of Parties.

The Parties are acting as independent contractors.  Each Party has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by it under this Agreement.  No contract of agency and no joint venture is intended to be created hereby.  Neither Party is an agent of the other and has no authority to represent the other Party as to any matters, except as expressly authorized in this Agreement.  None of either Party’s employees shall be deemed employees of the other and ACI and Vendor shall be responsible for reporting and payment of all wages, unemployment, social security and other payroll taxes, including contributions from them when required by law for their respective employees.  Neither Party shall have actual, potential or any other control over the other Party or its employees.

23.8                        Severability.

If any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a competent authority, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with Applicable Law.  The remainder of this Agreement shall remain in full force and effect.

23.9                        Consents and Approvals.

Where approval, acceptance, consent or similar action by either Party is required under this Agreement, all such consents and approvals will be in writing and shall not be unreasonably delayed or, except where expressly provided as being in the discretion of a Party, withheld.  Each Party shall, at the request of the other Party, perform those actions, including executing additional documents and instruments, reasonably necessary to give full effect to the terms of this Agreement.

23.10                 Waiver of Default.

A delay or omission by either Party in any one or more instances to exercise any right or power under this Agreement shall not be construed to be a waiver thereof.  A waiver by either of the Parties of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other representation, warranty or covenant contained herein.

23.11                 Cumulative Remedies.

Except as otherwise expressly provided in this Agreement, no remedy provided for in this Agreement shall be exclusive of any other remedy and all remedies shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law or in equity.

23.12                 Survival.

Sections 1.2, 2, 3.12, 5.3(g), 7, 11.2, 11.5, 11.6, 13.4, 14.2, 14.3, 14.5, 14.6, 14.7, 14.8, 15.1 through 15.4, 16.6, 16.8, 16.12, 16.14, 16.15, 18, 19.1 through 19.4, 20, 21.8, 21.9, 21.10, 21.11 and this Section 23 (except Section 23.3) and any other provision that by its terms is intended to survive termination or expiration of this Agreement, shall survive any expiration or termination of this Agreement.

23.13                 Public Disclosures.

All media releases, public announcements and public disclosures by either Party relating to this Agreement or the subject matter of this Agreement, including promotional or marketing material, but not including announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing Party, shall be coordinated with and approved by the other Party in writing prior to release, and be subject to Section 23.13 below.

23.14                 Use of Name.

Each Party agrees that it will not directly or indirectly, without the prior written consent of the other’s corporate communications department, use for the purposes of advertising, promotion or publicity or otherwise, the name of the other Party or any of its divisions, subsidiaries or Affiliates, or any trademarks, trade names, service marks, symbols or any abbreviation or permutation thereof, of or associated with the other Party or of any of its divisions, subsidiaries or Affiliates.

23.15                 365(n).

All licenses granted under or pursuant to this Agreement by Vendor to ACI and ACI Affiliates are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), licenses to rights to “intellectual property” as defined in the Code.  ACI and ACI Affiliates, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code.  In the event of the commencement of bankruptcy proceedings by or against Vendor under the Code, ACI and ACI Affiliates shall be entitled to retain all of its rights under the licenses granted hereunder.

23.16                 Third Party Beneficiaries.

This Agreement is entered into solely between, and may be enforced only by, ACI and Vendor, and this Agreement shall not be deemed to create any rights in third parties, including suppliers and customers of a Party, or to create any obligations of a Party to any such third parties.

23.17                 Covenant of Good Faith.

Each Party in its respective dealings with the other Party under or in connection with this Agreement, shall act reasonably and in good faith.

23.18                 Non-Solicitation.

Except as contemplated under Section 5.2 and Section 21.9(c)(ii), during the Term and for a period of one (1) year thereafter, neither Party will solicit or hire any individual while that individual is an employee or dedicated consultant of the other Party and involved in the provision or management or receipt of the Services.  This Section 23.17 will not restrict the right of either Party to solicit or recruit generally in the media or prohibit either Party from hiring an employee of the other who answers any advertisement or who otherwise voluntarily applies for hire by the hiring Party, provided that the hiring Party has not taken any action to intentionally solicit or recruit such employee of the other prior to such employee answering such advertisement or voluntarily applying.

23.19                 Order of Precedent.

If there is a conflict among the terms in the various documents within this Agreement to the extent the conflicting provisions can reasonably be interpreted so that such provisions are consistent with each other, such consistent interpretation will prevail.  To the extent that consistent interpretations cannot reasonably be derived, then (a) this Agreement (exclusive of its Schedules) will prevail over a conflicting term in its Schedules, (b) a Schedule (exclusive of its Exhibits) will prevail over a conflicting term in the Exhibits to such Schedule and an Exhibit (exclusive of its Attachments) will prevail over a conflicting term in the Attachments to such Exhibit.

23.20                 Entire Agreement; Amendment.

This Agreement, including any Schedules and Exhibits referred to in this Agreement and attached to this Agreement, each of which is incorporated in this Agreement for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter contained in this Agreement and supersedes all prior agreements, whether written or oral, with respect to such subject matter.  Neither the course of dealings between the Parties nor trade practices shall act to modify, vary, supplement, explain or amend this Agreement.  If either Party issues any purchase order, terms or conditions, or other form, it shall be deemed solely for the administrative convenience of that Party and not binding on the other Party, even if acknowledged or acted upon.  No change, waiver or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such change, waiver or discharge is sought to be enforced.  There are no promises, representations, warrantees or other commitments relied upon by either Party which are not expressly set forth in this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have each caused this Master Services Agreement to be signed and delivered by its duly authorized officer as of the Effective Date.

INTERNATIONAL BUSINESS MACHINES CORPORATION		ACI WORLDWIDE, INC.

By:	/s/	By:	/s/

Name:		Name:

Title:		Title:

Date:		Date: